As filed with the Securities and Exchange Commission on November 14, 2011

Registration No. 333-176818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

Georgia	6021	58-2452995
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

562 Lee Street, S.W.

Atlanta, Georgia 30311

(404) 752-6067

(Address and telephone number of registrant’s principal executive office)

Mr. George G. Andrews

562 Lee Street, S.W.

Atlanta, Georgia 30311

(404) 752-6067

(Name, address, and telephone number of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Michael N. White

Martin Snow, LLP

240 Third Street

Macon, Georgia 31201

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additions securities from an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer:	☐	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed amount to be registered	Proposed maximum price per share	Proposed maximum aggregate offering price	Registration Fee
Common Stock	5,000,000	$2.50	$12,500,000	$1,451[1]

1.	The calculation of the registration fee has been made pursuant to Fee Rate Advisory #5 for Fiscal Year 2011 (2010-255), which prescribes a fee rate for registration statements of $116.10 per million dollars of securities to be offered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically state that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion

DATED                     , 2011

CAPITOL CITY BANCSHARES, INC.

Up To 5,000,000 SharesCapitol City Bancshares, Inc. Common Stock (Minimum Purchase 200 Shares)

Capitol City Bancshares, Inc., is selling up to 5,000,000 shares of its common stock for $2.50 per share. The minimum purchase for any investor is 200 shares and the maximum purchase for any investor is 900,000 shares. We have the right, in our discretion, to accept subscriptions for a lesser or greater amount. This offering will terminate on October 1, 2012, or when all 5,000,000 shares of common stock are sold, whichever occurs first. We may, at our sole discretion, extend the offering as permitted under applicable rules of the Securities and Exchange Commission (“SEC”).

There is no underwriter involved in this offering. Our directors and officers will offer and sell the common stock on a best-efforts basis without compensation. We believe they will not be deemed to be brokers or dealers due to Rule 3a4-1 under the Securities Exchange Act of 1934. There is no minimum number of shares we must sell in this offering. The proceeds from this offering will be immediately available to us regardless of the number of shares we sell.

	Offering Price	Underwriting Discount	Proceeds to Capitol City Bancshares, Inc.
Per Share	$2.50	$0.00	$2.50
Total	$12,500,000.00	$0.00	$12,500,000.00

Our common stock is not currently traded in a market and is not quoted on a market quotation system.

Investing in our common stock involves a high degree of risk which is described in the “Risk Factors” section beginning on page 4 of this prospectus.

Our independent auditors report contains in its opinion that a substantial doubt exists regarding the Company’s ability to continue as a going concern. If the Company is not able to continue as a going concern, investors would lose their entire investment, thus an investor should only invest such funds as they could afford to lose in its entirety. In addition, the Company and its subsidiary bank has entered into consent agreements with their primary regulatory agencies that prohibit the payment of dividends without the agencies’ prior consent and approval.

These securities are not deposits, accounts, or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2011.

PROSPECTUS SUMMARY

The following summary highlights selected information that is contained elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk factors” and the financial statements, before making an investment decision.

In General

Capitol City Bancshares, Inc. (“CCB”), is a registered one-bank holding company for Capitol City Bank & Trust Company (“Bank”), a Georgia bank whose main office is located at 562 Lee Street, Atlanta, Georgia 30310. The Bank received its Georgia banking charter in June 1994 and opened for business on October 1, 1994. CCB was incorporated in April 1998 as a Georgia corporation to serve as the holding company for the Bank. CCB owns 100% of the outstanding capital stock of the Bank. In 2002, the Bank opened its mortgage company subsidiary, Capitol City Home Loans, Inc., which has been involved solely in loan-origination activities. Capitol City Home Loans, Inc., had no exposure to the recent problems in the sub-prime mortgage market. Capitol City Home Loans, Inc., has suspended its loan-origination activities until such time as the mortgage market becomes more stable.

Since opening on October 3, 1994, the Bank has continued a general banking business and currently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Boulevard, Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and 94 Peachtree Street, Atlanta, Georgia 30303.

Market and Competition

Banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the markets it serves. In each of these markets, there are branches of Bank of America, SunTrust and Wells Fargo among many others, including branches of numerous regional and community banks located in each market. In addition to these banks, there are many finance companies, credit union offices, and other non-traditional providers of financial services that compete in the Bank’s markets.

Lending Policy

Our lending business consists principally of making commercial loans to African-American churches, and to small- and medium-sized businesses and to the owners, officers, and employees of these entities. We also make consumer, construction, and real estate related loans. The Bank’s loan portfolio as of June 30, 2011 consisted of approximately 1.0% commercial loans, 95.6% real estate loans, 3.4% consumer installment and other loans.

Deposits

Our primary sources of deposits are residents of, and churches and businesses located in, south, west, and southeast Atlanta (Fulton and DeKalb Counties), and in counties where our branches are located (Dougherty, Richmond, and Chatham counties). Our deposit mix as of June 30, 2011 consisted of approximately 9.5% non interest-bearing demand deposits, 12.8% interest-bearing demand deposits and savings, and 77.7% time deposits.

The Offering

Common stock offered	Up to 5,000,000 shares of common stock, $1.00 par value, of Capitol City Bancshares, Inc.

Common stock outstanding after this offering	Up to 14,821,848 shares

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital to expand our business. See “Use of Proceeds”. Because there is no minimum number of shares that must be sold in this offering, all funds collected will be immediately available to Capitol City Bancshares, Inc. There can be no assurance that any capital raising activities of the Company will meet regulatory requirements. If we do not raise enough capital or otherwise comply with all regulatory requirements, we may be subject to further regulatory enforcement actions.

The number of shares that will be outstanding after this offering is based on the actual number of shares outstanding as of June 30, 2011 (9,821,848). This number excludes options held by our directors, outstanding as of June 30, 2011, to purchase 178,656 shares of common stock at a weighted-average exercise price of $0.94 per share.

Sales Price

The sales price for each share of Common Stock of the Company in this offering has been set by the Board of Directors at $2.50. This sales price is not indicative of the current market price for the Common Stock either before or after the offering, and is higher than the current book value of $0.89 per share before the offering and post-offering book value of $1.42, even if all of the shares being offered are sold.

Minimum Purchase Amount

Each investor must purchase at least 200 shares of common stock to participate in this offering. However, we may, in our sole discretion, accept a subscription for a lesser number of shares.

Dilution

If you invest in our common stock, you interest in the book value of CCB will be diluted because the public offering price per share of our common stock exceeds the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value as of June 30, 2011, was $0.89 per share of common stock. After giving effect to our sale of the 5,000,000 shares of common stock offered by this prospectus at a public offering price of $2.50 per share, and after deducting estimated offering expenses, our adjusted net tangible book value as of June 30, 2011, would have been $1.42 per share, an immediate dilution of book value to new investors of $1.08 per share. If we sell less than 5,000,000 shares in this offering, the dilution per share increases to $1.29 per share if only 2,500,000 shares are sold and $1.43 if only 1,250,000 shares are sold.

Risks

An investment in our common stock involves a significant degree of risk for reasons that include the following:

•	the fact that the $2.50 offering price was fixed by our board of directors and may not be indicative of resale value;

•	the fact that our common stock is not actively traded in any market; and

•	the fact that we cannot assure investors that we will be able to declare and pay dividends in the foreseeable future (all dividend payments were suspended in 2009).

Before making an investment decision, you should carefully read the “Risk Factors” section below for a discussion of specific risks related to an investment in our common stock.

Going Concern Issues

Our independent auditor’s report discloses in its opinion that a substantial doubt exist regarding whether the Company will continue as a going concern in the foreseeable future. Management has determined the Company’s ability to continue as a going concern depends on achieving success in the following areas:

1.	Raise additional capital;

2.	Increase earnings to become profitable;

3.	Satisfy all regulatory requirements imposed by the Consent Order; and

4.	Reduce significantly our non-performing assets.

The Company has taken the following steps to improve the identified areas necessary to continue as a going concern:

1.	Reduce assets as well as the overall concentration in acquisition, development and construction lending and commercial real estate lending;

2.	Reducing adversely classified assets;

3.	Reducing reliance on wholesale deposit funding and increasing core deposits;

4.	Pursue institutional investors to increase capital and improve capital ratios;

5.	Improve lending and underwriting policies and procedures; and

6.	Report quarterly of our progress to the regulators regarding the Consent Order.

If the Company cannot continue as a going concern, all investors would lose 100% of their investment.

Consent Order

Effective January 13, 2010, we entered into a Consent Order with the Georgia Department of Banking and Finance (“DBF”) and the FDIC. The Consent Order includes provisions requiring, among other things, reductions in classified assets, performance of internal loan reviews, maintenance of an appropriate allowance for loan and lease losses and specified capital ratios, dividend restrictions, amendments to our lending and collection policies, implementation of a profitability plan and comprehensive budget and quarterly progress reports to regulatory authorities. If the Company fails to meet all of the requirements of the Consent Order, including meeting the higher capital level requirements, the Company may be subjected to further regulatory enforcement actions.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. In determining whether to make an investment, you should consider carefully all the information set forth in this prospectus and, in particular, the following “risk factors.”

Risks Related to Our Business

Our independent auditor’s report discloses a going-concern issue for the Company.

Our financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. We have suffered recurring losses from operations, and as a result, our independent auditor has expressed in its opinion on our Consolidated Financial Statements included in this prospectus that a substantial doubt exists regarding the Company’s ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise the capital necessary to become profitable, satisfy the regulatory requirements to which we are subject, and reduce significantly our level of non-performing assets. Our plans to address these issues are addressed in Note 2 of the Consolidated Financial Statements. See “We have entered into a Consent Order with our regulators that imposes certain operational and financial restrictions on our business and requires us to take specific actions” below and “Supervision and Regulation – Consent Order” for a discussion of the regulatory restrictions and requirements to which are currently subject. If the Company or its subsidiary bank cannot achieve the above-described goals and comply with the terms of the Consent Order, the Bank could be subject to further enforcement action by the FDIC and all investors could lose 100% of their investment.

Deferred interest and distribution payments are accumulating on outstanding debt of approximately $9.2 million.

The Company has debt outstanding in the amount of approximately $9.2 million as of June 30, 2011. Of that amount, approximately $3.4 million is in the form of junior subordinated debentures, commonly known as trust preferred securities. Pursuant to the terms of the junior subordinated debentures, and at the request of the Federal Reserve Bank of Atlanta (Federal Reserve Bank), we have deferred interest payments on the junior subordinated debentures and may do so under the agreements for 20 quarters or 5 years, and the Trust has therefore deferred distribution payments on the trust preferred securities, beginning on January 1, 2010. These interest and distribution payments accumulate when deferred and therefore when we begin to make these payments again we will owe all accumulated and unpaid interest payments at that time. During the time that interest and distribution payments are deferred, we are prohibited, by the terms of the junior subordinated debentures and trust preferred securities, from paying dividends on or repurchasing our common stock. The approximate amount accruing monthly is $10,750, and the approximate current amount accrued as of June 30, 2011 is $192,500 (18 months accrued).

We have entered into a Consent Order that imposes certain operational and financial restrictions on our business and requires us to take specific actions according to our regulators.

Effective January 13, 2010, we entered into a Consent Order with the Georgia Department of Banking and Finance (“DBF”) and the FDIC. The Consent Order includes provisions requiring, among other things, reductions in classified assets, performance of internal loan reviews, maintenance of an appropriate allowance for loan and lease losses and specified capital ratios, dividend restrictions, amendments to our lending and collection policies, implementation of a profitability plan and comprehensive budget, quarterly progress reports to regulatory authorities, as well as other provisions to help us improve our financial condition and profitability. If we do not comply with the terms of this order, we could face additional regulatory sanctions or civil money penalties. See “Supervision and Regulation – Consent Order” for a more detailed description of the Consent Order.

As a result of the Consent Order and our capital status, we are also required to obtain regulatory approval before retaining new directors or executive officers and before making certain termination payments to departing personnel. These requirements may restrict our ability to attract and retain personnel and could make it more difficult for us to compete for talent and effect changes to our board and management team, if needed.

While the Consent Order remains in place, the Bank may not pay dividends or make any other form of payment representing a reduction in capital without the prior approval of the FDIC and DBF. The Bank’s regulators have considerable discretion in whether to grant approvals, and we may not be able to obtain those approvals if requested, which would affect our ability to resume payments of dividends or distributions in the future.

Additionally, we are prohibited from paying rates in excess of 75 basis points above the local market average on deposits of comparable maturity. Effective January 1, 2010, financial institutions that are not well capitalized are prohibited, except in very limited circumstances where the FDIC permits use of a higher local market rate, from paying yields for deposits in excess of 75 basis points above a new national average rate for deposits of comparable maturity, as calculated by the FDIC. This national rate may be lower than the prevailing rates in our local market. For banks requesting authority to use a higher local market rate, the FDIC has determined that currently, the state of Georgia was a higher-rate market than the national market, which would permit such banks to utilize a cap of 75 basis points above the local market average for their in-market deposits. The FDIC will make additional high-rate determinations regarding subsequent calendar quarters of the year. Because the restrictions on rates that we are able to pay on deposit accounts negatively impacts our ability to compete for deposits in our market area, we may be unable to attract or maintain core deposits, and our liquidity and ability to support demand for loans could be adversely affected.

We are unable to access brokered deposits without prior approval from the FDIC, which may adversely affect our liquidity and our ability to meet our obligations, including the payout of deposit accounts.

As of June 30, 2011, the Bank was classified as “undercapitalized.” Because it did not meet the regulatory capital ratios required to be considered “well-capitalized,” it is subject to enhanced regulatory supervision, both under the Consent Order described above and under FDIC regulations, and is unable to accept, renew or roll over brokered deposits absent a waiver from the FDIC. This will limit our access to funding sources and could adversely affect our liquidity and net interest margin. As of June 30, 2011, we had approximately $123 million in out-of-market deposits, including brokered deposits, which represented approximately 44% of our total deposits. If we are unable to continue to attract deposits and maintain sufficient liquidity, our ability to meet our obligations, including the payout of deposit accounts would be adversely affected. If our liquidity becomes severely impaired and we are unable to meet our financial obligations, including the payout of deposit accounts, or if our capital levels become unacceptable to our banking regulators, the Bank could be placed into receivership and you could lose the entire amount of your investment.

We are required to obtain Federal Reserve approval in order to pay dividends, incur indebtedness, or take certain other actions resulting in a reduction in capital.

On June 29, 2009, the Federal Reserve advised the Company that prior approval would be required before the Company incurs any indebtedness, distributes interest or principal on its trust preferred securities, declares or pays dividends, redeems any capital stock, or makes any other payment representing a reduction in capital except for normal operating expenses.

These restrictions inhibit our ability to obtain capital in the form of indebtedness, reduce our outstanding capital stock, pay interest on certain of our obligations, and pay dividends on our securities. As a result, our capital planning alternatives are limited and our securities may not be as marketable to investors. Specifically, investors in this offering should not expect to receive dividends on their common stock unless our financial condition and results of operations improve significantly.

Recent deterioration in the housing market and the homebuilding industry has led to increased losses and increased delinquencies and nonperforming assets in our loan portfolios and may continue to do so.

There has been substantial industry concern and national publicity over asset quality among financial institutions due in large part to issues related to subprime mortgage lending, declining real estate values and general economic concerns. In 2007, the housing and real estate sectors in our markets, including metropolitan Georgia markets and surrounding areas, experienced an economic downturn that accelerated through 2008 and 2009, and has continued into 2011. As a result of this downturn, we have experienced significant declines in the housing market with decreasing home prices and increasing delinquencies and foreclosures, which has negatively impacted the credit performance of our loans and resulted in increases in the level of our nonperforming assets and charge-offs of problem loans. In addition, our customers who are builders and developers face greater difficulty in selling their homes in markets where the demand for new homes has declined and there is an oversupply of new and existing homes. As a result, as of June 30, 2011, our nonperforming assets increased to $40.1 million, equaling 13.3 % of total assets compared to $35.8 million, or 11.4 % of total assets, as of June 30, 2010. If market conditions continue to deteriorate, which may occur in the near term, this could lead to additional valuation adjustments to our loan portfolio and real estate owned as we continue to reassess the market value of our loan portfolio, the losses associated with the loans in default and the net realizable value of real estate owned. Accordingly, we may incur additional downgrades to our loan portfolio, significant increases in our provisions for loan losses, and additional charge-offs related to our loan portfolio, which could have a material adverse effect on our operating results.

We may experience further deterioration in credit quality, and any further weakening of the economy and the real estate market, particularly weakening within our geographic footprint, is likely to continue to adversely affect us.

If the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations continue to decline, this could result in, among other things, a continued deterioration in credit quality or a reduced demand for credit, including a resultant adverse effect on our loan portfolio and allowance for loan and lease losses. These provisions totaled $9.5 million in 2009 and $470,000 in 2010. We are likely to experience further credit quality deterioration and additional loan losses and loss provisions. These factors could result in loan loss provisions in excess of charge-offs, delinquencies and/or greater charge-offs in future periods, which may adversely affect our financial condition and results of operations. In addition, deterioration of the U.S. economy may adversely impact our traditional banking business.

Economic declines may be accompanied by a decrease in demand for consumer or commercial credit and declining real estate and other asset values. Declining real estate and other asset values may reduce the ability of borrowers to use such equity to support borrowings. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Additionally, our servicing costs, collection costs and credit losses may also increase in periods of economic slowdown or recessions. The impact of recent events relating to subprime mortgages resulting in a substantial housing recession has not been limited to those directly involved in the real estate construction industry (such as builders and developers). Rather, it has impacted a number of related businesses such as building materials suppliers, equipment leasing firms and real estate attorneys, among others. All of these affected businesses have banking relationships and when their businesses suffer from recession, the banking relationship suffers as well.

In addition, the market value of the real estate securing our loans as collateral has been adversely affected by the slowing economy and unfavorable changes in economic conditions in our market areas and could be further adversely affected in the future. As of June 30, 2011, approximately 95.6% of our loans receivable were secured by real estate. Any sustained period of increased payment delinquencies, foreclosures or losses caused by the adverse market and economic conditions, including the downturn in the real estate market will adversely affect the value of our assets, revenues, results of operations and financial condition. Currently, we are experiencing such an economic downturn, and if this downturn continues, our operations could be further adversely affected.

Because this offering has no minimum threshold amount, the Company may continue to be undercapitalized after your investment is accepted.

This offering does not include a minimum offering amount and all proceeds will be immediately injected into the capital account of the Company. Therefore, if you invest but we do not raise enough capital or meet other necessary requirements to continue as a going concern, you may be investing in a bank that continues to need additional capital, does not have a satisfactory capital plan as required by its regulators and is subject to further regulatory enforcement actions, in which case all investors could lose 100% of their investment.

The following table shows the Company’s and Bank’s current capital ratios and assuming this offering raises all or a portion of the amount available:

CAPITAL RATIOS	September 30, 2011	As adjusted for maximum offering	As adjusted for 75% of offering	As adjusted for 50% of offering	As adjusted for 25% of offering	As adjusted for 10% of offering
Bank
Leverage capital ratio	4.07%	8.14%	7.11%	6.08%	5.05%	4.43%
Risk based – Tier 1	4.80%	9.60%	8.39%	7.17%	5.96%	5.23%
Risk based – Total	6.06%	10.86%	9.65%	8.43%	7.22%	6.49%

Holding Company
Leverage capital ratio	3.75%	7.82%	6.79%	5.76%	4.73%	4.12%
Risk based – Tier 1	4.42%	9.23%	8.01%	6.80%	5.59%	4.86%
Risk based – Total	5.68%	10.49%	9.27%	8.06%	6.85%	6.12%

We may need to raise additional capital in the future, but that capital may not be available when we need it or may be dilutive.

We are required by federal and state regulatory authorities to maintain adequate capital levels to support our operations. We will attempt to raise additional capital to support our operations and any future growth, as well as to protect against any further deterioration in our loan portfolio.

Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on favorable terms. Recently, the volatility and disruption in the capital and credit markets have reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to raise additional capital may be disrupted. If we cannot raise additional capital when needed, our results of operations and financial condition may be adversely affected, and our banking regulators may subject the Bank to further regulatory enforcement action, including receivership. In addition, the issuance of additional shares of our common stock will dilute the ownership interest of our common shareholders.

Our portfolio includes land acquisition and development and construction loans, which pose more credit risk than other types of loans typically made by financial institutions.

Our loan portfolio contains land acquisition and development and construction loans for builders and developers. As of June 30, 2011, these loans comprised approximately 9.0% of our total loan portfolio and approximately 45% of our nonperforming assets. These loans are considered more risky than other types of residential mortgage loans. The primary credit risks associated with land acquisition and development and construction lending are underwriting, project risks and market risks. Project risks include cost overruns, borrower credit risk, project completion risk, general contractor credit risk and environmental and other hazard risks. Market risks are risks associated with the sale of completed residential units. They include affordability risk, which means the risk of affordability of financing by borrowers, project design risk and risks posed by competing projects. There can be no assurance that losses will not exceed our reserves, which could adversely impact our earnings and capital levels.

We are exposed to higher credit and regulatory risk due to our commercial real estate, commercial and industrial, and residential construction lending concentrations.

Commercial real estate, commercial and industrial, and construction lending usually involve higher credit risks than that of single-family residential lending. As of June 30, 2011, commercial real estate, commercial and industrial, and residential construction accounted for approximately 75%, 2.8% and 2.5% of our total loan portfolio, respectively. These types of loans involve larger loan balances to a single borrower or groups of related borrowers. Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Commercial and industrial loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans have the following characteristics: (i) depreciate over time, (ii) difficult to appraise and liquidate and (iii) fluctuate in value based on the success of the business.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Commercial real estate, commercial and industrial, and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

As of June 30, 2011, our outstanding commercial real estate loans were equal to 1,226% of our total capital at the Bank. The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

Our amount of foreclosed assets may increase significantly, resulting in additional losses, costs and expenses that will negatively impact our operations.

For the year ended December 31, 2010, we had a total of approximately $8.9 million of other real estate owned, compared to $12.6 million at June 30, 2011. Our amount of other real estate owned may continue to increase due to, among other things, the continued deterioration of the residential real estate market and the tightening of the credit market. In addition, since January 1, 2008, the FDIC has placed approximately 67 Georgia-based financial institutions into receivership. The subsequent sale in our markets of the assets of these financial institutions and other financial institutions placed into receivership in the future at depressed prices could continue to negatively impact the value of our real estate collateral and other real estate owned, and it may be years before the market can fully absorb the existing lot inventories in some areas of our market. As a result of the current market conditions, real estate values and excess inventory, we may find it particularly difficult to dispose of our foreclosed assets, which could materially increase our maintenance costs and expenses and could materially and adversely affect on our business, financial condition and results of operation.

Our access to additional short term funding to meet our liquidity needs is limited.

We must maintain, on a daily basis, sufficient funds to cover withdrawals from depositors’ accounts and to supply new borrowers with funds. We routinely monitor asset and liability maturities in an attempt to match maturities to meet liquidity needs. To meet our cash obligations, we rely on repayments as assets mature, keep cash on hand, maintain account balances with correspondent banks, purchase and sell federal funds, purchase brokered deposits and maintain lines of credit with the Federal Home Loan Bank and maintain a line of credit through the Federal Reserve Discount window. However, because we currently are not “well capitalized,” we are unable to access, without a waiver from the FDIC, brokered or other out-of-market wholesale deposits, and are unable to renew any brokered certificates of deposits or attract new brokered certificates of deposit. If we are unable to attract retail deposits and maintain sufficient liquidity, our liquidity may be adversely affected. We may also become subject to additional reductions in our borrowing capacity, additional collateral requirements or other credit restrictions. If we are unable to meet our liquidity needs through loan and other asset repayments and our cash on hand, we may need to borrow additional funds, the expense of which may adversely affect our results of operations.

If our allowance for loan losses is not sufficient to cover actual loan losses, our capital levels could decrease and our losses could increase.

Our success depends to a significant extent upon the quality of our assets, particularly loans. The risk of loss varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower and the quality of the collateral for the loan. Some of our loan customers have not been repaying their loans according to the terms of their loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. As a result, we have experienced significant loan losses, and if we are unable to generate income to compensate for these losses, they could have a material adverse effect on our operating results.

Management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions, and other pertinent information. Our determination of the size of the allowance could be understated due to our lack of familiarity with market-specific factors.

If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance may materially decrease our capital levels and increase our net losses. As a result of a difficult real estate market and our continuing review of our asset quality, we have decreased our allowance for loan losses from $6.6 million as of December 31, 2009 to $5.2 million as of December 31, 2010, net of our charge-offs of $1.9 million during 2010. This represented 2.21% of total loans as of December 31, 2010. As of June 30, 2011, our allowance for loan losses was $5.3 million, representing 2.28% of total loans. We may increase our allowance in the future but can make no assurance that our allowance will be adequate to cover future loan losses given current and future market conditions. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs may adversely affect our results of operations.

We will realize additional future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the fair value of such assets.

Nonperforming assets are recorded on our financial statements at fair value, as required under GAAP, unless these assets have been specifically identified for liquidation, in which case they are recorded at the lower of cost or estimated net realizable value. In current market conditions, we are likely to realize additional future losses if the proceeds we receive during dispositions of non-performing assets are less than the recorded fair value of such assets.

Our use of appraisals in deciding whether to make a loan on or secured by real property or how to value such loan in the future may not accurately describe the net value of the real property collateral that we can realize.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values in our market area have experienced changes in value in relatively short periods of time, this estimate might not accurately describe the net value of the real property collateral after the loan has been closed. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property. The valuation of the property may negatively impact the continuing value of such loan and could adversely affect our operating results and financial condition.

We are subject to increased FDIC deposit insurance assessments that could have an adverse effect on our earnings.

As an insured depository institution, we are required to pay quarterly deposit insurance premium assessments to the FDIC. These assessments are required to ensure that FDIC deposit insurance reserve ratio is at least 1.15% of insured deposits. Under the Federal Deposit Insurance Act, the FDIC, absent extraordinary circumstances, must establish and implement a plan to restore the deposit insurance reserve ratio to 1.15% of insured deposits, over a five-year period, when the reserve ratio falls below 1.15%. The recent failures of numerous financial institutions have significantly increased the Deposit Insurance Fund’s loss provisions, resulting in a decline in the reserve ratio. The FDIC expects a higher rate of insured institution failures in the next few years, which may result in a continued decline in the reserve ratio.

Market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. As a result, beginning on January 1, 2009, there was a uniform seven basis points (annualized) increase to the assessments that banks pay for deposit insurance. The increased assessment rates range from 12 to 50 basis points (annualized) for the first quarter 2009 assessment, which was owed on June 30, 2009. On April 1, 2009, the FDIC modified the risk-based assessments to account for each institution’s unsecured debt, secured liabilities, and use of brokered deposits, resulting in assessment rates ranging from 7 to 77.5 basis points (annualized) starting with the second quarter 2009 assessments. In addition, on May 22, 2009, the FDIC adopted a final rule imposing an emergency special assessment of 5 basis points of a bank’s total assets less Tier 1 capital as of June 30, 2009, up to a maximum of 10 basis points times the bank’s deposits. This special assessment was paid on November 15, 2009.

It is also possible that the FDIC may impose additional special assessments in the future as part of its restoration plan. If the FDIC does impose additional special assessments, or otherwise further increases assessment rates, our earnings could be further adversely impacted.

Recent legislative and regulatory initiatives to address the current difficult market and economic conditions may not achieve the desired effect.

Since October 2008, a host of legislation has been enacted in response to the financial crises affecting the banking system and financial markets and the threats to investment banks and other financial institutions. These include the following:

•

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (EESA), under which the Treasury Department has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions under the Troubled Asset Relief Program (TARP) for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

•

On October 14, 2008, the Treasury Department announced the Capital Purchase Program under the EESA, under which it would purchase senior preferred stock and warrants to purchase common stock from participating financial institutions.

•

On November 21, 2008, the FDIC adopted a Final Rule with respect to its Temporary Liquidity Guarantee Program (TLGP) pursuant to which the FDIC will guarantee certain “newly-issued unsecured debt” of banks and certain holding companies and also guarantee, on an unlimited basis, noninterest-bearing bank transaction accounts.

•

On February 18, 2009, President Obama signed the American Recovery and Reinvestment Act (ARRA), a broad economic-stimulus package that included additional restrictions on, and potential additional regulation of, financial institutions.

•	On March 18, 2009, the Federal Reserve announced its decision to purchase as much as $300 billion of long-term treasuries in an effort to maintain low interest rates.

•

On March 23, 2009, the Treasury announced the Public-Private Investment Program, which will purchase real estate related loans from banks and securities from the broader markets, and is intended to create a market for those distressed debt and securities.

Each of these programs was implemented to help stabilize and provide liquidity to the financial system. But the long-term effect that these or any other governmental program will have on the financial markets or our business or financial performance is unknown. A continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations or access to credit.

Our net interest income has been negatively affected by the Federal Reserve’s interest-rate adjustments, as well as by competition in our market area.

As a financial institution, our earnings depend significantly upon our net interest income, which is the difference between the interest income that we earn on interest-earning assets, such as loans and investment securities, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve’s fiscal and monetary policies, affects us more than non-financial institutions and can have a significant effect on our net interest income and total income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have a material adverse effect on our net interest margin and results of operations.

In response to the dramatic deterioration of the subprime, mortgage, credit and liquidity markets, since 2007, the Federal Reserve has reduced interest rates by a total of 475 basis points, which has reduced our net interest margin and could continue to reduce it in the foreseeable future. Any reduction in net interest income likely will be exacerbated by the high level of competition that we face in our market area, which requires us to offer other attractive interest rates to borrowers, and higher rates on deposits, and to rely upon out of market funding sources. Any reduction in our net interest income will negatively affect our business, financial condition, liquidity, operating results, cash flows and/or the value of our securities. We expect to have continued margin pressure due to these lowered interest rates, along with elevated levels of nonperforming assets. Any significant reduction in our net interest income could negatively affect our business and could have a material adverse impact on our capital, financial condition and results of operations.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in our market area from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as other super-regional and national financial institutions that operate offices in our market area.

We compete with these institutions both in attracting deposits and in making loans. Accordingly, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we successfully compete with these other financial institutions in our market area, we face a competitive disadvantage as a result of our smaller size, lack of geographic diversification, and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our market area with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance that this strategy will remain successful. If we fail to retain our key employees, our growth and operations could be adversely affected.

As a community bank, our success is, and is expected to remain, highly dependent on our senior management team, many of whom have significant relationships with our customers and ties to the local community. This is particularly true because, as a community bank, we depend on our management team’s ties to the community to generate business for us. Our operations and growth will continue to place significant demands on our management, and the loss of the services of any member of our senior management team may have an adverse effect upon our financial condition and results of operations. We cannot be assured of the continued services of our senior management team or our Board of Directors.

As a community bank, we have different lending risks than larger banks.

We provide services to our local community. Our ability to diversify our economic risks is limited by our own local market and economy. We lend primarily to small-to medium-sized businesses, and, to a lesser extent, individuals who may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses.

We manage our credit exposure through careful monitoring of loan applicants and loan concentrations in particular industries, and through loan approval and review procedures. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment and expectations regarding our borrowers, the economies in which we and our borrowers operate, as well as the judgment of our regulators. We have been required to increase our loan loss reserves in recent periods and cannot assure you that our loan loss reserves will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition or results of operations.

In addition, due to our limited size, individual loan values can be large relative to our earnings for a particular period. If a few relatively large loan relationships become nonperforming in a period and we are required to increase loss reserves, or to write off principal or interest relative to such loans, the operating results of that period could be significantly adversely affected. The effect on results of operations for any given period from a change in the performance of a relatively small number of loan relationships may be disproportionately larger than the impact of such loans on the quality of our overall loan portfolio. As of June 30, 2011, the Bank’s nonperforming loans amounted to $40.1 million.

Risks Related to the Offering and Our Securities

The present and future market for our securities is limited.

Currently, there is no established public trading market for our securities. After this offering, we do not expect there to be an active trading market for our securities, and we do not plan to list our securities on any national securities exchange or over-the-counter market. As a result, if you need or wish to dispose of all or part of the shares of Common Stock, you may only be able to do so in a private, directly negotiated sale. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all.

Holders of our junior subordinated debentures have rights that are senior to those of our common shareholders.

We have supported our operations by issuing trust preferred securities from a special purpose trust and accompanying junior subordinated debentures, At June 30, 2011, we had outstanding trust preferred securities of $3.4 million. We have unconditionally guaranteed the payment of principal and interest on the trust preferred securities. Also, the junior subordinated debentures we issued to the special purpose trust that relate to the trust preferred securities are senior to our common stock. As a result, we must make payments on the junior subordinated debentures before we can pay any dividends on our common stock. In the event of our bankruptcy, dissolution, or liquidation, holders of our junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We exercised our right to defer distributions on our junior subordinated debentures (and related trust preferred securities) beginning with the January 1, 2010 interest payment, and we may defer distributions for up to five years, but during that time we are not be able to pay dividends on our common stock.

We are not currently permitted to pay dividends on our Common Stock, and we may be unable to pay future dividends. As a result, capital appreciation, if any, of our Common Stock may be your sole opportunity for gains on your investment for the foreseeable future.

Our ability to pay dividends is restricted by regulatory policies and regulations and by the terms of our trust preferred securities. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. Specifically, the Federal Reserve has notified the Company that it may not pay dividends without prior Federal Reserve approval. The terms of our trust preferred securities and related junior subordinated debentures also prohibit our payment of dividends during our current deferral period for the payment of interest on the junior subordinated debentures.

Further, the Company’s principal source of funds to pay dividends on its common stock is cash dividends that it receives from the Bank. Because of the Consent Order, the Bank may not pay any dividends without getting prior approval from the FDIC and the DBF. We do not expect to be granted such approval or to be released from this restriction until our financial performance improves significantly and the order is terminated. In addition, assuming our regulators permit the Bank to pay dividends in the future, the Bank’s regulatory authorities regulate the amount of dividends that the Bank may pay. The Company’s cash flows and results of operations could be materially adversely affected by reductions in dividends payable by the Bank. Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that our Board of Directors may deem relevant. We can provide no assurance regarding whether, and if so when, we will be able to resume payments of dividends in the future.

The proceeds from this offering may not be sufficient to meet the capital requirements of our regulators or otherwise support our operations.

There is no guarantee that the proceeds from this offering will be sufficient to allow us continue to meet future capital requirements of the FDIC or DBF or otherwise support our operations. Failure to raise sufficient capital in this offering or additional capital, if needed in the future, may result in regulatory restrictions on our operations and adversely affect our ability to successfully implement our business strategy, which could in turn decrease significantly or even eliminate the value of your investment.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and we may not profitably invest the proceeds.

While we anticipate that we will primarily use the net proceeds of this offering to increase the Bank’s capital base, to support increases in its loan and lease loss reserve, to increase its liquidity and for general corporate purposes, our management may allocate the proceeds among other purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from this offering. Our failure to apply these funds effectively could have a material adverse effect on our business, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

Your right to receive liquidation and dividend payments on the Common Stock will be junior to our existing and future senior indebtedness and to any other senior securities we may issue in the future.

With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Common Stock will rank junior to all future indebtedness and all future senior securities that we may issue. We are not required to obtain shareholder approval to incur additional indebtedness. Consequently, we may incur indebtedness in the future that could limit our ability to make subsequent dividend or liquidation payments to you. In addition, in the event of our bankruptcy, liquidation, or reorganization, our assets will be available to pay obligations on the Common Stock only after all amounts due under our indebtedness have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Common Stock then outstanding.

The price of the shares to be sold in this offering is not a guarantor of future value.

The price of the shares of Common Stock to be sold in this offering may not indicate the market price for the Common Stock after the offering is completed or any future time. The price of the shares in the offering was determined by a variety of factors, including, among other things, any known prices at which shares of our common stock have most recently been sold, the history of, and prospects for, the banking industry in our market area, the price to earnings, and price to book value multiples represented by the offering price, and our historical and prospective cash flow and earnings and those of comparable companies in recent periods. The offering price of $2.50 per share is greater than the current book value of $0.89 per share. In addition, the offering price is also greater than the pro forma book value of $1.42 per share if 100% of the offered shares are sold, $1.20 per share if 50% of the offered shares are sold and $1.06 per share if only 25% of the offered shares are sold.

Investors’ and shareholders’ interest will be diluted because the offering price is significantly higher than both the current book value and the pro forma book value of the Company’s common stock.

If you invest in our common stock, you interest in the nook value of CCB will be diluted because the public offering price per share of our common stock exceeds the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value as of June 30, 2011, was $0.89 per share of common stock. After giving effect to our sale of the 5,000,000 shares of common stock offered by this prospectus at a public offering price of $2.50 per share, and after deducting estimated offering expenses, our adjusted net tangible book value as of June 30, 2011, was $1.42 per share, and an immediate dilution of book value to new investors of $1.08 per share.

Our securities are not FDIC insured.

Our securities, including our Common Stock, are not savings or deposit accounts or other obligations of the Bank, and are not insured by the Federal Deposit Insurance Fund, the FDIC, or any other governmental agency and are subject to investment risk, including the possible loss of principal.

The markets for our services are highly competitive and we face substantial competition.

The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, security brokerage, and mortgage banking firms—all of which solicit business from residents and businesses located in our marketing area. Many of these competing institutions have greater resources than we do. Specifically, many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, and lower operating costs. Increased competitive pressures is one effect of the Gramm-Leach-Bliley Act described below under “Regulation of CCB.” We compete effectively in our target markets; however, we can experience a competitive disadvantage as a result of our smaller size and asset base under certain circumstances.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in the Bank attracting fewer deposits or in forcing us to increase our interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

We occasionally purchase non-recourse loan participations from other banks based on information provided by the selling bank. If this information is not accurate, we may experience a loss on these loans.

Although not a significant portion of our lending activities, from time to time we will purchase loan participations from other banks in the ordinary course of business, usually without recourse to the selling bank. This may occur during times when we are experiencing excess liquidity in an effort to improve our profitability. As of June 30, 2011, we had one loan participation that we had purchased. When we do purchase loan participations we apply the same underwriting standards as we would to loans that we directly originate and seek to purchase only loans that would satisfy these standards. In applying these standards, we rely to some extent on information provided to us by the selling bank. Therefore, to the extent this information does not accurately reflect the value of any collateral or the financial status of the borrower, we may experience a loss on these loans. In such cases we will take commercially reasonable steps to minimize our loss.

Losing key personnel will negatively affect us.

Competition for personnel is stronger in the banking industry than in many other industries, and we may not be able to attract or retain the personnel we require to compete successfully. We currently depend heavily on the services of our chief executive officer, George G. Andrews, and a number of other members of our senior management team. Mr. Andrews is not bound by an employment agreement with the Bank. Losing

Mr. Andrews’s services or those of other members of senior management could affect us in a material and adverse way. Our success will also depend on attracting and retaining qualified management personnel and experienced lenders.

This offering may negatively affect our return on common equity.

Our 2011 return on equity will likely be inversely related to the size of this offering. This is primarily caused by the delay between the time that we receive capital through the sale of common stock and the time that our bank can successfully deploy the capital into earning assets such as loans. Based on our results through June 30, 2011, the annualized return on common equity would be 1.82% if $12,500,000 is raised, 2.45% if $7,000,000 is raised, and 3.01% if $4,000,000 is raised.

We encounter technological change continually and have fewer resources than many of our competitors to invest in technological improvements.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our success will depend in part on our ability to address our customers’ needs by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. Although we plan to use some of the proceeds from this offering to strengthen and enhance the Bank’s information technology infrastructure, we may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers.

Sales of common stock by existing shareholders could affect the price of our common stock adversely.

Our common stock is not actively traded. We do not expect trading activity to increase as a result of this offering. Although we do not expect an increased level of trading, it is possible that some of our existing shareholders will view this offering as an opportunity to sell their shares in an effort to take profits. Sales of a significant number of shares of our common stock following this offering, or the perception that sales could occur, could adversely affect the market price of our common stock.

Because our directors and executive officers own a significant amount of our common stock, your ability to participate in our management will be limited.

Currently, our directors and executive officers beneficially own approximately 1,777,364 shares (18.1% of our outstanding common stock, excluding exercisable options). Our directors and executive officers could purchase additional shares in this offering. As a result of such ownership, the ability of other subscribers to effectively exercise control over the election of directors and thereby exercise control over the supervision of the management or our business, is limited.

Our articles of incorporation and bylaws contain antitakeover provisions that may deter an attempt to change or gain control of us.

Our articles of incorporation and bylaws include antitakeover provisions such as the existence of restrictions on the ability to change the number of directors or to remove a director and flexibility in evaluating proposed actions. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices.

RECENT DEVELOPMENTS

Regulatory Order

On January 13, 2010, Capitol City Bank & Trust Company (the “Bank”), the wholly-owned subsidiary bank of Capitol City Bancshares, Inc., entered into a Stipulation to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance, whereby the Bank consented to the issuance of a Consent Order (the “Order”). A copy of the Order can be viewed on the FDIC website at http://www.fdic.gov/bank/individual/enforcement/2010-01-08.pdf.

The Order is based on findings of the FDIC during the on-site visitation and resulting report dated September 15, 2009. Since the completion of the visitation and report, the Board of Directors has aggressively taken an active role in working with the FDIC and the DBF to improve the condition of the Bank. In entering into the Order, the Bank did not concede to the findings or admit to any of the assertions therein.

Under the terms of the Order, the Bank cannot declare dividends without the prior written approval of the FDIC and the DBF. Other material provisions of the order require the Bank to: (i) increase its board of directors’ participation in the affairs and operations of the Bank, (ii) assess management’s ability to comply with the Order and restore all aspects of the Bank to a safe and sound condition, (iii) establish a committee to oversee the Bank’s compliance with the Order, (iv) maintain specified minimum capital ratios of Tier I capital of 8% of total assets and Total risk-based capital of 10% of risk-based assets, (v) improve the Bank’s lending and collection policies and procedures, (vi) eliminate from its books, by charge off or collection, all assets classified as “loss” and 50% of all assets classified as doubtful, (vii) perform risk segmentation analysis with respect to concentrations of credit, (viii) receive a brokered deposit waiver from the FDIC prior to accepting, rolling over or renewing any brokered deposits, (xi) establish and review a comprehensive policy for the adequacy of the Bank’s allowance for loan and lease losses, (x) formulate and fully implement a written plan and comprehensive budget for all categories of income and expense, and (xi) prepare and submit progress reports to the FDIC and the DBF. The FDIC order will remain in effect until modified or terminated by the FDIC and the DBF.

While the Order is important and significant, the Bank believes that, due to the proactive steps previously taken by the Bank’s management and Board, many of the requirements of the Order have already been met. However, the Bank has not been able to attain the capital ratios specified in the Order, resulting in our being classified as “undercapitalized” under the regulatory framework for prompt correction action.

We have taken the following steps to comply with the Consent Order:

1.	The new Chief Operating Officer, John Turner, has taken on the role and responsibility of enforcement and oversight of compliance with the Order. A quarterly report is submitted on the status of the Bank’s compliance with the Order;

2.	The committee established for oversight of compliance with the Order is the Compliance Committee and that committee is active and ongoing;

3.	We are currently below the requisite minimum capital ratios of Tier 1 capital at 8% of total assets and Total risk based capital at 10% of total risked based assets. We continue to actively pursue those institutional investors through private preferred stock offerings that have shown interest in investing in the Bank. Additionally, we will continue to solicit on an ongoing basis investment from individuals through public common stock offerings. As these funds are infused our capital ratios will improve to the required levels. In the interim some progress is being made through our focus on the profitable operation of the Bank;

4.	The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthened the Bank’s underwriting of loans, especially as it relates to reducing the Bank’s loan concentration in church and convenience store loans;

5.	We have eliminated from our books those loans classified as “loss” and 50% of those classified as “doubtful”. This information is reflected in the Company’s 2010 financial statements. These charge-offs had a significant impact on our overall allowance for loan losses calculation. We continue to evaluate the sufficiency of our allowance for loan losses based on our historical charge offs and related economic conditions;

6.	We recognize that we continue to have a high concentration of church and convenience store loans. Accordingly, we prepare on a quarterly basis a risk analysis not only on those loans but on the entire loan portfolio of the Bank. The report is presented to the board and submitted to the FDIC as part of the Order;

7.	We are no longer accepting brokered deposits. We are making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. We are accepting internet deposits;

8.	It is the Bank’s practice to comply with all regulatory and accounting guidelines related to the ALLL and its adequacy. However, a formal and comprehensive policy is in development;

9.	The Bank’s budget plan has been revised; and

10.	Progress reports are submitted to the FDIC and GDB&F on a quarterly basis.

The Bank and management will continue to strive to address the concerns that gave rise to the Order. The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. The Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law. The FDIC and DBF did not impose or recommend any monetary penalties.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements from our use of the words “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” and similar expressions. These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

•	statements relating to our business and growth strategies and our regulatory capital levels;

•	the expected timing for completion of the transactions described herein;

•	the expected effect of this offering on the Company’s balance sheet, profitability, liquidity, and capital ratios; and

•	any other statements, projections or assumptions that are not historical facts.

We qualify any forward-looking statements entirely by these and the following cautionary factors:

Actual future results may differ materially from our forward-looking statements and we qualify all forward-looking statements by various risks and uncertainties we face, as well as the assumptions underlying the statements, including the following, cautionary factors: difficulties in raising capital through this offering, including the failure of shareholders to participate in the offering; potential deterioration or effects of general or regional economic conditions, particularly in sectors relating to real estate and/or mortgage lending, small business lending, and consumer finance; fluctuations in housing prices; potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers’ refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectability of our loan and assets, including higher-than-expected increases in non-performing assets or charge-offs; deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in expanding our business; difficulty in obtaining or retaining deposit or other funding sources as needed, including the loss of public fund deposits because our bank is less than well-capitalized, and other constraints resulting from regulatory actions; competition from other financial service providers for experienced managers as well as for customers; unanticipated lawsuits or outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities of our state chartered bank; regulatory actions that impact both the Company and our Bank, including a Board Resolution (“Resolution”) between the Company and the Federal Reserve Bank of Atlanta (“FRB”) and a Consent Order entered into between the Bank and the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation, jointly the “Supervisory Authorities” on January 13, 2010; changes in the interpretation and application of regulatory capital or other rules; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods, or governmental changes in monetary or fiscal policies.

These and other statements, which are not historical facts, are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. These risks and uncertainties include, among other things, the risks and uncertainties described above in the section labeled “Risk Factors.”

THE OFFERING

Maximum Offering/Minimum and Maximum Investment

We are offering a maximum of 5,000,000 shares of common stock in this offering. The minimum purchase for any investor is 200 shares of common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares. The maximum purchase for any investor is 5% of the total common stock issued and outstanding after the completion of this offering, unless we, in our sole discretion, accept a subscription for a greater number of shares.

Purchases by Directors and Officers

Our directors and officers can purchase shares in this offering, and we estimate a total of 100,000 shares being purchased by the individual directors and officers.

Subscription

As indicated below under “How to Subscribe,” upon execution and delivery of a subscription agreement for shares of the common stock, subscribers will be required to deliver to CCB a check in an amount equal to $2.50 times the number of shares subscribed for. All subscriptions are subject to immediate acceptance in our discretion.

Company Discretion

We reserve the right, exercisable in our sole discretion, to accept or reject any subscription in whole or in part. In determining which subscriptions to accept, we may consider various factors, including a subscriber’s potential to do business with, or direct customers to, the Bank, the relative amount of each subscriber’s proposed investment, and the order in which subscriptions are received. We also reserve the right to accept subscriptions on a prorated basis if we receive subscriptions for more than 5,000,000 shares. We will notify all subscribers whether their subscriptions have been accepted. The proceeds from the sale of shares from accepted subscriptions will be immediately deposited with CCB as capital. With respect to any subscriptions that we do not accept in whole or in part, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

Offering Period

The offering period for the shares will terminate on October 1, 2012, or when all of the shares of common stock are sold, whichever occurs first. We may, in our sole discretion, extend the offering as permitted under applicable rules of the SEC. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extension, is referred to in this prospectus as the “expiration date.”

We also reserve the right to end the offering at any time if we determine that the total amount of subscriptions received to date will provide adequate capitalization for CCB.

Plan of Distribution

Our directors and officers will offer and sell the common stock on a best-efforts basis without compensation. Our officers and directors intend to market the shares directly to our existing shareholders, customers of our subsidiary bank, and personal contacts. Our officers and directors plan to market these parties through personal and telephonic contact and by delivering offering information through the mail. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1 because they will not receive compensation for these efforts, their activities in connection with the offering will be in addition to their other duties, and they will satisfy the other requirements of such Rule. We also believe that these officers and directors will not be deemed to be statutory underwriters under Section 2(a)(11) of the Securities Act of 1933. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. However, we have no present arrangements with any brokers or dealers relating to this offering. If we use brokers or dealers, they would sell the common stock on a best-efforts basis, and we would pay them a commission based on the shares sold by them. We do not expect that the sales of common stock through brokers or dealers will comprise a major part of this offering.

How to Subscribe

Each prospective investor who desires at least 200 or more shares must:

1.	Complete, date, and execute the Subscription Agreement that is attached as Appendix “A” to this prospectus.

2.	Make a check payable to “Capitol City Bancshares, Inc.” in an amount equal to $2.50 multiplied by the number of shares subscribed for.

3.	Return the completed Subscription Agreement as follows: By hand, U.S. Mail, or overnight delivery to:

Capitol City Bancshares, Inc.

562 Lee Street, S.W.

Atlanta, Georgia 30310

Attention: George G. Andrews, President

4.	Upon our receipt of payment for the shares subscribed for, the Subscription Agreement will become final, binding and irrevocable.

USE OF PROCEEDS

Assuming all the shares of common stock offered pursuant to this prospectus are sold, the net proceeds to CCB, after deducting approximately $126,451 in offering expenses, are estimated to be $12,373,549. As this offering is being made on an “any and all” basis, the net proceeds will be reduced to the extent that any of the shares being offered remain unsold upon the completion of the offering.

We have analyzed our present operations and anticipated future operations to determine the most effective strategies to promote future growth. Based upon our analysis and approved strategic plans, we are seeking opportunities throughout Georgia and the southeastern United States. We expect to use the proceeds from this offering for general corporate purposes, including to (i) achieve and maintain our capital ratios above the levels that we have agreed upon with the FRB and the Supervisory Authorities, (ii) accomplish the other objectives set forth in the Resolution and the Order and (iii) position our Bank to respond to future business and financing needs and opportunities. We note that we are subject to regulatory capital requirements imposed by the Federal Reserve. We plan to maintain capital equal to or higher than eight percent of risk-weighted assets for both CCB and the Bank. We want to position the Bank so that it can effectively react to volatility in the economy and maintain capital ratios well above minimum regulatory levels.

We will pursue our strategic plans for growth in assets, deposits, and earning in accordance with all applicable laws and regulations governing our operations. We intend to immediately deposit the funds from all accepted subscriptions into the capital accounts of the Bank. No escrow will be utilized in this offering, and there is no minimum subscription amount for the offering to become effective.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2011, and pro forma capitalization as of completion of the offering, assuming that the stated number of shares of the common stock is sold.

	June 30, 2011	As adjusted for maximum offering	As adjusted for 50% of offering	As adjusted for 25% of offering	As adjusted for 10% of offering
Shareholder Equity:
Series A and B cumulative, non-voting preferred stock, 5,000,000 shares authorized; par value $100; 16,078 shares issued and outstanding	$1,607,800	$1,607,800	$1,607,800	$1,607,800	$1,607,800
Common Stock; par value $1.00 per share; 80,000,000 shares authorized; 9,821,848 shares issued and outstanding; 14,821,848 shares issued and outstanding as adjusted for the maximum offering	$9,821,848	$14,821,848	$12,321,848	$11,071,848	$10,321,848
Surplus(1)	$141,618	$7,515,167	$3,765,167	$1,890,167	$765,167
Stock Subscription Receivable	$(1,930)	$(1,930)	$(1,930)	$(1,930)	$(1,930)
Retained Deficit	$(1,591,430)	$(1,591,430)	$(1,591,430)	$(1,591,430)	$(1,591,430)
Accumulated other comprehensive income (loss)	$345,645	$345,645	$345,645	$345,645	$345,645

Total shareholders’ equity (deficit)	$10,323,551	$22,697,100	$16,447,100	$13,322,100	$11,447,100

(1)	Surplus was reduced by $126,451 for expenses related to the issuance of stock; consequently, the total net proceeds is $12,373,549.

MARKET FOR OUR COMMON EQUITY

AND RELATED SHAREHOLDER MATTERS

Market Information

The common stock of CCB is not traded in the over-the-counter market or on any stock exchange, nor is CCB’s common stock otherwise actively traded. There is thus no established trading market for CCB’s common stock. CCB has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling CCB’s common stock. These records reflect prices for transactions in CCB’s common stock to the best knowledge of management, and are based exclusively on shares sold in the Company’s public offering which ended in the first quarter of 2011. The Company is aware of no other sales of CCB’s common stock during the time period shown below.

The following table reflects the high and low trades of shares of CCB for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE*	LOW SELLING PRICE*
2011
First Quarter	$2.50	$2.50
Second Quarter	$—	$—

2010
First Quarter	$10.00	$10.00
Second Quarter	$10.00	$10.00
Third Quarter	$2.50	$2.50
Fourth Quarter	$2.50	$2.50

2009
First Quarter	$—	$—
Second Quarter	$—	$—
Third Quarter	$10.00	$10.00
Fourth Quarter	$10.00	$10.00

*	Adjusted for a 4-for-1 stock split effective June 22, 2010.

As of December 31, 2010, CCB had approximately 1,646 shareholders of record of CCB’s common stock.

Equity Compensation Plan Information

The following table sets forth information relating to CCB’s equity compensation plans as of December 31, 2010.

Plan Catagory	Number of securities to be issued upon exercise of outstanding options, warranties and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	178,656	$0.94	2,180,256
Equity compensation plans not approved by security holders	0	0	0

Total	178,656	$0.94	2,180,256

All amounts are post-split adjusted.

Unregistered Sale of Equity Securities

On February 28, 2007, CCB sold 10,000 shares of Series A cumulative, nonvoting, $100 par value preferred stock to an institutional investor for cash consideration of $1,000,000. The terms of the preferred stock issuance are shown on the Amendment to the Articles of Incorporation filed on February 16, 2007 with the Secretary of State of Georgia. No underwriting discounts or commissions were paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Act, as a transaction by an issuer not involving a public offering.

On September 28, 2009, Capitol City Bancshares, Inc. entered into an agreement to see 6,078 shares of Series B cummulative, nonvoting $100 par value stock to an institutional investor for case consideration of $607,800. The terms of the preferred stock issuance are shown on the Amendment to the Articles of Incorporation attached as Exhibit 3.1(E) to the Company’s Quarterly Report filed with the SEC on November 13, 2009. No underwriting discounts or commissions were paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Dividend Policy

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank and may not declare or pay dividends at any time it does not have paid-in capital and appropriated retained earnings equal to or exceeding 20% of its capital stock. The Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the GDB&F. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. CCB paid dividends in 2008 of $.07 per share and paid no dividends in 2009 or 2010.

Dilution

If you invest in our common stock, your interest in the book value of CCB will be diluted because the public offering price per share of our common stock exceeds the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value as of June 30, 2011, was approximately $8.7 million, or $0.89 per share of common stock (as adjusted to reflect our 4-for-I stock split on June 22, 2010). After giving effect to our sale of the 5,000,000 shares of common stock offered by this prospectus at a public offering price of $2.50 per share, and after deducting estimated offering expenses, our adjusted net tangible book value as of June 30, 2011, would have been approximately $21.1 million, or $1.42 per share, and an immediate dilution of book value to new investors of $1.08 per share. The following table illustrates the per share dilution to new investors:

	100%	75%	50%	25%
Assumed price per share	$2.50	$2.50	$2.50	$2.50
Net tangible book value per share	$0.89	$0.89	$0.89	$0.89
Increase per share attributable to this offering	$0.54	$0.44	$0.32	$0.18
Net tangible book value per share after this offering	$1.42	$1.32	$1.20	$1.06
Dilution per share	$1.08	$1.18	$1.30	$1.44

The foregoing discussion and tables assume no exercise of any stock options outstanding as of June 30, 2011. The foregoing discussion and tables exclude options to purchase 178,656 shares of common stock outstanding as of June 30, 2011, at a weighted-average exercise price of $0.94 per share. To the extent that any of these shares are issued, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

DECEMBER 31, 2010

General

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Prospectus. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

Forward-Looking Statements

This prospectus contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Summary

During 2010, we experienced decreases in total assets, total loans, and total deposits. As of December 31, 2010, we reported total assets of $295.3 million, a decline of 7.0% over 2009. Total interest-earning assets decreased by $27.6 million, or 10.1%, and total deposits decreased by $4.8 million, or 1.7% from 2009 to 2010. Total loans decreased by $5.2 million, or 2.2%, as compared to the same period in 2009. We had net income of $37,000 for the year ended December 31, 2010 as compared to net losses of $10.6 million for the year ended December 31, 2009.

The Consent Order prohibits taking new or remaining brokered deposits, which has the effect of decreasing the Bank’s brokered deposits as they mature. However, divesture of broker deposits will have minimum impact on the Bank’s funding capabilities. We are successfully engaged in a core deposit solicitation campaign that will foreclose on the need for liquidation of assets. We have reduced the size of the bank and launched an effective deposit solicitation campaign to attract local deposits. On December 31, 2010, brokered deposits totaled $19,571,000 and core certificates of deposits totaled $93,302,000. As of September 30, 2011, brokered deposits totaled $14,624,000 and core certificates of deposit totaled $98,302,000. Management will continue its efforts to reshape the balance sheet.

Critical Accounting Policies

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on current historical data as well as other factors which are believed to be reasonable considering the circumstances.

Allowance for Loan Losses

We believe the allowance for loan losses is a critical accounting policy that requires the most significant decisions and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A substantial portion of our loan portfolio is secured by commercial real estate and residential real estate, with a concentration in church loans. The majority of those loans are secured by real estate in our primary market areas. The ultimate collectibility of a substantial portion of our loan portfolio is susceptible to changes to market conditions in our primary market areas.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to meet those needs. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At December 31, 2010, our liquidity ratio was considered less than satisfactory at 7.1%, which is lower than our policy minimum of 15%. We review liquidity on a periodic basis to monitor and adjust liquidity as necessary. We have the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements with correspondent banks.

At December 31, 2010, our capital to asset ratios were considered under capitalized based on guidelines established by regulatory authorities. During 2010, our total equity decreased by $811,000. This decrease consists of dividends declared of $62,000 and a decrease in accumulated other comprehensive income of $1 million, offset by issuances of common stock of $260,000 and net income of $37,000. At December 31, 2010, our total stockholders’ equity was $9.2 million.

The primary source of funds available to the holding company is the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2010, the Company’s and Bank’s capital ratios were considered under capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios on a consolidated basis and for the Bank at December 31, 2010 are as follows:

	Company	Bank	Minimum Requirement for Compliance with Consent Order
Leverage capital ratio	4.17%	4.31%	8.00%
Risk-based capital ratios:
Tier 1 capital	4.96%	5.12%	N/A
Total capital	6.21%	6.38%	10.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

Contractual Obligations and Off-Balance Sheet Commitments

The Bank, in the normal course of business, commits to extend credit in the form of letters of credit and lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 2010 and 2009 were $7.4 and $10.9 million, respectively. Commitments to extend credit generally have fixed expiration dates or other termination provisions and may require payment of a fee. Since many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The following table presents the Company’s contractual obligations as of December 31, 2010.

	Payments Due After December 31, 2010
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Thousands)
Note payable	$275	$275	$—	$—	$—
Company guaranteed trust-preferred securities	3,403	—	—	—	3,403

Total contractual cash obligations	$3,678	$275	$—	$—	$3,403

We did not have any material commitments for capital expenditures at December 31, 2010.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

BALANCE SHEETS

Total assets decreased approximately $22.1 million or 7.0% from 2009 to 2010 compared to an increase of $16.7 million for the year ended December 31, 2009. The most significant decrease was in total securities which decreased by $15.3 million. Our loan to deposit ratio was 85.6% at December 31, 2010 compared to 86% at December 31, 2009.

Total deposits decreased by $4.8 million or 1.17% as compared to a $10.2 million increase in 2009. The decrease was made up of a decrease in interest-bearing deposits of $1.7 million and a decrease in noninterest-bearing deposits of $3.1 million. Time deposits of $100,000 or more increased during this same time period by $65.3 million, to $113.0 million, while other time deposits decreased during the period by $65.5 million, to $103.0 million. Noninterest-bearing deposits accounted for 8.9% and 9.9% of total deposits at December 31, 2010 and 2009, respectively. Brokered certificates of deposit decreased $18.0 million to $19.6 million as of December 31, 2010.

Average total assets decreased $2.4 million from 2009 to 2010. Average interest-earning assets decreased $2.6 million from 2009 to 2010, including an increase in average total loans of $3.0 million, and an increase in federal funds sold of $2.4 million, offset by a decrease in securities of $8.1 million. Average interest-bearing liabilities increased during the same period by $4.4 million from $268.0 to $272.4 million, largely due to an increase of $2.8 million in average Federal Home Loan Bank advances and $2.2 million in average interest bearing deposits. These increases and decreases in average balances for the year ended December 31, 2010 reflect management’s attempts to maximize interest-earning assets and the overall margin.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market areas, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market areas have remained stable.

We constantly attempt to reduce economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of our borrowers and monitoring the borrower’s financial position. Also, we periodically review our lending policies and procedures to insure that we are complying with external rules and regulations as well as internal policies. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of our statutory capital and unsecured loan relationships that exceed 15% of statutory capital.

RESULTS OF OPERATIONS

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, federal funds purchased, Federal Home Loan Bank advances, securities sold under repurchase agreements, and trust preferred securities.

The yield on interest-earning assets decreased by 34 basis points to 5.83% in 2010, as compared to 6.17% in 2009. The decrease in the yield on interest-earning assets is primarily the result of the decrease in the yield on average loans of 29 basis points to 6.66% in 2010 as compared to 6.95% in 2009 and the decrease in the yield on average taxable securities of 82 basis points to 2.25% as compared to 3.07% in 2009. Average loans represented 81.6% and 79.7% of total interest-earning assets at December 31, 2010 and 2009, respectively. The net effect on net interest income was an increase of $1.8 million, or 29% as compared to 2009. The net yield on average interest-earning assets increased 70 basis points to 3.02% during 2010 from 2.32% during 2009. The yield on average interest-bearing liabilities decreased 112 basis points to 2.75% in 2010 compared to 3.87% in 2009. Brokered deposits typically demand higher rates which has directly impacted our net interest margin. Brokered deposits are a secondary source of funding loan demand, and management has worked to reduce dependency on this funding source. The yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 400 basis point decrease in Prime Rate since December 31, 2007, and the fact that Prime has not changed since December 2008.

The allowance for loan losses represents an allowance for potential losses in the loan portfolio. The provision for loan losses is a charge to operations which we determine is necessary to adequately fund the allowance for loan losses. The allowance is based on a number of factors including the growth of the loan portfolio, net charge-offs incurred, past experience, and our review and evaluation of potential losses in the loan portfolio. The provision for loan losses decreased for the year ended December 31, 2010 from $9.5 million to $470,000, or by $9.0 million.

Total loan charge-offs decreased by $5.2 million from $7.4 million in 2009 to $2.2 million for the year ended 2010, and recoveries increased from $105,000 to $270,000, resulting in net charge-offs of $1.9 million and $7.2 million for the years ended December 31, 2010 and 2009, respectively. The decrease in net charge-offs of $5.2 million resulted in a net charge-off to average loans ratio of 0.78% in 2010 as compared to 3.05% in 2009.

Our allowance for loan loss was $5.2 and $6.6 million at December 31, 2010 and 2009, respectively. The allowance as a percentage of total loans decreased to 2.21% in 2010 as compared to 2.76% in 2009. As of December 31, 2010, there were $50.4 million of impaired loans as compared to $36.6 million in 2009. Impaired loans consist of non-accrual loans and other loans specifically identified as impaired, and we have determined that a valuation allowance of approximately $2.0 million is required for these loans as of December 31, 2010. Due to collateral values on the underlying loans, we do not anticipate significant additional losses related to identified impaired loans. Past due loans greater than 90 days and still accruing interest increased at December 31, 2010 as compared to 2009, from $2,000 to $620,000. In addition to non-accrual loans, the Company also has foreclosed real estate, which is considered a nonperforming asset. At December 31, 2010, the balance in foreclosed real estate was $8.9 compared to $6.3 million at December 31, 2009. Foreclosed real estate consists of several pieces of property which are being carried at fair value. Management does not anticipate any significant additional losses related to foreclosed real estate. Considering all these circumstances and the provisions for loan losses recognized in 2010, we believe that the allowance for loan losses is adequate to cover any potential losses in the loan portfolio at December 31, 2010.

Other income decreased $257,000 or 9.0% compared to and increase of $185,000 in 2009. Included in other income are service charges on deposit accounts which include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. Approximately 68% and 70% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2010 and 2009, respectively.

Other expenses decreased $1.7 million or 14.6% during 2010. This decrease is primarily a result of other operating expenses decreasing $1.2 million, and a decrease in salaries and benefits of $537,000. The decrease in other operating expenses is largely due to decreases of $1.1 million in expenses related to other real estate owned. The decrease in salaries and benefits is due to reductions in the number of employees, reductions in certain benefits, and salary cuts taken by certain employees. The number of employees decreased in 2010 from 88 to 78. Occupancy and equipment expenses decreased by $24,000. We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume generally comes increased expenses, costs and operating losses. We closely monitor these activities and the related costs.

During 2010 and 2009, we recognized income tax benefits of $- and $1.7 million, respectively. The effective tax rate was (-%) and (14%) for the years ended December 31, 2010 and 2009. We continue to invest in tax-free securities as a means of minimizing our tax expense.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the security portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and risk elements; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Average Balances

The condensed average balance sheets for the periods included are presented below. (1)

	December 31,
	2010	2009
	(Dollars in Thousands)
ASSETS
Cash and due from banks	$8,654	$7,540
Interest-bearing deposits in other financial institutions	182	19
Taxable securities	45,863	52,872
Nontaxable securities	536	1,626
Unrealized gains on securities available for sale	644	258
Federal funds sold	2,449	64
Loans(2)(3)	217,778	214,797
Allowance for loan losses	(5,812)	(3,872)
Other assets	44,327	43,686

Total assets	$314,621	$316,990

Total interest-earning assets	$266,808	$269,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$28,327	$28,607
Interest-bearing demand and savings	35,999	34,942
Time	219,120	218,022

Total deposits	283,446	281,571
Federal funds purchased	1,339	579
Federal Home Loan Bank advances	10,657	7,818
Note payable	275	335
Securities sold under repurchase agreements	1,612	2,937
Company guaranteed trust preferred securities	3,403	3,403
Other liabilities	4,107	2,529

Total liabilities	304,839	299,172

Stockholders’ equity(4)	9,782	17,818

	$314,621	$316,990

Total interest-bearing liabilities	$272,406	$268,037

(1)	Average balances were determined using the daily average balances.
(2)	Nonaccrual loans of $23.8 million and $22.5 million are included in the average balances of loans for 2010 and 2009, respectively.
(3)	Loans are net of deferred loan fees and unearned interest.
(4)	Includes average unrealized losses on securities available for sale, net of tax.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2010		2009
	Interest	Average Rate	Interest	Average Rate
	(Dollars in Thousands)
INTEREST INCOME:
Interest on loans(1)	$14,497	6.66%	$14,937	6.95%
Interest on deposits in banks	3	1.64	—	—
Interest on taxable securities	1,029	2.24	1,624	3.07
Interest on nontaxable securities(2)	18	3.32	59	3.61
Interest on federal funds sold	5	0.20	—	—

Total interest income	15,552	5.83	16,620	6.17

INTEREST EXPENSE:
Interest on interest-bearing demand and savings deposits	380	1.05%	647	1.85%
Interest on time deposits	6,833	3.12	9,476	4.35
Interest on federal funds purchased	21	1.57	9	1.51
Interest on Federal Home Loan Bank advances	92	0.86	62	0.79
Interest on note payable	17	6.30	19	5.72
Interest on securities sold under repurchase agreements	22	1.36	18	0.61
Interest on company guaranteed trust preferred securities	127	3.74	140	4.13

Total interest expense	7,492	2.75	10,371	3.87

NET INTEREST INCOME	$8,060		$6,249

Net interest spread		3.08%		2.30%

Net yield on average interest-earning assets		3.02%		2.32%

(1)	Interest on loans includes approximately $1.3 million and $1.6 million of loan fee income for the years ended December 31, 2010 and 2009.
(2)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2010 vs. 2009 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$(642)	$201	$(441)
Interest on deposits in banks	—	3	3
Interest on taxable securities	(399)	(195)	(594)
Interest on nontaxable securities	(5)	(36)	(41)
Interest on federal funds sold	—	5	5

Total interest income	(1,046)	(22)	(1,068)
Interest on interest-bearing demand and savings deposits	(287)	20	(267)
Interest on time deposits	(2,691)	48	(2,643)
Interest on federal funds purchased	—	12	12
Interest on Federal Home Loan Bank advances	6	24	30
Interest on note payable	2	(4)	(2)
Interest on securities sold under repurchase agreements	15	(11)	4
Interest on company guaranteed trust preferred securities	(13)	—	(13)

Total interest expense	(2,968)	89	(2,879)

Net interest income	$1,922	$(111)	$1,811

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2010, our cumulative one year interest rate sensitivity gap ratio was 66%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2010, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits	$455	$—	$—	$—	$455
Federal funds sold	730	—	—	—	730
Securities available for sale	50	—	—	36,962	37,012
Restricted equity securities	1,025	—	—	—	1,025
Loans(1)	81,120	23,949	97,550	3,379	205,998

	83,380	23,949	97,550	40,341	245,220

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	34,666	—	—	—	34,666
Certificates, less than $100,000	20,001	35,346	47,625	—	102,972
Certificates, $100,000 and over	16,514	51,035	45,471	—	113,020
Note payable	—	275	—	—	275
Federal Home Loan Bank advances	—	5,500	—	—	5,500
Company guaranteed trust preferred securities	—	—	—	3,403	3,403

	71,181	92,156	93,096	3,403	259,836

Interest rate sensitivity gap	$12,199	$(68,207)	$4,454	$36,938

Cumulative interest rate sensitivity gap	$12,199	$(56,008)	$(51,554)	$(14,616)

Interest rate sensitivity gap ratio	1.17	0.26	1.05

Cumulative interest rate sensitivity gap ratio	1.17	0.66	0.80	0.94

(1)	Excludes nonaccrual loans of $29.5 million.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category because these deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 51% of the loan portfolio is comprised of loans that mature or reprice within one year.

SECURITIES PORTFOLIO

Types of Securities

The carrying values of securities at the dates indicated are summarized as follows:

	December 31,
	2010	2009
	(Dollars in Thousands)
U.S. Government and federal agencies (includes U.S. Treasury securities)	$34,127	$51,548
State and municipal securities	2,208	—
Other securities, including equity securities(1)	1,703	1,851

	$38,038	$53,399

(1)	For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual date.

Maturities

The amounts of debt securities in each category as of December 31, 2010 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) greater than ten years.

	U.S. Government and Federal Agencies (Includes U.S. Treasury Securities)		State and Municipal Securities			Other Securities
	Amount	Yield(1)	Amount		Yield	Amount	Yield
	(Dollars in Thousands)
After one through five years	$—	—%	$		—%	$—	—%
After five through ten years	—	—		980	2.94	525	9.50
Greater than ten years	34,127	3.49		1,228	3.86	103	3.59

	$34,127	3.49		$2,208	3.45	$628	8.53

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

LOAN PORTFOLIO

Types of Loans

The amount of total loans outstanding at the indicated dates is shown in the following table according to type of loans.

	December 31,
	2010	2009
	(Dollars in Thousands)
Unsecured	$883	$1,073
Cash value	4,825	5,391
Residential real estate	38,448	36,964
Commercial real estate	186,282	189,191
Business assets	3,386	6,278
Vehicles	2,586	2,973
Other	106	109

	$236,516	$241,979

The following is a category detail of our allowance percentage and reserve balance by loan type at December 31, 2010 and December 31, 2009:

Loan Group Description	December 31, 2010 Calculated Reserves	December 31, 2010 Reserve %	December 31, 2009 Calculated Reserves	December 31, 2009 Reserve %
Unsecured	$63,020	7.14%	$121,061	12.31%
Cash value	5,210	0.11%	68,835	1.28%
Residential real estate	2,258,833	5.88%	2,945,465	7.35%
Commercial real estate	2,234,925	1.20%	2,821,151	1.48%
Business assets	316,844	9.36%	483,536	7.60%
Vehicles	141,759	5.48%	209,172	7.02%
Other	5	—%	41	0.04%
Unallocated	203,168	—%	—	—%

Total allowance for loan loss	$5,223,764	2.21%	$6,649,261	2.76%

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2010 are shown in the following table according to maturity classifications (1) one year or less (2) after one through five years and (3) after five years.

Dollars in Thousands
Commercial
One year or less	$6,214
After one through five years	1,810
After five years	2

$8,026

Construction
One year or less	$16,986
After one through five years	4,340
After five years	1

$21,327

Other
One year or less	$107,625
After one through five years	97,091
After five years	2,447

$207,163

$236,516

The following table summarizes loans at December 31, 2010 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

Dollars in Thousands
Predetermined interest rates	$53,715
Floating or adjustable interest rates	51,976

$105,691

Risk Elements

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2010	2009
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$29,547	$22,511
Installment loans and term loans contractually past due ninety days or more as to interest or principal payments and still accruing	619	2
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	19,807	13,777
Loans accruing about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms (excludes nonaccrual)	20,855	15,743

A loan is placed on nonaccrual status when, in the opinion of management, the collection of interest income is considered doubtful. Interest on loans that are classified as nonaccrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

The reduction in interest income associated with nonaccrual loans as of December 31, 2010 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$1,878,357
Interest income that was recorded on nonaccrual loans	$407,877

In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

The provision for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense are: composition of the loan portfolio, evaluation of possible future losses, current economic conditions, past experience, and other relevant factors. The allowance for loan losses is reviewed periodically and based on management’s evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; additions to the allowance which have been recovered or charged to operating expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2010	2009
	(Dollars in Thousands)
Average balance of loans outstanding	$242,979	$237,297

Balance of allowance for loan losses at beginning of year	$6,649	$4,369

Charge-offs:
Installment	(80)	(199)
Commercial	(11)	(659)
Real estate	(2,074)	(6,497)

		(2,165)	(7,355)

Recoveries:
Installment	29	58
Commercial	44	6
Real estate	197	41

		270	105

Net charge-offs	(1,895)	(7,250)

Addition to allowance charged to operating expenses	470	9,530

Balance of allowance for loan losses	$5,224	$6,649

Ratio of net loan charge-offs to average loans	0.78%	3.05%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the year indicated is presented below.

	Years Ended December 31,
	2010		2009
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand	$28,327	—%	$28,607	—%
Interest-bearing demand and savings	35,999	1.05	34,942	1.85
Time deposits	219,120	3.12	218,022	4.35

Total	$283,446	2.83	$281,571	4.00

The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2010 for the periods indicated.

(Dollars in Thousands)
Three months or less	$16,514
Over three through twelve months	51,035
Over twelve months	45,471

Total	$113,020

RETURN ON EQUITY AND ASSETS

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Years Ended December 31
	2010	2009
Return on assets(1)	0.01%	(3.33)%
Return on equity(2)	0.37	(59.31)
Dividend payout(3)	—	—
Equity to assets(4)	3.11	5.62

(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by average equity.
(3)	Dividends declared per share of common stock divided by basic loss per share.
(4)	Average equity divided by average total assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULT OF OPERATIONS

JUNE 30, 2011

The following is management’s discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements.

FORWARD-LOOKING STATEMENTS

This quarterly report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CRITICAL ACCOUNTING POLICIES

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of our operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on historical data and other factors which are believed to be reasonable considering the circumstances. Management believes that the allowance for loan losses and the accounting for deferred income taxes are the most critical accounting policies upon which the Company’s financial condition depends. The allowance for loan losses and the recognition of deferred taxes involve the most complex and subjective decisions and assessments that management must make.

Allowance for loan losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The Company’s allowance for loan and lease losses is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan and lease losses are established for large impaired loans and leases on an individual basis. The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans that are classified as either special mention, substandard, or doubtful. These loans are assigned a risk rating, and the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Loss percentage factors are based on the probable loss including qualitative factors. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

General allowances are established for loans and leases that can be grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Unallocated allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with unallocated allowances are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

The process of reviewing the adequacy of the allowance for loan losses requires management to make numerous judgments and assumptions about current events and subjective judgments, including the likelihood of loan repayment, risk evaluation, extrapolation of historical losses of similar banks, and similar judgments and assumptions. If these assumptions prove to be incorrect, charge-offs in future periods could exceed the allowance for loan losses.

Management considers the allowance for loan losses to be adequate and sufficient to absorb possible future losses; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

Deferred income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies. As of June 30, 2011, there were no deferred income taxes as all had been written off as of December 31, 2010 due to losses sustained and none have been recorded during 2011.

FINANCIAL CONDITION

Total assets increased during the first six months of 2011 by $7.6 million from $295.3 million to $302.9 million, or 2.57%. The increase was largely due to an increase in securities of $3.9 million, increase in due from banks of $1.9 million, increase in federal funds sold of $3.4 million and increases in foreclosed real estate of $3.7 million. These increases are offset by net decreases in loans of $5.2 million. The loan to deposit ratio at June 30, 2011 was 82% compared to 86% at December 31, 2010.

Stockholders’ equity increased by $1,081,646 for the six months ended June 30, 2011. This net increase consisted of net income of $244,000, proceeds from issuance of common stock of $110,000, dividends declared on preferred stock of $50,000, and net increases in accumulated other comprehensive income of $779,000.

The total amount of nonperforming assets, which includes nonaccruing loans, other real estate owned, repossessed collateral, and loans for which payments are more than 90 days past due was $40,137,881 at June 30, 2011, representing an increase of $1,053,911 (2.7%) from December 31, 2010. This increase is attributable to decreases of $317,183 in past dues over 90 days, $2,338,778 in nonaccrual loans, and an increase of $3,709,872 in foreclosed real estate. Total nonperforming assets were 17.42% of total loans at June 30, 2011, compared to 16.59% at December 31, 2010. Nonperforming assets represented 13.25% of total assets at June 30, 2011, compared to 13.23% of total assets at December 31, 2010. Nonaccrual loans represented 11.81% of total loans outstanding at June 30, 2011, compared to 12.54% of total loans outstanding at December 31, 2010. There were no related party loans which were considered to be nonperforming at June 30, 2011.

At June 30, 2011, the Company had loan concentrations in real estate totaling $220,338,000 or 95.6% of total loans. Commercial and industrial loans of $6,400,000 made up 2.8% of total loans. The remaining $3,687,845, or 1.6%, of total loans consisted of consumer and other loans.

LIQUIDITY

Liquidity management involves the matching of the cash flow requirements of customer withdrawals of funds and the funding of loan originations, and the ability of our subsidiary bank to meet those requirements. Management monitors and maintains appropriate levels of liquidity so that maturities of assets and deposit growth are such that adequate funds are provided to meet estimated customer withdrawals and loan requests.

At June 30, 2011, the Bank’s liquidity ratio of 11.21% was considered satisfactory in relation to regulatory guidelines, although it was below internal targets. During the second quarter of 2010 the Company’s credit availability with the FHLB was rescinded. On March 23, 2011, the Company was notified that its credit availability had been reinstated for a maximum of 4% of total assets of the Bank, and the Company has borrowed $5,500,000 of its borrowing capacity. As of June 30, 2011, the Company had the ability to borrow up to $5 million in federal funds from correspondent banks. It also had an available repurchase line with a correspondent bank of $10 million and borrowing capacity through the Federal Reserve Discount Window of $2.6 million.

REGULATORY CAPITAL REQUIREMENTS

Banking regulations require us to maintain minimum capital levels in relation to assets. At June 30, 2011, the achieved a capital level for Tier 1 Risk Based Capital and Tier 1 Leverage Capital that would qualify as adequately capitalized under the prompt corrective action framework. However, because the Bank’s Total Risk Based Capital ratio does not meet the level to be considered adequately capitalized, the Bank is considered, under the prompt correction action framework, undercapitalized since the lowest ratio determines the regulatory category. The minimum capital requirements and the actual capital ratios for the Company and Bank at June 30, 2011 are as follows:

	Company	Bank	Regulatory Minimum Requirement
Leverage Capital Ratio	4.37%	4.52%	4.00%
Risk-Based Capital Ratios
Core Capital	5.16%	5.33%	4.00%
Total Capital	6.42%	6.59%	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

OFF BALANCE SHEET ARRANGEMENTS

Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of our commitments as of June 30, 2011 are as follows:

June 30, 2011
Commitments to extend credit	$3,668,000
Financial standby letters of credit	619,000
Other standby letters of credit	431,000

$4,718,000

RESULTS OF OPERATIONS

Net Interest Income

Net interest income increased by $585,000 and increased by $572,000 for the three and six month periods ended June 30, 2011, respectively, compared to the same periods in 2010. The overall increase in net interest income for the six month period is primarily attributable to the decrease in our net yield on average interest-bearing liabilities. The rate paid on interest-bearing liabilities decreased from 2.95% to 2.24%, or 71 basis points, for the same period. The decrease in the rate paid on interest-bearing liabilities is due primarily to the repricing of deposits as they mature to the current lower rates. The net yield on interest-earning assets increased to 3.54% at June 30, 2011 as compared to 2.84% at June 30, 2010 and 3.02% for the entire year ended December 31, 2010.

The yield on interest-earning assets increased from 5.77% to 5.89%, or 12 basis points, from June 30, 2010 to June 30, 2011.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	For the Three Months Ended June 30, 2011			For the Three Months Ended June 30, 2010
	Average Balance	Income/ Expense	Yields/ Rates(2)	Average Balance	Income/ Expense	Yields/ Rates(2)
	(Dollars in thousands)
Earning assets:
Loans, net of unearned income(3)	$204,427	$3,489	6.83%	$222,712	$3,313	5.95%
Securities	41,947	258	2.46%	45,548	312	2.74%
Interest-bearing deposits	501	0	0.06%	67	0	0.14%
Federal funds sold	5,198	1	0.08%	913	0	0.14%

Total interest-earning assets(1)	$252,073	$3,748	5.95%	$269,240	$3,625	5.39%

Interest-bearing liabilities
Demand and savings deposits	$35,953	$83	0.92%	$36,727	$94	1.02%
Time deposits	219,972	1,332	2.42%	216,117	1,762	3.26%

Total deposits	255,925	1,415	2.21%	252,844	1,856	2.94%
Other short-term borrowings	5,500	12	0.87%	10,700	35	1.31%
Long-term debt	3,403	32	3.76%	3,403	30	3.53%

Total interest-bearing liabilities	$264,828	$1,459	2.20%	$266,947	$1,921	2.88%

Net interest income/net interest spread		$2,290	3.74%		$1,704	2.51%

Net yield on earning assets			3.63%			2.53%

(1)	Average securities exclude average unrealized losses of $211,000 and unrealized gains of $665,000 for the three months ended June 30, 2011 and 2010, respectively.
(2)	Annualized.
(3)	Average loans exclude average nonaccrual loans of $28,413,000 and $21,309,000 for the three months ended June 30, 2011 and 2010, respectively.

	For the Six Months Ended June 30, 2011			For the Six Months Ended June 30, 2010
	Average Balance	Income/ Expense	Yields/ Rates(2)	Average Balance	Income/ Expense	Yields/ Rates(2)
	(Dollars in thousands)
Earning assets:
Loans, net of unearned income(3)	$205,269	$6,942	6.76%	$227,046	$7,268	6.46%
Securities	40,427	477	2.36%	48,571	631	2.62%
Interest-bearing deposits	478	1	0.29%	43	0	0.12%
Federal funds sold	5,673	3	0.09%	461	0	0.16%

Total interest-earning assets(1)	$251,847	$7,423	5.90%	$276,121	$7,899	5.77%

Interest-bearing liabilities
Demand and savings deposits	$35,270	$166	0.94%	$36,427	$200	1.11%
Time deposits	219,992	2,706	2.46%	217,877	3,649	3.38%

Total deposits	255,262	2,872	2.25%	254,304	3,849	3.16%
Other short-term borrowings	5,500	24	0.86%	16,220	98	2.05%
Long-term debt	3,403	64	3.76%	3,403	61	3.64%

Total interest-bearing liabilities	$264,165	$2,960	2.24%	$273,927	$4,008	2.95%

Net interest income/net interest spread		$4,463	3.65%		$3,891	2.82%

Net yield on earning assets			3.54%			2.84%

(1)	Average securities exclude average unrealized losses of $350,000 and unrealized gains of $690,000 for the six months ended June 30, 2011 and 2010, respectively.
(2)	Annualized.
(3)	Average loans exclude average nonaccrual loans of $29,587,000 and $17,488,000 for the six months ended June 30, 2011 and 2010, respectively.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The change in interest income and interest expense attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. The following table represents information as of June 30, 2011 against June 30, 2010.

	2011 vs. 2010 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in thousands)
Increase (decrease) in:
Interest on loans	$811	$(1,137)	$(326)
Interest on securities	(57)	(97)	(154)
Interest on bank owned deposits	—	1	1
Interest on federal funds sold	—	3	3

Total interest income	754	(1,230)	(476)

Interest on interest-bearing demand and savings deposits	(28)	(6)	(34)
Interest on time deposits	(1,048)	105	(943)
Interest on Federal Home Loan Bank advances	(35)	(39)	(74)
Interest on company guaranteed trust preferred securities	3	—	3

Total interest expense	(1,108)	60	(1,048)

Net interest income	$1,862	$(1,290)	$572

Provision for Loan Losses

The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. We review the allowance for loan loss on a quarterly basis and make provisions as necessary. A provision of $355,000 was made during the six month period ending June 30, 2011 as compared to a provision of $220,000 made during the six month period ending June 30, 2010. The allowance for loan loss as a percentage of total loans was 2.27%, 2.21%, and 2.81% at June 30, 2011, December 31, 2010 and June 30, 2010, respectively. Total nonaccrual loans decreased by $2,135,000, net charge-offs increased by $266,000, loans past due ninety days or more and still accruing increased by $210,000, and restructured loans increased by $7,601,000 for the six months ended June 30, 2011 as compared to the same periods in 2010. Due to collateral values of the underlying collateral and losses already recognized, we do not anticipate significant additional losses related to identified impaired loans. Management believes the allowance for loan loss at June 30, 2011 is adequate to absorb any foreseeable losses in the loan portfolio.

As of June 30, 2011, the Company had approximately $54.0 million in loans specifically evaluated for impairment with approximately $2.5 million in associated specific reserves. As of December 31, 2010 the Company had $50.4 million in loans specifically evaluated for impairment with approximately $2.1 million in associated specific reserves. Impaired loans represented 23.3% and 21.3% of the portfolio as of June 30, 2011 and December 31, 2010, respectively. Nonaccrual loans are by definition considered impaired loans and as such the impaired loans included $27.2 and $29.5 million of nonaccrual loans as of June 30, 2011 and December 31, 2010, respectively.

The remaining portfolio of loans not considered impaired as of June 30, 2011 was $177.5 million, and the allowance for loan losses associated with these loans was $2.8 million or 1.58% of the unimpaired principal balance. As of December 31, 2010, loans not considered impaired were $186.1 million and the associated allowance was $3.1 million or 1.67% of unimpaired principal balance. Management has determined that the allowance for loan losses in relation to unimpaired loans is reflective of the probable credit losses inherent in this portfolio based on its evaluation of the collectability of loans in light of historical experience, nature and volume of the unimpaired portfolio, overall portfolio quality, underlying collateral values and prevailing economic conditions. Overall, the Company charged off $7.4 million in 2009, $2.2 million in 2010 and $355,000 in the first six months of 2011. Although, impaired loans as a percentage of the portfolio continues at a high level, charge offs as a percentage of loans were lower in 2010 than 2009; and 2011 trends are positive and overall economic conditions in our market have stabilized. We believe our allowance for loan losses as a percentage of loans is sufficient to cover probable losses.

At June 30, 2011 and 2010, nonaccrual, past due and restructured loans were as follows:

	June 30,
	2011	2010
	(Dollars in thousands)
Total nonaccruing loans	$27,208	$29,343
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	303	93
Restructured loans	26,641	19,040

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable.

As of June 30, 2011 and December 31, 2010, troubled debt restructuring loans (TDRs) were as follows:

	As of 6/30/2011	As of 12/31/2010
Total troubled debt restructurings (TDRs)	$26,640,541	$19,807,395
TDRs on nonaccrual status	8,307,006	12,656,703
TDRs included in impaired loans	25,465,889	12,433,192
Specific reserves on TDRs	253,225	121,956
Chare offs related to TDRs	309,275	—

At the time a loan is restructured, the Company considers the existing and anticipated cash flows and recent payment history to determine whether a restructured loan will accrue interest. Once a loan is restructured, missed payment under the revised note is an indication the customer is experiencing further cash flow difficulties, and therefore a restructure would immediately go to nonaccrual status. From time to time the Company has modified loans and not accounted for them as troubled debt restructurings. Given the current economic environment, especially with respect to interest rates, there have been instances where a good customer has come in to renegotiate for a more favorable rate or one more in line with market rates. Given this and similar circumstances we have made concessions to keep the relationship. In such cases these are not and will not be accounted for or reported as a TDR. Before any loan is modified and considered as a Troubled Debt Restructure, a thorough analysis is performed on current financial information and collateral valuation to derive a payment schedule that is supported by cash flows. The existing and anticipated cash flows and recent payment history will determine whether the loan will accrue interest or not.

The following is a category detail of our allowance percentage and reserve balance by loan type at June 30, 2011 and December 31, 2010:

Loan Group	June 30, 2011 Calculate Reserve	June 30, 2011 Reserve	December 31, 2010 Calculated Reserve	December 2010 Reserve
Unsecure	$58,104	7.44%	$63,020	7.14%
Cash	15,647	0.33%	5,210	0.11%
Residential real	2,093,010	5.54%	2,258,833	5.88%
Commercial real estate	2,620,446	1.43%	2,234,925	1.20%
Business assets	303,866	13.13%	316,844	9.36%
Vehicle	123,920	5.47%	141,759	5.48%
Other	—	0.00%	5	0.00%
Unallocated	44,247	0.00%	203,168	0.00%

Total Allowance for Loan Loss	$5,259,240	2.27%	$5,223,764	2.21%

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

As of December 31, 2010, the higher charge off percentage of residential real estate consisted largely of failed or struggling construction loans used to build or develop residential 1-4 family units. As a result of the decline in real estate, the related problem loans were identified and charged off as needed. As a result of the prior charge offs, the remaining residential real estate portfolio, consists of mostly owner occupied single family 1st or 2nd mortgage loans. In addition, by identifying other impaired residential loans and allocating specific reserves based on calculated impairments, the remaining portfolio of residential loans are considered to be primarily good to excellent credit quality. The current reserve percentage of residential real estate loans is an indicator of this activity due to historical losses and identified impairment write downs. However, as of June 30, 2011 charge offs in this segment has declined reflecting the current condition of outstanding residential real estate loans.

Updated appraisals or evaluations are generally obtained annually for impaired collateral dependent loans and ORE. If there is a concern about the appraised value, the procedure is to contact the appraisal management company, discuss the concern. Next, the appraisal management company will perform an internal review of the appraisal and make their conclusions. The appraiser maybe contacted by the appraisal management company and an adjustment or a new appraisal might be obtained. Only on a few occasions, adjustments were made to outdated appraisals. The individuals making the adjustment factored in the current economic factors, market conditions, recent sales and current trends on similar types of properties to determine a percentage for the adjustment. Property evaluations were used in lieu on appraisals as long as it is within USPAP guidelines. Appraisals are obtained for all collateral dependent loans at the initial underwriting. On annual reviews, updated appraisals are generally obtained. However, we used tax assessments, broker evaluations or present value of discounted cash flows to obtain a value until a new appraisal is obtained.

Information regarding certain loans and allowance for loan loss data for the three and six months ended June 30, 2011 and 2010 is as follows:

	Three Months Ended June 30,
	2011	2010
	(Dollars in thousands)
Average amount of loans outstanding	$232,051	$222,712

Balance of allowance for loan losses at beginning of period	$5,292	$6,531

Loans charged off
Commercial	—	—
Real estate	(184)	—
Installment	(11)	—

	(195)	—

Loans recovered
Commercial	2	35
Real estate	7	27
Installment	3	2

	12	64

Net charge-offs	(183)	64

Additions to allowance charged to operating expense during period	150	220

Balance of allowance for loan losses at end of period	$5,259	$6,815

Ratio of net loans charged-off during the period to average loans outstanding	0.08%	-0.03%

	Six Months Ended June 30,
	2011	2010
	(Dollars in thousands)
Average amount of loans outstanding	$234,347	$227,046

Balance of allowance for loan losses at beginning of period	$5,224	$6,649

Loans charged off
Commercial	(3)	(8)
Real estate	(297)	(29)
Installment	(43)	(107)

	(343)	(144)

Loans recovered
Commercial	3	43
Real estate	12	42
Installment	8	5

	23	90

Net charge-offs	(320)	(54)

Additions to allowance charged to operating expense during period	355	220

Balance of allowance for loan losses at end of period	$5,259	$6,815

Ratio of net loans charged-off during the period to average loans outstanding	0.14%	0.02%

Other Income

Other income decreased by $258,000 and decreased $258,000 for the three and six months ended June 30, 2011, respectively, compared to the same periods in 2010. The most significant component of other income is service charges on deposit accounts which accounts for 68% and 59% of total other income for June 30, 2011 and 2010, respectively. Service charges on deposit accounts include monthly service charges, non-sufficient funds (“NSF”) charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. The decrease in other income for the six month period ended June 30, 2011 is largely due to the decrease in gains on sales of securities available for sale of $184,000 and gains on sales of foreclosed assets of $56,000.

Other Expenses

Other expenses decreased by $267,000 and decreased by $450,000 for the three and six months ended June 30, 2011, as compared to the same periods in 2010. The decrease for the three month period consists of an increase in salaries and employee benefits of $51,000, offset by decreases in occupancy and equipment expenses of $23,000 and other operating expenses of $296,000. The increase for the six month period consists of a decrease of $453,000 in other operating expenses, offset by increases in occupancy and equipment expenses of $9,000. The decline in other operating expenses for the second quarter 2011 as compared to the second quarter 2010 is primarily due to reduced data processing costs of approximately $73,000, reduced regulatory assessments of approximately $239,000, reduced loan expenses and ORE expenses and losses of approximately $37,000; offset by increases in professional fees of approximately $35,000 and increased marketing expenditures of approximately $23,000. Other operating expenses declined during the first six months of 2011 as compared to the first six months of 2010 due primarily to reduced data processing costs of approximately $88,000, reduced regulatory assessments of approximately $100,000, reduced loan expenses and ORE expenses and losses of approximately $122,000, impairment write down of $100,000 during the first six months of 2010 related to investment securities; offset by increases in professional fees of approximately $44,000 and increased marketing expenditures of approximately $48,000. At June 30, 2011, the number of full-time equivalent employees was 77 compared to 76 at June 30, 2010.

The mortgage company previously originated loans which were table funded through independent investors. During third quarter 2008, the mortgage company became dormant due to declines in the real estate market. Operations since this time consist of operating expenses and taxes only. The net loss for the six months ended June 30, 2011 and June 30, 2010 was $1,734 and $2,909.

Income Tax Benefits

As of June 30, 2011, the Company has no more income taxes that it could recover from prior periods. Because of this tax situation, and the uncertainty of the realizability of deferred income taxes, no tax benefit has been recorded for the three months ended June 30, 2011.

Net Income

Net income increased by $663,946 and $628,505 for the three and six months ended June 30, 2011, as compared to the same periods in 2010. This increase is largely the result of the decreases in interest expense and decreases in other operating expenses since the prior year.

DESCRIPTION OF BUSINESS

Overview

On April 14, 1998, CCB was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for the Bank.

CCB’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of CCB, on December 22, 1998.

In connection with that acquisition, CCB filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of CCB’s common stock under the 1934 Act.

The Bank is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and our newest location at 94 Peachtree Street, Atlanta, Georgia.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and time deposits, making individual, consumer, commercial, and installment loans, and money transfers. We also offer safe deposit services and make investments in U. S. government and municipal securities.

The data processing work of the Bank is processed with Fidelity National Information Services. The Bank offers its customers a variety of checking and savings accounts.

The Bank serves the residents of the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties. Each of these areas has a diverse economy, including manufacturing, financial, and service sectors. Atlanta also serves as the capital of the State of Georgia, with a significant number of residents employed in government.

Neither CCB nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, CCB has no significant risks attributable to foreign operations.

As of June 30, 2011, the Bank had correspondent relationships with SunTrust Bank of Atlanta, Georgia, The Independent Bankers Bank, FTN Financial and The Federal Home Loan Bank of Atlanta. Correspondent banks provide certain services to the Bank, including buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participations, and furnishing management investment advice on the Bank’s securities portfolio.

Bank Operations

Capitol City Bancshares, Inc.

CCB owns 100% of the capital stock of the Bank. The principal role of CCB is to supervise and coordinate the activities of its subsidiaries.

Capitol City Bank and Trust Company

The Bank’s main office is located at 562 Lee Street, S.W., Atlanta, Georgia 30310. The main office, which is owned by the Bank, consists of approximately 7,000 square feet, four drive-in windows, and adjacent parking lots. Banking operations are also conducted from a branch located at 2358 Cascade Road, Atlanta, Georgia 30311. This branch is owned by the Bank and has been in continuous operation since it opened on October 3, 1994. The branch is a single-story building with approximately 3,000 square feet, one drive-in window and an adjacent parking lot. The Bank also maintains a branch at Hartsfield-Jackson International Airport. The Hartsfield branch has two teller windows and a customer service office. The branch is approximately 450 square feet, and is open seven days a week. The Bank, in November 1998, opened an additional branch facility at 5674 Memorial Drive, Stone Mountain, Georgia. The two-story facility was purchased for $711,679 and has approximately 4,706 square feet of space. On July 16, 2002, the Bank opened a branch at 301 W. Oglethorpe Boulevard, Albany, Georgia 31707. The branch operates six days a week and is a full-service facility. In January 2004, the Bank opened an office at 339 Martin Luther King, Jr. Boulevard., Savannah, Georgia. The office operates six days a week and is a full- service facility. The Bank opened its seventh office in 2004 at 1268 Broad Street, Augusta, Georgia and its eighth office in August 2007 at 94 Peachtree Street, Atlanta, Georgia. CCB operates its data processing work at a single-story building consisting of approximately 8,500 square feet of space located at 562 Lee Street, SW, Atlanta, Georgia 30310. These offices are also open six days a week and are full-service facilities.

The Bank offers demand account, savings accounts, money market accounts, certificates of deposit, and IRA accounts to customers. Loans are made to churches, consumers, and small businesses. Approximately 2.8% of the loan portfolio consists of loans to consumers, including first and second mortgage loans, home equity loans, auto loans, and signature loans.

Capitol City Home Loans, Inc.

The mortgage company rents the second floor of CCB’s Stone Mountain branch office and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and until recently originated mortgage loans and brokered those loans to independent investors. Capitol City Home Loans, Inc., has suspended its loan origination activities until such time as the mortgage market becomes more stable.

Competition

The banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the market it represents. In addition to large national banks (and branches of regional banks), there are many finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank’s markets.

Employees

As of December 31, 2010, CCB had 70 full-time employees and 16 part-time employees. CCB is not a party to any collective bargaining agreements.

Supervision and Regulation

Bank holding companies and banks are regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations that affect CCB and the Bank.

This summary is qualified in its entirety by reference to the particular statutes and regulatory provisions referred to and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of CCB and its subsidiaries. The scope of regulation and permissible activities of CCB and its subsidiaries is subject to change by future federal and state legislation. Supervision, regulation, and examination of CCB and the Bank by banking regulatory agencies are intended primarily for the protection of depositors rather than shareholders of CCB.

Consent Order. As a result of examination findings in 2009 by the Supervisory Authorities, the Bank’s Directors entered into an Order with the Supervisory Authorities to improve the condition of the Bank. Specifically, the Order requires: increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio; adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%; establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits; prior Supervisory Authority approval to pay cash dividends or Board of Director compensation; and adoption of an annual strategic plan and budget. The Order also establishes both a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order.

If we fail to adequately address or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order. An ongoing failure to adequately address or make substantial progress towards addressing the concerns of our regulators could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

General. The Company is a registered bank holding company subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As a bank holding company, the Company is required to file quarterly and annual reports with the Federal Reserve and periodic reports with the DBF and to provide such additional information as the applicable regulator may require. The Federal Reserve and the DBF may also conduct examinations of the Company to determine whether the Company is in compliance with Bank Holding Company Acts and regulations promulgated thereunder.

Acquisitions. The Federal Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (1) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank; (2) acquiring all or substantially all of the assets of a bank; and (3) merging or consolidating with another bank holding company. A bank holding company is also generally prohibited from engaging in, or acquiring, direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities, unless the Federal Reserve has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations for projects designed primarily to promote community welfare.

Activities. The BHC Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act (the “GLB Act”), discussed below, have expanded the permissible activities of a bank holding company that qualifies as a financial holding company. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

Gramm-Leach-Bliley Act. The GLB Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The GLB Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company is permitted to engage in activities that are financial in nature or incidental or complimentary to a financial activity. The GLB Act specifies certain activities that are deemed to be financial in nature, including underwriting and selling insurance, providing financial and investment advisory services, underwriting, dealing in, or making a market in securities, limited merchant banking activities, and any activity currently permitted for bank holding companies under Section 4(c)(8) of the BHC Act.

To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company.

The GLB Act designates the Federal Reserve as the overall umbrella supervisor of financial holding companies. The GLB Act adopts a system of functional regulation where the primary regulator is determined by the nature of activity rather than the type of institution. Under this principle, securities activities are regulated by the SEC and other securities regulators, insurance activities by the state insurance authorities, and banking activities by the appropriate banking regulator. As a result, to the extent that we engage in non-banking activities permitted under the GLB Act, we will be subject to the regulatory authority of the SEC or state insurance authority, as applicable.

FDIC Insurance Assessments. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Member institutions pay deposit insurance assessments to the Deposit Insurance Fund (the “DIF”). The FDIC recently amended its risk-based assessment system to implement authority that the FDIC was granted under the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and other factors. The new regulation allows the FDIC to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the DIF. The assessment rate of an institution depends upon the category to which it is assigned. Risk Category I contains the least risky depository institutions and Risk Category IV contains the most risky depository institutions. The Risk Category is based on whether the institution is Well Capitalized, Adequately Capitalized, or Undercapitalized in regard to the institution’s capital ratios. The CAMELS rating of the institution is also used in the determination of the Risk Category. Risk Category I, unlike the other risk categories, contains further risk differentiation based on the FDIC’s analysis of financial ratios, examination components and other information. In the first quarter of 2009, the FDIC increased the amount to be assessed from financial institutions by increasing its risk-based deposit insurance assessment scale uniformly due to the increased and anticipated number of bank failures. Thus, the assessment scale ranges from twelve basis points of assessable deposits for the strongest institutions (Risk Category I) to forty-five basis points for the weakest (Risk Category IV). In 2008 the FDIC increased the amount of deposits it insures from $100,000 to $250,000. This increase in insured deposits is temporary and will continue through December 31, 2013.

In addition to the assessments for deposit insurance, institutions are required to make payments on bonds which were issued in the late 1980s by the Financing Corporation in order to recapitalize the predecessor to the Savings Association Insurance Fund. During 2008, Financing Corporation payments for Savings Association Insurance Fund members approximated 1.12 basis points of assessable deposits. These assessments, which are adjusted quarterly, will continue until the Financing Corporation bonds mature in 2017.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

On November 21, 2008, the Board of Directors of the FDIC adopted a final rule relating to TLGP. TLGP was announced by the FDIC on October 14, 2008, preceded by the determination of systemic risk by the Treasury, as an initiative to counter the system-wide crisis in the nation’s financial sector. Under TLGP the FDIC will provide full FDIC deposit insurance coverage for noninterest-bearing transaction deposit accounts, Negotiable Order of Withdrawal accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts held at participating FDIC-insured institutions through June 30, 2010. Coverage under TLGP was available for the first 30 days without charge. The fee assessment for deposit insurance coverage is 10 basis points per quarter on amounts in covered accounts exceeding $250,000. The Bank is a participant in TLGP. Effective January 1, 2011 coverage for Negotiable Order of Withdrawal accounts under TLGP will terminate. Coverage for noninterest bearing accounts will continue until December 31, 2012. Effective January 1, 2011 all banks will be covered under TLGP for noninterest bearing accounts for which there will be no additional fee assessment.

Payment of Dividends. The Company is a legal entity separate and distinct from the Bank. Most of the revenue of the Company results from dividends paid to it by the Bank. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank, as well as by the Company to its shareholders.

Under the regulations of the DBF, dividends may not be declared out of the retained earnings of a state bank without first obtaining the written permission of the DBF, unless such bank meets all the following requirements:

(a)	total classified assets as of the most recent examination of the bank do not exceed 80% of equity capital (as defined by regulation);

(b)	the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and

(c)	the ratio of equity capital to adjusted assets is not less than 6%.

The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FDIC has issued a policy statement providing that insured banks should generally only pay dividends out of current operating earnings. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of the Bank’s total capital in relation to its assets, deposits and other such items. In 2008, the Company declared cash dividends to common stockholders of $.07 per common share. In the fourth quarter of 2008, we suspended our dividends to stockholders due to a decline in earnings. We did not pay a dividend during 2009, 2010 or 2011 due to continued pressure on earnings and capital and as a result of the Resolution and Order.

Capital Adequacy. We are required to comply with the capital adequacy standards established by the federal banking agencies. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of Total Capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. Total Capital consists of Tier 1 Capital, which is comprised of common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and non-cumulative perpetual preferred stock, less goodwill and certain other intangible assets, and Tier 2 Capital, which consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At June 30, 2011, our consolidated Total Capital Ratio and our Tier 1 Capital Ratio were 6.42% and 5.16%, respectively, resulting in our being classified as “undercapitalized” under the regulatory framework for prompt corrective action.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the “Leverage Ratio”) of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Our Leverage Ratio at June 30, 2011 was 4.37%, above the minimum required, but below that required by the Order. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital Leverage Ratio” (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

The Bank is subject to risk-based and leverage capital requirements adopted by its federal banking regulators, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Prompt Corrective Action.”

The federal bank agencies continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC require regulators to consider interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank’s capital adequacy. The regulatory agencies have proposed a methodology for evaluating interest rate risk that would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.

At June 30, 2011, the Bank was classified as “undercapitalized” under the regulatory framework for prompt corrective action.

Support of Subsidiary Institutions. The Federal Reserve (pursuant to regulation and published statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve policy, the Company may be required to provide financial support to its subsidiary banks at a time when, absent such Federal Reserve policy, the Company may not deem it advisable to provide such assistance. Similarly, the Federal Reserve also monitors the financial performance and prospects of non-bank subsidiaries with an inspection process to ascertain whether such non-banking subsidiaries enhance or detract from the Company’s ability to serve as a source of strength for its subsidiary banks.

Commercial Real Estate. The federal banking agencies, including the FDIC, restrict concentrations in commercial real estate lending and have noted that recent increases in banks’ commercial real estate concentrations have created safety and soundness concerns in the current economic downturn. The regulatory guidance mandates certain minimal risk management practices and categorizes banks with defined levels of such concentrations as banks requiring elevated examiner scrutiny. The Bank has concentrations in commercial real estate loans in excess of those defined levels. Although management believes that the Bank’s credit processes and procedures meet the risk management standards dictated by this guidance, regulatory outcomes could effectively limit increases in the real estate concentrations in the Bank’s loan portfolio and require additional credit administration and management costs associated with those portfolios.

Fair Value. The Company’s impaired loans and foreclosed assets may be measured and carried at “fair value”, the determination of which requires management to make assumptions, estimates and judgments. When a loan is considered impaired, a specific valuation allowance is allocated or a partial charge-off is taken, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. In addition, foreclosed assets are carried at the lower of cost or “fair value”, less cost to sell, following foreclosure. “Fair value” is defined by Generally Accepted Accounting Principles (“GAAP”) “as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.” GAAP further defines an “orderly transaction” as “a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets; it is not a forced transaction (for example, a forced liquidation or distress sale).” Recently in the Bank’s markets there have been very few transactions in the type of assets which collateralized the vast majority of the Bank’s impaired loans and foreclosed properties which reflect “orderly transactions” as so defined. Instead, most transactions in comparable assets have been distressed sales not indicative of “fair value.” Accordingly, the determination of fair value in the current environment is difficult and more subjective than it would be in a stable real estate environment. Although management believes its processes for determining the value of these assets are appropriate and allow the Company to arrive at reasonable estimates of fair value, the processes require management judgment and assumptions and the value of such assets at the time they are revalued or divested may be significantly different from management’s determination of fair value.

Transactions with Affiliates. Under federal law, all transactions between and among a state nonmember bank and its affiliates, which include holding companies, are subject to Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder. Generally, these requirements limit these transactions to a percentage of the bank’s capital and require all of them to be on terms at least as favorable to the bank as transactions with non-affiliates. In addition, a bank may not lend to any affiliate engaged in non-banking activities not permissible for a bank holding company or acquire shares of any affiliate that is not a subsidiary. The FDIC is authorized to impose additional restrictions on transactions with affiliates if necessary to protect the safety and soundness of a bank. The regulations also set forth various reporting requirements relating to transactions with affiliates.

Financial Privacy. In accordance with the GLB Act, federal banking regulators adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

Anti-Money Laundering Initiatives and the USA Patriot Act. A major focus of governmental policy on financial institutions in recent years has been aimed at combating terrorist financing. This has generally been accomplished by amending existing anti-money laundering laws and regulations. The USA Patriot Act of 2001 (the “USA Patriot Act”) has imposed significant new compliance and due diligence obligations, creating new crimes and penalties. The United States Treasury Department has issued a number of implementing regulations which apply to various requirements of the USA Patriot Act to the Company and the Bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure of a financial institution to maintain and implement adequate programs to combat terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.

Future Legislation. Various legislation affecting financial institutions and the financial industry is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Company and the Bank in substantial and unpredictable ways, and could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance depending upon whether any of this potential legislation will be enacted, and if enacted, the effect that it or any implementing regulations, would have on the financial condition or results of operations of the Company or any of its subsidiaries. With the current economic environment, the nature and extent of future legislative and regulatory changes affecting financial institutions is very unpredictable at this time.

Monetary Policy and Economic Conditions

The Company’s profitability depends to a substantial extent on the difference between interest revenue received from loans, investments, and other earning assets, and the interest paid on deposits and other liabilities. These rates are highly sensitive to many factors that are beyond the control of the Company, including national and international economic conditions and the monetary policies of various governmental and regulatory authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits.

Competition

The banking industry is highly competitive. Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. The Bank encounters competition from most of the financial institutions in the Bank’s primary service areas. In the conduct of certain areas of its banking business, the Bank also competes with credit unions, consumer finance companies, insurance companies, money market mutual funds, and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon the Bank.

Management believes that competitive pricing and personalized service will provide it with a method to compete effectively in our primary service areas.

Legal Proceedings

The nature of CCB’s business is such that it occasionally becomes involved in ordinary routine litigation incidental to its business. Apart from routine litigation incidental to the operation of CCB and its subsidiaries, there are currently no material legal proceedings pending. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of CCB and its subsidiaries on a consolidated basis.

Description of Property

CCB’s main office is located at 562 Lee Street, SW, Atlanta, Georgia 30310. The main office, which is owned by the Bank consists of approximately 7,000 square feet, four drive-in windows and adjacent parking lots. The Bank operates its data processing work at a single story building located at the above address, consisting of approximately 8,500 square feet of space.

Banking operations are also conducted from a branch located at 2358 Cascade Road, Atlanta, Georgia 30311. This branch is owned by the Bank and has been in continuous operation since it opened on October 3, 1994. The branch is a single story building with approximately 3,000 square feet, one drive-in window, and an adjacent parking lot.

The Bank maintains a branch at Hartsfield-Jackson International Airport. The Hartsfield branch has two teller windows and a customer service office. The branch is approximately 475 square feet, and is open seven days a week. The Bank leases the space for the Hartsfield branch from the airport.

The Bank maintains a branch it owns at 5674 Memorial Drive, Stone Mountain, Georgia 30083. The building is a two-story building with 4,706 square feet with drive-in windows. The bank maintains an office it owns at 301 W. Oglethorpe Boulevard, Albany, Georgia 31707. It is a one-story building with approximately 4,500 square feet and drive-in windows.

In January 2003, the Bank purchased two parcels of land in downtown Savannah, Georgia, one with a 5,724 square foot building, the other across the street, a 1,820 square foot parking lot. The address for the office is 359 Martin Luther King, Jr. Boulevard, Savannah, Georgia 31401. The office opened in January 2004, as a full-service banking location.

In July 2004, the Bank purchased property in downtown Augusta, Georgia for a future branch site. The site contains a 5,000 square foot building previously operated as a Wachovia branch. The address is 1268 Broad Street, Augusta, Georgia 30901. The office opened in January 2005, as a full-service banking location.

In May 2006, CCB purchased property located at 94 Peachtree Street, Atlanta, Georgia for the purpose of opening an eighth branch office. The branch opened in August 2007 as a full-service banking location.

MANAGEMENT

The following table lists the name and ages of all directors and executive officers of CCB, indicates all positions and offices with CCB held by each person, states the term of office as a director or principal officer and the period during which such person has served, and briefly describes the business experience of each director or executive officer. There are no arrangements or understandings between such persons and any other person pursuant to which any person was elected as a director or executive officer.

Name	Age	Year Elected	Information About Directors and Officers
Directors
George G. Andrews	57	1994	Director; President, Chief Executive Officer
Charles W. Harrison	77	1994	Director; Retired Insurance Executive
Roy W. Sweat	81	1995	Director; Chiropractor
William Thomas	64	1995	Chairman; President, Thomas Cleaning Service, Inc.
Cordy T. Vivian	83	1995	Director; President, Basic, Inc.
Shelby R. Wilkes	59	2009	Director, Ophthalmologist, Atlanta Eye Consultants, P.C.
Tarlee W. Brown	70	2009	Director, President, Architect, Brown Design Group
Pratape Singh	40	2009	Director, President, Mayuari Corporation

Executive Officers
Tatina Brooks	47	2007	Chief Financial Officer
John Turner	62	2010	Chief Operating Officer

Executive Compensation

The following table sets forth the aggregate compensation for the Bank’s Chief Executive Officer. No other individual earned in excess of $100,000 in 2010.

SUMMARY COMPENSATION TABLE

December 31, 2010

Name and Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Comp.	All Other
								Comp.	Total
George G. Andrews	2010	150,000	0	—	—	—	—	0	$150,000
(Dir.; Pres.; CEO)	2009	177,500	0	—	—	—	—	0	$177,500

OUTSTANDING EQUITY AWARDS

December 31, 2010

Name	# of Securities Underlying Unexercised Option (#) Exercisable	# of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Price	Option Expiration Date
George G. Andrews	138,656	—	—	$0.94	04/08/13
(Dir.; Pres.; CEO)

(1)	On August 1, 2002, Mr. Andrews was granted the option to purchase 32,000 shares of common stock at $0.94 per share, expiring on August 1, 2012. On April 8, 2003, Mr. Andrews was granted to option to purchase 160,000 shares of common stock at $0.94 per share, expiring April 8, 2013. All figures are post-split adjusted.
(2)	All outstanding equity awards are 100% vested.

Executive Employment Agreements

CCB is not aware of any compensatory plan or arrangement with respect to any individual named in the summary compensation table for the latest fiscal year which will result from the resignation, retirement or other termination of such individual’s employment with CCB or from a change in control of CCB or a change in the individual’s responsibilities following a change in control.

DIRECTOR COMPENSATION

Effective January 1, 2010, the Board of Directors eliminated the payment of all director and committee fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Principal Shareholders

As of December 31, 2010, CCB knows of no beneficial owner, other than Mr. Thomas listed below, of more than five percent (5%) of its $1.00 par value common stock, the only class of voting securities of CCB.

As of June 30, 2011, the Company knows of no beneficial owner, other than Mr. Thomas listed below, of more than five percent (5%) of its $1.00 par value common stock, the only class of voting securities of the Company.

The following table sets forth, as of June 30, 2011, the common stock of the Company beneficially owned by all current directors and named executive officers. All shares have been adjusted to reflect the 4-for-1 stock split effective June 22, 2010. For purposes of this table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
George G. Andrews	203,776	(2)	2.1%
Charles W. Harrison	141,480	(3)	1.4%
Roy W. Sweat	240,000		2.4%
William Thomas, Chairman	680,240	(4)	6.9%
Cordy T. Vivian	111,868		1.1%
Shelby R. Wilkes	120,000		1.2%
Tarlee W. Brown	120,000		1.2%
Pratape Singh	160,000		1.6%
Executive Officers and Directors as a Group (8 persons)	1,777,364		18.1%

(1)	The ownership percentage is based on 9,821,848 shares of common stock outstanding (split-adjusted) and does not include currently exercisable options.
(2)	Includes 74,672 shares owned by Mr. Andrews, 64,000 shares held jointly with Mr. Andrews’ spouse, and 65,104 shares held in the Company’s ESOP for the account of Mr. Andrews. Mr. Andrews exercised 13,335 options in 2009. 138,656 remaining options to purchase shares expire on April 18, 2013.
(3)	Includes 131,880 shares owned jointly by Mr. Harrison and his spouse and 9,600 shares held by Mr. Harrison’s children.
(4)	Includes 453,440 shares owned by Mr. Thomas; 2,800 shares held jointly by Mr. Thomas and his spouse; and 224,000 shares held by Thomas Cleaning Service, Inc., a company controlled by Mr. Thomas.

CCB knows of no arrangements, including any pledge by any person of securities of CCB, the operation of which may at a subsequent date result in a change in control of CCB.

Certain Transactions

CCB’s directors and executive officers, and certain business organizations and individuals associated therewith, have been customers of and have had banking transactions with CCB and are expected to continue such relationships in the future. Pursuant to such transactions, the Bank’s directors and executive officers from time to time have borrowed funds from the Bank for various business and personal reasons. Extensions of credit made by the Bank to its directors and executive officers have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility or present other unfavorable features.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our articles of incorporation authorize us to issue up to 80,000,000 shares of common stock, which has $1.00 par value. As of June 30, 2011, we have 9,821,848 shares outstanding. After the offering, if it is fully subscribed, a total of 14,821,848 shares will be outstanding. All shares of our common stock will be entitled to share equally in dividends when, as, and if our board of directors declares dividends, and on our liquidation or dissolution, whether voluntary or involuntary, to share pro rata in all our assets available for distribution to our shareholders. We cannot assure that we will pay any cash dividends on our common stock in the near future. Each holder of our common stock will be entitled to one vote for each share owned on all matters submitted to our shareholders. Holders of our common stock will not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to our common stock. All shares of our common stock issued in accordance with the terms of this offering as described in this prospectus will be fully paid and non-assessable.

Shares Held by Affiliates

All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, as amended, except for shares our officers and directors purchase. Our officers and directors are affiliates under the securities laws and, as a result, their shares will be subject to certain resale restrictions. An active public market for our common stock may not exist at any time after this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in our common stock may not be able to do so except in an illiquid market or by private direct negotiations with third parties, assuming that third parties are willing to purchase our common stock.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

Terms for Board of Directors

Our articles of incorporation provide that each of our board of directors will serve one year terms.

Limitation of Liability

Article 5 of our articles of incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to us and to our shareholders for breach of a duty as a director. There is no elimination of liability for:

•	a breach of duty involving appropriation of our business opportunities;

•	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	a transaction from which the director receives an improper material tangible personal benefit; or

•	the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributors of corporate assets to shareholders.

Article 5 does not eliminate or limit our right or our shareholders’ right to seek injunctive or other equitable relief not involving monetary damages.

We adopted certain provisions of the Georgia Business Corporation Code that allow Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included these provisions to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We also included these provisions to enhance our ability to obtain liability insurance for our directors at a reasonable cost. While we have obtained liability insurance covering actions our directors take in their capacities as directors, our board of directors believes that the current directors’ liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. Our board of directors believes that our limitation of directors’ liability will enable us to obtain such insurance in the future on terms more favorable than if such a provision were not included in our articles of incorporation.

Indemnification

Our bylaws contain certain indemnification provisions that provide that our directors, officers, employees and agents will be indemnified against expenses they actually and reasonably incur if they are successful on the merits of a claim or proceeding.

When a case or dispute is not determined ultimately on its merits, the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. A director meets the applicable standard of conduct if the director acted in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Our board of directors, our shareholders or our independent legal counsel determines whether the applicable standard of conduct has been met in each specific case.

Our bylaws also provide that the indemnification rights are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than that described in our bylaws if we choose to do so, subject to our shareholders’ approval. We may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages.

The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.

We are not aware of any pending or threatened action, suit, or proceeding involving any of our directors or officers for which such directors or officers may seek indemnification from us.

We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of directors, officers, and controlling persons for violations of the Securities Act of 1933 is against public policy and is therefore unenforceable. In the event that a claim for indemnification against such liabilities other than our payment of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Martin, Snow, LLP, Macon, Georgia will pass upon the validity of the common stock being offered by this prospectus.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our financial statements as of, and for the years ended, December 31, 2010, and December 31, 2009, set forth herein have been so included in reliance on the report of Nichols Cauley, LLC, independent registered public accounting firm, given on the authority of that firm as the independent auditors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, to register the common stock described in and offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and its exhibits. The registration statement may be examined at, and copies of the registration statement may be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that website is http://www.sec.gov.

As of the date of this prospectus we are a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports containing audited financial statements and by filing quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year is the calendar year.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2010 and 2009, and the related consolidated statements of operations, other comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is operating under regulatory orders to, among other items, increase capital and maintain certain levels of minimum capital. As of December 31, 2010, the Company was not in compliance with these capital requirements. In addition to its deteriorating capital position, the Company has suffered significant losses related to nonperforming assets, has experienced declining levels of liquid assets, and has significant maturities of liabilities within the next twelve months. These matters raise substantial doubt about the ability of Capitol City Bancshares, Inc. and subsidiaries to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

April 13, 2011

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	2010	2009
Assets
Cash and due from banks	$5,345,394	$7,647,982
Interest-bearing deposits at other financial institutions	454,968	2,621
Federal funds sold	730,000	—
Securities available for sale	37,012,468	52,350,752
Restricted equity securities, at cost	1,025,300	1,047,800

Loans, net of unearned income	235,545,772	240,781,721
Less allowance for loan losses	5,223,764	6,649,261

Loans, net	230,322,008	234,132,460

Premises and equipment, net	9,501,807	10,005,605
Foreclosed real estate	8,917,239	6,332,288
Other assets	1,999,543	5,852,959

Total assets	$295,308,727	$317,372,467

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$24,624,361	$27,677,541
Interest-bearing	250,657,934	252,404,109

Total deposits	275,282,295	280,081,650
Federal funds purchased	—	4,140,000
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	10,700,000
Securities sold under repurchase agreements	—	6,414,593
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,606,277	2,304,631

Total liabilities	286,066,822	307,319,124

Commitments and contingencies

Stockholders’ equity
Series A cumulative, non voting preferred stock, 5,000,000 and 16,078 shares authorized respectively; par value $100, 16,078 shares issued and outstanding	1,607,800	1,607,800
Common stock, par value $1.00, 80,000,000 shares authorized (par value $1.50, 20,000,000 share authorized in 2009); 9,777,656 and 9,673,576 issued and outstanding, respectively	9,777,656	3,627,591
Surplus	75,330	4,015,440
Retained earnings (deficit)	(1,785,317)	189,563
Accumulated other comprehensive income (loss)	(433,564)	612,949

Total stockholders’ equity	9,241,905	10,053,343

Total liabilities and stockholders’ equity	$295,308,727	$317,372,467

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Interest income:
Loans, including fees	$14,496,500	$14,937,323
Deposits in banks	2,731	235
Securities	1,047,834	1,682,508
Federal funds sold	4,998	336

Total interest income	15,552,063	16,620,402

Interest expense:
Deposits	7,212,651	10,122,697
Other borrowings	279,238	248,001

Total interest expense	7,491,889	10,370,698

Net interest income	8,060,174	6,249,704
Provision for loan losses	470,000	9,530,064

Net interest income (loss) after provision for loan losses	7,590,174	(3,280,360)

Other income:
Service charges on deposit accounts	1,497,587	1,565,715
Other fees and commissions	4,277	45,562
Gains on sales of foreclosed real estate, net	25,810	60,585
Gains on sales of available for sale securities, net	568,337	926,292
Other operating income	508,088	263,253

Total other income	2,604,099	2,861,407

Other expenses:
Salaries and employee benefits	3,555,493	4,092,717
Occupancy and equipment expenses, net	1,183,194	1,207,435
Other operating expenses	5,418,556	6,587,392

Total other expenses	10,157,243	11,887,544

Income (loss) before income tax benefit	37,030	(12,306,497)

Income tax benefit	—	(1,738,559)

Net income (loss)	37,030	(10,567,938)

Preferred stock dividend	(62,155)	(112,155)

Net loss available to common shareholders	$(25,125)	$(10,680,093)

Basic losses per common share	$—	$(1.12)

Diluted losses per common share	$—	$(1.12)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Net income (loss)	$37,030	$(10,567,938)

Other comprehensive income (loss):

Unrealized holding gains arising during period, net of tax	(478,176)	1,401,040

Reclassification adjustment for gains on sale of securities, net of tax	(568,337)	(926,292)

Other comprehensive income (loss)	(1,046,513)	474,748

Comprehensive loss	$(1,009,483)	$(10,093,190)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2010 AND 2009

						Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value	Surplus
Balance, December 31, 2008	10,000	$1,000,000	2,307,853	$3,461,780	$3,166,691	$10,869,656	$138,201	$18,636,328
Net loss	—	—	—	—	—	(10,567,938)	—	(10,567,938)
Dividends declared on cumulative preferred stock	—	—	—	—	—	(112,155)	—	(112,155)
Issuance of preferred stock	6,078	607,800	—	—	—	—	—	607,800
Issuance of common stock for ESOP	—	—	473	709	4,021	—	—	4,730
Issuance of common stock	—	—	95,732	143,598	813,722	—	—	957,320
Exercise of stock options	—	—	14,336	21,504	31,006	—	—	52,510
Other comprehensive income	—	—	—	—	—	—	474,748	474,748

Balance, December 31, 2009	16,078	$1,607,800	2,418,394	3,627,591	4,015,440	189,563	612,949	10,053,343
Net income	—	—	—	—	—	37,030	—	37,030
Dividends declared on cumulative preferred stock	—	—	—	—	—	(62,155)	—	(62,155)
Issuance of common stock for ESOP	—	—	2,300	2,300	3,450	—	—	5,750
Issuance of common stock	—	—	61,385	68,118	186,332	—	—	254,450
Reclassification due to reduction in par	—	—	—	(1,215,930)	1,215,930	—	—	—
Reclassification due to 4-1 stock split	—	—	7,295,577	7,295,577	(5,345,822)	(1,949,755)	—	—
Other comprehensive loss	—	—	—	—	—	—	(1,046,513)	(1,046,513)

Balance, December 31, 2010	16,078	$1,607,800	9,777,656	$9,777,656	75,330	$(1,785,317)	$(433,564)	$9,241,905

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
OPERATING ACTIVITIES
Net income (loss)	$37,030	$(10,567,938)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	1,298,390	1,389,896
Provision for loan losses	470,000	9,530,064
Deferred taxes	—	1,474,405
Gain on sale of foreclosed real estate	(25,810)	(60,585)
Net gain on sale of securities available for sale	(568,337)	(926,292)
Gain on sale of premises and equipment	—	(334)
Other than temporary impairment charge	125,125	—
Increase in dividends payable on preferred stock	(62,155)	(62,155)
Decrease in interest receivable	865,796	1,038,847
Decrease in interest payable	(912,489)	(48,518)
Net other operating activities	3,272,621	(306,813)

Net cash provided by operating activities	4,500,171	1,460,577

INVESTING ACTIVITIES
Purchases of securities available for sale	(45,021,066)	(73,771,057)
Proceeds from maturities of securities available for sale	11,919,797	9,885,804
Proceeds from sales of securities available for sale	47,105,286	60,301,909
Redemptions (purchases) of restricted equity securities	22,500	(400,100)
Net increase in federal funds sold	(730,000)	—
Net (increase) decrease in loans	368,729	(20,939,193)
Proceeds from sale of foreclosed real estate	341,716	395,535
Net (increase) decrease in interest-bearing deposits at other financial institutions	(452,347)	141,642
Purchase of premises and equipment	(63,626)	(214,922)
Proceeds from sale of premises and equipment	—	20,525

Net cash provided by (used in) investing activities	13,490,989	(24,579,857)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(4,799,355)	10,156,609
Net increase (decrease) in securities sold under repurchase agreement	(6,414,593)	3,914,593
Net increase (decrease) in Federal Home Loan Bank advances	(5,200,000)	8,700,000
Net increase (decrease) in federal funds purchased	(4,140,000)	2,365,000
Payment of dividends on preferred stock	—	(50,000)
Repayment of note payable	—	(91,750)
Proceeds from issuance of preferred stock	—	607,800
Proceeds from issuance of common stock from secondary stock offering	254,450	957,320
Proceeds from issuance of common stock under ESOP plan	5,750	4,730
Proceeds from exercise of stock options	—	52,510

Net cash provided by (used in) financing activities	(20,293,748)	26,616,812

Net increase (decrease) in cash and due from banks	(2,302,588)	3,497,532

Cash and due from banks at beginning of year	7,647,982	4,150,450

Cash and due from banks at end of year	$5,345,394	$7,647,982

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$8,404,378	$10,419,216
Income taxes	$(3,208,698)	$(896,551)

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$4,477,714	$7,264,660
Financed sales of foreclosed real estate	$1,505,991	$1,269,163

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans. Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with two branches located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, one branch located in Savannah, and one branch located in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County, Chatham County, and Richmond County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair market value of financial instruments, the valuation of foreclosed real estate and deferred tax assets.

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through April 13, 2011, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $406,000 and $528,000 at December 31, 2010 and 2009, respectively.

The Bank also maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At December 31, 2010 and 2009, those restricted balances were $2,315,500.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income (loss), net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Accounting guidance related to other-than-temporary impairments of debt securities (FASB ASC 320-10) requires that, when considering whether losses on debt and equity securities are other-than-temporary, management consider whether a credit loss has occurred on the security. If management does not intend to sell the security and it is more likely than not that they will not have to sell the security before recovery of the cost basis, management will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Restricted Equity Securities

The Company is required to maintain an investment in capital stock of the Federal Home Loan Bank. Based on redemption provisions of this entity, the stock has no quoted market value and is carried at cost. At its discretion, the Federal Home Loan Bank may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in this stock.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The general components cover unimpaired loans and are based on historical loss experience adjusted for qualitative factors, such as the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Unsecured loans – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. The overall health of the economy, including unemployment rates will have an effect on the credit quality in the segment.

Cash value loans – Loans in this segment are fully secured by cash or cash equivalents.

Residential real estate loans – Loans in this segment include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Commercial real estate loans – Loans in this segment includes all mortgages and other liens on commercial real estate. The underlying cash flows generated by the properties are adversely impacted by a downtown in the economy as evidences by increased vacancy rates, which in turn will have an effect on the credit quality in this segment.

Business assets loans – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory and accounts receivable. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending will have an effect on the credit quality in this segment.

Vehicle loans – Loans in this segment are made to individuals and are secured by motor vehicles. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Other loans – Loans in this segment are generally secured consumer loans, but include all loans that do not belong in one of the other segments. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Foreclosed Real Estate

Foreclosed real estate acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling costs. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed real estate and subsequent adjustments to the value are expensed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Benefits)

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). This guidance sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

In accordance with ASC 740-10 Income Taxes it is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Bank had no uncertain tax positions at December 31, 2010. Further, all years subsequent to 2007 remain subject to evaluation.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

Stock-Based Compensation Plans

At December 31, 2010, the Company has a stock-based employee/director compensation plan which is more fully described in Note 13 of the consolidated financial statements.

Stock compensation accounting guidance (FASB ASC 718, Compensation—Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation Plans (Continued)

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants.

All outstanding options were fully vested and there were no options granted during the years ended December 31, 2010 and 2009. Therefore, there was no compensation cost related to share-based payments for the years ended December 31, 2010 and 2009.

Earnings (Losses) Per Share

Basic earnings (losses) per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares is determined using the treasury stock method.

Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows, and estimated discount rates.

The estimation methods for individual classifications of financial instruments are described in Note 21. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive loss.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2010 and 2009, advertising expense was $52,415 and $87,399, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2009 financial statements in order to be better compared to the December 31, 2010 financial statements.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU No. 2010-06”). ASU No. 2010-06 amends FASB ASC Topic 820-10-50, Fair Value Measurements and Disclosures, to require additional information to be disclosed principally regarding Level 3 measurements and transfers to and from Level 1 and 2. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 measurements. This guidance is generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to disclose separately purchases, sales, issuances, and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years). ASU No. 2010-06 is not expected to have a material impact on the Company’s results of operations or financial position, and will have a minimal impact on its disclosures.

The FASB issued Accounting Standards Update No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements, during February 2010. The Update removes some contradictions between the requirements of GAAP and the filing rules of the Securities and Exchange Commission (“SEC”). The revised guidance requires entities which are neither (1) an SEC filer nor (2) a conduit bond obligor for conduit debt securities which are traded in a public market, to evaluate subsequent events through the date the financial statements are available to be issued. SEC filers are required to evaluate subsequent events through the date the financial statements are issued, and they are no longer required to disclose the date through which subsequent events have been evaluated. This guidance was effective upon issuance except for the use of the issued date for conduit debt obligors, and it is not expected to have a material impact on the Company’s results of operations, financial position, or disclosures.

In April 2010, the FASB issued Accounting Standards Update No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset (“ASU No. 2010-18”). ASU No. 2010-18 provides guidance on the accounting for loan modifications when the loan is part of a pool of loans accounted for as a single asset such as acquired loans that have evidence of credit deterioration upon acquisition which are accounted for under the guidance in ASC 210-30. ASU No. 2010-18 addresses diversity in practice on whether a loan that is part of a pool of loans accounted for as a single asset should be removed from that pool upon a modification that would constitute a troubled debt restructuring or remain in the pool after modification. ASU No. 2010-18 clarifies that modifications of loans that are accounted for within a pool under ASC 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if the expected cash flows of the pool change. The amendments in this update do not require any additional

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

disclosures and are effective for modifications of loans accounted for within pools under ASC 310-30 occurring in the first annual period ending on or after July 15, 2010. ASU 2010-18 did not have a material impact on the Company’s results of operations, financial position, or disclosures.

In July 2010, the FASB issued Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU NO. 2010-20”). ASU NO. 2010-20 requires disclosures regarding loans and the allowance for loan losses that are disaggregated by portfolio segment and class of financing receivable. Existing disclosures were amended to require a roll forward of the allowance for loan losses by portfolio segment, with the ending balance broken out by basis of impairment method, as well as the recorded investment in the respective loans. Nonaccrual and impaired loans by class must also be shown. ASU No. 2010-20 also requires disclosures regarding: 1) credit quality indicators by class, 2) aging of past due loans by class, 3) troubled debt restructurings (“TDRs”) by class and their effect on the allowance for loan losses, 4) defaults on TDRs by class and their effect on the allowance for loan losses, and 5) significant purchases and sales of loans disaggregated by portfolio segment. This guidance is effective for interim and annual reporting periods ending on or after December 15, 2010, for end of period type disclosures. Activity related disclosures are effective for interim and annual reporting periods beginning on or after December 15, 2010. ASU No. 2010-20 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

The FASB issued Accounting Standards Update No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU No. 2011-01), during January 2011. ASU 2011-01 temporarily delays the effective date of troubled debt restructuring disclosures required by ASU 2010-20 for public companies. The disclosures regarding troubled debt restructurings will be effective for interim and annual periods ending after June 15, 2011. ASU No. 2011-01 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

NOTE 2.	GOING CONCERN AND MANAGEMENT’S PLAN OF ACTION

The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company experienced losses from operations during 2008 and 2009 and had minimal net income in 2010. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the capital necessary to sustain profitable operations, implementing a management plan to develop a profitable operation, overcoming and satisfying the requirements of the regulatory order detailed in Note 20, and lowering the level of problem assets to an acceptable level.

In this regard, management has developed a capital plan, which includes, but is not limited to: (1) actively working to reduce assets as well as the overall concentrations in acquisition, development, and construction lending and commercial real estate lending, (2) reducing adversely classified assets, (3) maintaining a Tier 1 leverage capital ratio of not less than 8%, (4) maintaining a total risk-based capital ratio of not less than 10%, (5) maintaining an adequate allowance for loan losses, (6) actively working to improve its liquidity while reducing its reliance on wholesale deposit funding and increasing core deposit levels, and (7) continuing to sell the Company’s common stock through the secondary offering discussed in Note 15.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	GOING CONCERN AND MANAGEMENT’S PLAN OF ACTION (Continued)

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3.	RISK FACTORS

The Company’s operations are affected by various risk factors, including interest rate risk, credit risk, liquidity risk, and risk from geographic concentration in lending, real estate, marketing, and sales activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.

The Company’s operations are significantly dependent upon economic conditions and related uncertainties.

The Company is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists, drought, natural disasters, and other factors beyond the Company’s control may adversely affect the results of operations. Changes in interest rates, in particular, could adversely affect the net interest income and could have many other adverse effects on operations. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures, nonperforming assets, and a decrease in the value of the property or other collateral which secures the loans, all of which could adversely affect the results of operations. The Company is particularly sensitive to changes in economic conditions and related uncertainties in Georgia because the Company derives substantially all of its loans, deposits, and other business from this area. Accordingly, the Company remains subject to the risks associated with prolonged declines in national and local economies.

The Company is subject to extensive federal and state governmental supervision and regulation intended primarily for the protection of depositors. In addition, the Company is subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted, but could adversely affect the Company’s future business and operations.

The Company is subject to vigorous competition in all aspects and areas of business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions, and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, and insurance companies. The Company also competes with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Certain competitors are larger financial institutions with substantially greater resources, lending limits, larger branch systems, and a wider array of commercial banking services.

The Bank is a community bank and as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	RISK FACTORS (Continued)

In addition, the Bank conducts business daily with correspondent banks. These banks are not immune to financial difficulties. Regulation F “Limitations on Interbank Liabilities” requires the Bank to establish and maintain written policies and procedures to prevent excessive exposure to any individual correspondent in relation to the financial condition of the correspondent. Actions resulting from the TLGP have reduced the risk somewhat, but the Bank will be vulnerable to the financial difficulties of its major correspondent banks.

NOTE 4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2010:
U.S. Government sponsored enterprises (GSEs)	$582,112	$1,579	$—	$583,691
Mortgage-backed securities GSE residential	33,832,986	88,554	(378,370)	33,543,170
State and municipal securities	2,353,058	—	(145,326)	2,207,732
Trust preferred securities	627,875	—	—	627,875

Total debt securities	37,396,031	90,133	(523,696)	36,962,468
Equity securities	50,000	—	—	50,000

Total securities	$37,446,031	$90,133	$(523,696)	$37,012,468

December 31, 2009:
U.S. Government sponsored enterprises (GSEs)	$5,277,930	$50,068	$(17,639)	$5,310,359
Mortgage-backed securities GSE residential	45,656,874	631,375	(50,856)	46,237,393
Trust preferred securities	753,000	—	—	753,000

Total debt securities	51,687,804	681,443	(68,495)	52,300,752
Equity securities	50,000	—	—	50,000

Total securities	$51,737,804	$681,443	$(68,495)	$52,350,752

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2010 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due from five to ten years	$1,552,504	$1,504,499
Due after ten years	2,010,541	1,914,799
Mortgage-backed securities	33,832,986	33,543,170

	$37,396,031	$36,962,468

Securities with a carrying value of $18,790,667 and $16,146,413 at December 31, 2010 and 2009, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2010 and 2009 totaled $47,105,286 and $60,301,909, respectively. Gross gains and losses of $569,225 and $(888), respectively, were realized on the sales for the year ended December 31, 2010. Gross gains and losses of $1,010,314 and $(84,022), respectively, were realized on the sales for the year ended December 31, 2009.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at December 31, 2010 and 2009.

	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2010:
Mortgage-backed GSE residential	$24,689,777	$(378,370)	$—	$—	$(378,370)
State and municipal	2,207,732	(145,326)	—	—	(145,326)

	$26,897,509	$(523,696)	$—	$—	$(523,696)

December 31, 2009:
U.S. GSEs	$3,004,868	$(17,639)	$—	$—	$(17,639)
Mortgage-backed GSE residential	5,519,435	(50,856)	—	—	(50,856)

	$8,524,303	$(68,495)	$—	$—	$(68,495)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

Temporarily Impaired Securities (Continued)

GSE residential mortgage-backed securities. There were unrealized losses on seventeen GSE mortgage-backed securities resulting from temporary changes in the interest rate market. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

State and municipal securities. There were unrealized losses on five state and municipal securities resulting from temporary changes in the interest rate market. Because the Company does not intend to sell the investments and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

Other-Than-Temporary Impairment

The Company conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. While all securities are considered, the securities primarily impacted by other-than-temporary impairment considerations have been certain securities included in equity securities and corporate bonds. For each security in the investment portfolio, a regular review is conducted to determine if an other-than-temporary impairment has occurred. Various factors are considered to determine if an other-than-temporary impairment has occurred. However, the most significant factors are default rates or interest deferral rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset.

During the first and third quarters of 2010, the Company recorded other than temporary impairment charges of $97,500 and $27,625, respectively, on its investment in a trust preferred security. As of December 31, 2009, the value of the trust preferred security for which other than temporary impairment was recognized was $650,000. Management determined the value of this security declined significantly due to declines in its underlying collateral. The security has a new cost basis of approximately $524,875.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2010	2009
Unsecured	$882,795	$1,073,118
Cash value	4,824,758	5,391,247
Residential real estate	38,447,647	36,964,577
Commercial real estate	186,281,923	189,190,557
Business assets	3,386,296	6,277,939
Vehicles	2,585,997	2,973,019
Other	106,559	108,850

	236,515,975	241,979,307
Net deferred loan fees and costs	(970,203)	(1,197,586)
Allowance for loan losses	(5,223,764)	(6,649,261)

Loans, net	$230,322,008	$234,132,460

For purposes of the disclosures required pursuant to the adoption of amendments to ASC 310, the loan portfolio was disaggregated into segments. A portfolio segment is defined as the level at which the entity develops and documents a systematic method for determining its allowance for loan losses. There are seven loan portfolio segments that include unsecured, cash value, residential real estate, commercial real estate, business assets, vehicles, and other.

Unsecured

Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. Unsecured loans are subject to the lending policies and procedures described in Note 1. Total unsecured loans as of December 31, 2010 were 0.3% of the total loan portfolio.

Cash Value

These are loans fully secured by cash or cash equivalents. Cash value loans are subject to the lending policies and procedures described in Note 1. Total cash value loans as of December 31, 2010 were 2.0% of the total loan portfolio.

Residential Real Estate

These loans include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Residential real estate loans are subject to the lending policies and procedures described in Note 1. Total residential real estate loans as of December 31, 2010 were 16.3% of the total loan portfolio.

Commercial Real Estate

The commercial real estate portfolio represents the largest category of the Company’s loan portfolio. These loans include all mortgages and other liens on commercial real estate. Commercial real estate loans are subject to the lending policies and procedures described in Note 1. Total commercial real estate loans as of December 31, 2010 were 78.8% of the total loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

Business Assets

Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory, and accounts receivable. Business assets loans are subject to the lending policies and procedures described in Note 1. Total business assets loans as of December 31, 2010 were 1.4% of the total loan portfolio.

Vehicles

Loans in this segment are secured by motor vehicles. Vehicle loans are subject to the lending policies and procedures described in Note 1. Total vehicle loans as of December 31, 2010 were 1.1% of the total loan portfolio.

Other

Loans in this segment are generally secured by consumer loans, but include all loans that do not belong in one of the other segments. Other loans are subject to the lending policies and procedures described in Note 1. Total other loans as of December 31, 2010 were 0.1% of the total loan portfolio.

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2010	2009
Balance, beginning of year	$6,649,261	$4,368,690
Provision for loan losses	470,000	9,530,064
Loans charged off	(2,165,634)	(7,354,748)
Recoveries of loans previously charged off	270,137	105,255

Balance, end of year	$5,223,764	$6,649,261

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The allowance for loan losses for the year ended December 31, 2010, by portfolio segment, is as follows (in thousands):

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$121,061	$68,835	$2,945,465	$2,821,151	$483,536	$209,172	$41	$—	$6,649,261
Charge-offs	(48,444)	(2,840)	(1,107,937)	(989,904)	—	(16,509)	—	—	(2,165,634)
Recoveries	30,594	—	11,184	195,909	32,450	—	—	—	270,137
Provision	(40,191)	(60,785)	410,121	207,769	(199,142)	(50,904)	(36)	203,168	470,000

Ending balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764

Ending balance - individually evaluated for impairment	$4,535	$—	$638,268	$989,599	$255,338	$122,269	$—	$—	$2,010,009

Loans:
Ending balance	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$—	$236,515,975

Ending balance - individually evaluated for impairment	$83,801	$—	$18,707,869	$29,430,587	$1,940,334	$238,945	$—	$—	$50,401,536

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan. Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Included in the loan categories above are loans considered troubled debt restructurings. At December 31, 2010, the Company had loans totaling $12,614,321 that were modified in a troubled debt restructuring and impaired. In addition to these restructures, the Company had troubled debt restructurings that were performing in accordance with their modified terms totaling $7,193,074.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and loans past due ninety days or more.

	As of and for the Years Ended December 31,
	2010	2009
Impaired loans without a valuation allowance	$41,280,542	$24,918,578
Impaired loans with a valuation allowance	9,120,994	11,698,424

Total impaired loans	$50,401,536	$36,617,002

Valuation allowance related to impaired loans	$2,010,009	$3,176,734

Average investment in impaired loans	$43,509,270	$26,142,140

Interest income recognized on impaired loans	$1,734,686	$1,883,767

Nonaccrual loans	$29,546,836	$22,511,415

Loans past due ninety days or more and still accruing	$619,895	$2,257

No additional funds are committed to be advanced in connection with impaired loans.

Impaired loans as of December 31, 2010, by portfolio segment, are as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment
With no related allowance recorded:
Unsecured	$76,446	$76,446	$—	$39,789
Cash value	—	—	—	—
Residential real estate	17,387,990	17,387,990	—	14,234,958
Commercial real estate	22,062,076	22,062,076	—	17,924,953
Business assets	1,673,333	1,673,333	—	859,512
Vehicles	80,697	80,697	—	40,348
Other	—	—	—	—

With a related allowance recorded:
Unsecured	7,355	7,355	4,535	32,768
Cash value	—	—	—	45,829
Residential real estate	1,319,879	1,319,879	638,268	2,329,487
Commercial real estate	7,368,511	7,368,511	989,599	7,688,210
Business assets	267,001	267,001	255,338	166,326
Vehicles	158,248	158,248	122,269	147,090
Other	—	—	—	—

Total:
Unsecured	83,801	83,801	4,535	72,556
Cash value	—	—	—	45,829
Residential real estate	18,707,869	18,707,869	638,268	16,564,446
Commercial real estate	29,430,587	29,430,587	989,599	25,613,162
Business assets	1,940,334	1,940,334	255,338	1,025,838
Vehicles	238,945	238,945	122,269	187,439
Other	—	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

A primary credit quality indicator for financial institutions is delinquent balances. Following are the delinquent amounts, by portfolio segment, as of December 31, 2010:

	Current	30-89 Days	Greater Than 90 Days	Total Accruing Past Due	Non-Accrual	Total Financing Receivables
Unsecured	$748,934	$86,414	$—	$86,414	$47,447	$882,795
Cash value	4,790,927	33,831	—	33,831	—	4,824,758
Residential real estate	25,093,331	3,101,601	610,925	3,712,526	9,641,790	38,447,647
Commercial real estate	159,067,792	8,305,542	—	8,305,542	18,908,589	186,281,923
Business assets	2,181,829	571,309	—	571,309	633,158	3,386,296
Vehicles	2,174,963	86,212	8,970	95,182	315,852	2,585,997
Other	106,559	—	—	—	—	106,559

	$195,164,335	$12,184,909	$619,895	$12,804,804	$29,546,836	$236,515,975

The Company uses an eight-grade internal loan rating system for its loan portfolio as follows:

Grade 1—Prime (Excellent)

Loans to borrowers with unquestionable financial strength and a solid earning history. This category includes national, international, regional, local entities, and individuals with commensurate capitalization, profitability, income, or ready access to capital markets as well as loans collateralized by cash equivalents. These loans are considered substantially risk free.

Grade 2—Good (Superior)

Loans which exhibit a strong earnings record, and liquidity and leverage ratios that compare favorably with the industry. There are excellent prospects for continued growth. This category also includes those loans secured within margins with marketable collateral. Limited risk. The elements for risk for these borrowers are slightly greater than those associated with risk grade Prime.

Grade 3—Acceptable (Average)

Loans to borrowers with a satisfactory financial condition, liquidity, and earnings history which indications that the trend will continue. Working capital is considered adequate and income is sufficient to repay debt as scheduled. Handles normal credit needs in a satisfactory manner.

Grade 4—Fair (Watch)

Loans to borrowers which may show at least one of the following: start-up operation or venture capital, financial condition, adverse events which have not yet become trends such as sporadic profitability, occasional overdrafts, instances of slow pay, documentation deficiencies. Borrower may also exhibit substantial grantor support. Debt is being handled as agreed, and the primary source of repayment remains available. Circumstances may warrant more than normal monitoring, but are not serious enough to warrant criticism of classification.

Grade 5—Special Mention

Loans with potential weaknesses which may, if not checked and corrected, would weaken the assets or inadequately protect the Bank’s credit position at some future date. These loans may require resolution of specific pending events before the associated risk can be adequately evaluated. These are criticized loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

Grade 6—Substandard

Loans, which are inadequately protected by the net worth and cash flow capacity of the borrower or the collateral pledged. The credit risk in this situation relates to the possibility of some loss of principal or interest if the deficiencies are not corrected. These loans are considered classified.

Grade 7—Doubtful

Loans, which are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable on the basis of existing facts, values and conditions. The possibility of loss is high, but because of certain important and reasonable specific pending factors, which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified, as value is impaired. A full or partial reserve is warranted.

Grade 8—Loss

Loans, which are considered uncollectible and continuance as an unacceptable asset are not warranted. These loans are considered classified and are either charged off or fully reserved against.

The following table presents the Company’s loans by risk rating at December 31, 2010:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$—	$44,674	$—	$—	$—	$—	$—	$44,674
Grade 2 (Superior)	22,945	70,500	—	371,277	—	42,733	—	507,455
Grade 3 (Acceptable-Average)	538,193	4,006,005	14,756,707	134,777,727	844,321	1,770,983	—	156,693,936
Grade 4 - Fair (Watch)	34,410	703,579	2,717,276	9,840,462	1,707,272	355,056	106,559	15,464,614
Grade 5 - (Special Mention)	68,892	—	2,741,872	4,143,158	—	30,812	—	6,984,734
Grade 6 (Substandard)	218,355	—	17,787,787	36,936,982	834,703	381,283	—	56,159,110
Grade 7 (Doubtful)	—	—	444,005	—	—	5,130	—	449,135
Grade 8 (Loss)	—	—	—	212,317	—	—	—	212,317

	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$236,515,975

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2010 are as follows:

Balance, beginning of year	$6,624,193
Advances	1,228,353
Repayments	(378,300)
Change in related parties	(4,447,390)

Balance, end of year	$3,026,856

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	PREISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2010	2009
Land	$1,344,962	$1,344,962
Buildings and improvements	8,931,190	8,824,422
Furniture and equipment	4,358,396	4,401,538

	14,634,548	14,570,922
Accumulated depreciation	(5,132,741)	(4,565,317)

	$9,501,807	$10,005,605

Depreciation expense was $567,424 and $601,847 for the years ended December 31, 2010 and 2009, respectively.

Leases

The Company has an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year). The lease calls for lease payments of $1,000 per month and has a term of five years.

The Company also has an operating lease agreement for the rental of a branch banking facility in Albany, Georgia. The lease calls for lease payments of $1,000 per month and has a lease term of four years. There is also an option to extend this lease for an additional two years at the end of this term.

The following represents the minimum monthly lease payments under noncancelable operating leases:

2011	$24,000
2012	6,000

$30,000

Total rental expense for the years ended December 31, 2010 and 2009 was $66,632 and $68,163, respectively.

NOTE 7.	FORECLOSED REAL ESTATE

A summary of foreclosed real estate are presented as follows:

	Years Ended December 31,
	2010	2009
Balance, beginning of year	$6,332,288	$2,220,082
Additions	4,477,714	7,264,660
Capitalized expenses	3,858	304,579
Writedowns	(74,724)	(2,165,870)
Sales	(341,716)	(395,535)
Internally financed sales	(1,505,991)	(1,269,163)
Deferred gain on sale	—	312,950
Net gain (loss) on sales	25,810	60,585

Balance, end of year	$8,917,239	$6,332,288

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	FORECLOSED REAL ESTATE (Continued)

As of December 31, 2010 and 2009, deferred gains on sales of foreclosed real estate of $312,950 and $312,950 are included in the balance sheet as a reduction of loans.

(Income) expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2010	2009
Net loss (gain) on sales of real estate	$(25,810)	$(60,585)
Operating expenses, net of rental income	396,703	2,103,190

	$370,893	$2,042,605

NOTE 8.	DEPOSITS

Deposit account balances at December 31, 2010 and 2009 are summarized as follows:

	2010	2009
Non-interest bearing	$24,624,361	$27,677,541
Interest-bearing demand	5,088,279	5,298,668
Money market	20,539,734	21,736,216
Individual savings	9,037,684	9,184,095
Time deposits $100,000 or greater	113,019,690	47,721,726
Other time deposits	102,972,547	168,463,404

	$275,282,295	$280,081,650

The scheduled maturities of time deposits at December 31, 2010 are as follows:

2011	$122,892,094
2012	48,177,688
2013	15,021,543
2014	17,978,215
2015	11,922,697

$215,992,237

At December 31, 2010 and 2009, the Company had brokered deposits of $19,571,210 and $37,604,240, respectively.

At December 31, 2010 and 2009, overdraft demand deposits reclassified to loans totaled $69,940 and $120,277, respectively.

NOTE 9.	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2010 and 2009 were $- and $6,414,593, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	NOTE PAYABLE

The Company has a line of credit with a financial institution. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2010 and 2009, total borrowings under this line of credit were $275,250.

On April 10, 2009, certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest. Payments totaling $183,500 were due in 2010, but were not paid and a waiver has not been provided by the lender.

Contractual maturities of the note payable are as follows:

2011	$275,250
2012	—

$275,250

NOTE 11.	OTHER BORROWINGS

At December 31, 2010, the Company had a federal fund line available with a correspondent bank of $5,000,000.

FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2010 and 2009, the Company had advances outstanding with the FHLB totaling $5,500,000 and $10,700,000, respectively. As of December 31, 2010, advances had a weighted average rate of 0.58% and mature on various dates between April 1, 2011 and August 3, 2011.

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB has been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB. On March 23, 2011, the Company was notified that its credit availability had been reinstated.

NOTE 12.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (3.59% at December 31, 2010). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	TRUST PREFERRED SECURITIES (Continued)

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 3.58% at December 31, 2010. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The Company has exercised its right to defer payment of interest on the debentures beginning during the first quarter of 2010, continuing through December 31, 2010. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2010 and 2009 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2010 and 2009 was $3,403,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 638,400 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

A summary of stock option activity under the Plan as of December 31, 2010 and 2009, and changes during the years then ended is presented below:

December 31, 2010	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2010	178,656	$0.94
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2010	178,656	$0.94	2.0

Vested at December 31, 2010	178,656	$0.94	2.0

December 31, 2009	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2009	1,592,000	$0.67
Granted	—	—
Forfeited	(1,360,000)	0.63
Exercised	(53,344)	0.94

Outstanding at December 31, 2009	178,656	$0.94	3.0

Vested at December 31, 2009	178,656	$0.94	3.0

Cash received from option exercises for the years ended December 31, 2010 and 2009 was $- and $52,510, respectively.

At December 31, 2010, the aggregate intrinsic value of options outstanding and exercisable was $279,150.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	EMPLOYEE BENEFIT PLANS (Continued)

Employee Stock Purchase Plan (Continued)

may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2010 and 2009, 2,300 and 473 shares, respectively, were purchased under the plan. A total of 7,440 shares have been purchased under the plan as of December 31, 2010.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2010 and 2009 amounted to $74,703 and $130,819, respectively.

NOTE 14.	STOCK SPLIT

On June 22, 2010, the Company’s shareholders approved a 4 for 1 stock split and a change in the par value of its common stock from $1.50 to $1.00. All per share amounts in all periods have been retroactively adjusted for this split as it occurred in the first period presented.

NOTE 15.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 6,000,000 shares of the Company’s common stock at a price of $10 per share. As a result of the stock split in 2010, this price was adjusted to $2.50 per share. The offering originally was to terminate on November 8, 2008 or when all 6,000,000 shares of common stock are sold, whichever occurs first. The Company has extended the offering for up to 90 days several times, and it is currently scheduled to close in 2011.

NOTE 16.	INCOME TAXES

Income tax benefit consists of the following:

	Years Ended December 31,
	2010	2009
Current	$—	$(3,212,964)
Deferred	—	1,474,405

Income tax benefit	$—	$(1,738,559)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	INCOME TAXES (Continued)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2010	2009
Tax benefit at statutory federal rate	$12,591	$(4,184,209)
Tax-free income	—	(19,962)
Disallowed interest expense	—	3,566
State income tax benefit	39	(409,446)
Valuation allowance	(56,429)	2,858,643
Other items, net	43,799	12,849

Income tax benefit	$—	$(1,738,559)

The components of the net deferred tax asset, included in other assets, are as follows:

	December 31,
	2010	2009
Deferred tax assets:
Loan loss reserves	$1,171,780	$1,765,620
Reserve for other real estate	383,154	392,139
Income tax loss carryover	1,448,731	933,251
Other	4,552	4,576

	3,008,217	3,095,586

Deferred tax liabilities:
Depreciation	206,003	236,943

Valuation allowance	(2,802,214)	(2,858,643)
Net deferred tax assets	$—	$—

The Company has net operating loss carryforwards expiring in 2029, if not utilized.

NOTE 17.	LOSSES PER SHARE

Presented below is a summary of the components used to calculate basic and diluted losses per share:

	Years Ended December 31,
	2010	2009
Net loss available to common shareholders	$(25,125)	$(10,680,093)

Weighted average number of common shares outstanding	9,719,293	9,298,920
Effect of dilutive options	111,482	275,114

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	9,830,775	9,574,034

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2010	2009
Commitments to extend credit	$4,894,000	$8,071,000
Financial standby letters of credit	2,058,000	2,483,000
Other standby letters of credit	400,000	300,000

	$7,352,000	$10,854,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

At December 31, 2010 and 2009, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2010 and 2009.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

NOTE 19.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	CONCENTRATIONS OF CREDIT (Continued)

to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Ninety-five percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches and convenience stores in the Company’s market areas which make up twenty-four percent and twenty-seven percent, respectively, of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 5.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or net assets, as defined, which amounted to approximately $3,223,000 at December 31, 2010.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTE 20.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2010, no dividends could be declared without regulatory approval.

The Company, on a consolidated basis, and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).

On January 13, 2010, the Company received a consent order (“order”) from the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

(i)	Tier I capital at least equal to 8% of total average assets;

(ii)	Total risk-based capital at least equal to 10% of total risk-weighted assets.

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	REGULATORY MATTERS (Continued)

As of December 31, 2010, the Bank and Company’s capital amounts and ratios fall under the category of “under capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total Capital to Risk Weighted Assets:
Consolidated	$16,176	6.21%	$20,825	8.00%	$	N/A	N/A
Bank	$16,600	6.38%	$20,801	8.00%		$26,001	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$12,901	4.96%	$10,412	4.00%	$	N/A	N/A
Bank	$13,325	5.12%	$10,401	4.00%	$	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$12,901	4.17%	$12,382	4.00%	$	N/A	N/A
Bank	$13,325	4.31%	$12,370	4.00%		$24,739	8.00%

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2009:
Total Capital to Risk Weighted Assets:
Consolidated	$15,176	5.69%	$21,333	8.00%	$—	N/A
Bank	$16,283	6.10%	$21,350	8.00%	$26,678	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$11,800	4.43%	$10,667	4.00%	$—	N/A
Bank	$12,907	4.84%	$10,671	4.00%	$16,007	6.00%
Tier I Capital to Average Assets:
Consolidated	$11,800	3.71%	$12,722	4.00%	$—	N/A
Bank	$12,907	4.06%	$12,727	4.00%	$15,909	5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traced in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, management estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, including GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, management classifies those securities in level 3.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. Fair value of fixed rate loans is estimated using discounted contractual cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation using market interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased: The carrying amounts of federal funds purchased approximate their fair values.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Off-balance Sheet Credit-Related Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Assets Measured at Fair Value on a Recurring Basis: Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2010 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
Securities available for sale	$—	$37,012,468	$—	$37,012,468

Total assets at fair value	$—	$37,012,468	$—	$37,012,468

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
Securities available for sale	$—	$52,350,752	$—	$52,350,752

Total assets at fair value	$—	$52,350,752	$—	$52,350,752

Assets Measured at Fair Value on a Nonrecurring Basis: Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at December 31, 2010 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Impaired loans	$—	$—	$19,201,393	$(6,424,524)
Foreclosed real estate	—	—	1,175,349	(271,788)

Total	$—	$—	$20,376,742	$(6,696,312)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Impaired loans	$—		$—	$18,412,424	$(8,188,592)
Foreclosed real estate	—		—	5,228,081	(2,172,192)

Total	$—	$		$23,640,505	$(10,360,784)

At December 31, 2010, in accordance with the provisions of the loan impairment guidance (FASB ASC 310-10-35), individual loans with a carrying amount, after partial charge-offs of $4,414,515, of which $19,201,393 were written down to their fair value of $17,191,384, resulting in an impairment charge of $2,010,009. $9,120,994 of these impaired loans are referred to in Note 5 as impaired loans with a valuation allowance and have $2,010,009 in specific valuation allowances included in the allowance for loan losses. Write downs of impaired loans are estimated using the present value of expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold	$6,530,362	$6,530,362	$7,650,603	$7,650,603
Securities	38,037,768	38,037,768	53,398,552	53,398,552
Loans, net	230,322,008	233,696,460	234,132,460	233,915,000
Accrued interest receivable	1,124,611	1,124,611	1,990,407	1,990,407

Financial liabilities:
Deposits	275,282,295	277,390,698	280,081,650	285,431,000
Federal funds purchased	—	—	4,140,000	4,140,000
Note payable	275,250	275,250	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,521,875	10,700,000	10,700,000
Securities sold under repurchase agreements	—	—	6,414,593	6,414,593
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	999,367	999,367	1,911,856	1,911,856

NOTE 22.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2010	2009
Security	$356,803	$441,227
Computer expenses	1,046,775	980,400
Audit and professional fees	797,478	559,498
Telephone expenses	243,817	254,008
FDIC insurance assessments	1,416,624	793,889
Other real estate expenses	534,015	1,611,024

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2010 and 2009:

CONDENSED BALANCE SHEETS

	2010	2009
Assets
Cash	$14,584	$61,546
Investment in subsidiaries	12,935,586	13,569,267
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	81,639	46,224

Total assets	$13,184,809	$13,830,037

Other liabilities	$264,654	$98,444
Note payable	275,250	275,250
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	9,241,905	10,053,343

Total liabilities and stockholders’ equity	$13,184,809	$13,830,037

CONDENSED STATEMENTS OF OPERATIONS

	2010	2009
Income
Interest income	$943	$5,425
Dividends from bank subsidiary	25,000	250,000
Other income	816	—

Total income	26,759	255,425

Expense
Interest expense	144,786	159,530
Other expenses	64,723	573,038

Total expenses	209,509	732,568

Income (loss) before income tax benefit and equity 10 in undistributed income (loss) of subsidiaries	(182,750)	(477,143)

Income tax benefit	—	244,272

Loss before equity in undistributed income (loss) of subsidiaries	(182,750)	(232,871)

Equity in undistributed income (distributions in excess of earnings) of subsidiaries	219,780	(10,335,067)

Net income (loss)	$37,030	$(10,567,938)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2010	2009
Operating activities
Net income (loss)	$37,030	$(10,567,938)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Earnings) losses of subsidiaries	(244,780)	10,085,067
Net other operating activities	130,793	221,235

Net cash used in operating activities	(76,957)	(261,636)

Investing activities
Capital contribution in bank	(193,050)	(1,617,630)

Net cash used in investing activities	(193,050)	(1,617,630)

Financing activities
Repayment of note payable	—	(91,750)
Proceeds from issuance of preferred stock	—	607,800
Cash dividends received from subsidiary	25,000	250,000
Payment of dividends on preferred stock	(62,155)	(50,000)
Proceeds from issuance of common stock under secondary stock offering	254,450	957,320
Proceeds from issuance of common stock under ESOP plan	5,750	4,730
Proceeds from exercise of stock options	—	52,510

Net cash provided by financing activities	223,045	1,730,610

Net decrease in cash	(46,962)	(148,656)

Cash at beginning of year	61,546	210,202

Cash at end of year	$14,584	$61,546

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts	FAX 404-214-1302
atlanta@nicholscauley.com
Atlanta — Clarkesville — Dublin — Lake Oconee — Warner Robins
www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the consolidated financial statements of Capitol City Bancshares, Inc. and subsidiaries as of and for the year ended December 31, 2010, and our report thereon dated April 13, 2011, which expressed an unqualified opinion on those consolidated financial statements, appears on page 1. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2010, is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

April 13, 2011

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2010

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$5,354,489	$14,584	$35,790	$(59,469)	$5,345,394
Interest-bearing deposits at other financial institutions	454,968	—	—	—	454,968
Federal funds sold	730,000	—	—	—	730,000
Restricted equity securities, at cost	1,025,300	—	—	—	1,025,300
Securities available for sale	36,859,468	153,000	—	—	37,012,468
Investment in subsidiaries	—	12,935,586	—	(12,935,586)	—
Loans, net of unearned income	235,545,772	—	—	—	235,545,772
Less allowance for loan losses	5,223,764	—	—	—	5,223,764

Loans, net	230,322,008	—	—	—	230,322,008

Premises and equipment, net	9,492,533	—	9,274	—	9,501,807
Foreclosed real estate	8,917,239	—	—	—	8,917,239
Other assets	1,917,904	81,639	—	—	1,999,543

Total assets	$295,073,909	$13,184,809	$45,064	$(12,995,055)	$295,308,727

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$24,674,735	$—	$—	$(50,374)	$24,624,361
Interest-bearing	250,657,934	—	—	—	250,657,934

Total deposits	275,332,669	—	—	(50,374)	275,282,295
Note payable	—	275,250	—	—	275,250
Federal Home Loan Bank advances	5,500,000	—	—	—	5,500,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	1,350,718	264,654	—	(9,095)	1,606,277

Total liabilities	282,183,387	3,942,904	—	(59,469)	286,066,822

Stockholders’ equity
Preferred stock	—	1,607,800	—	—	1,607,800
Common stock	3,192,528	9,777,656	341,000	(3,533,528)	9,777,656
Surplus	21,981,866	75,330	—	(21,981,866)	75,330
Retained earnings (accumulated deficit)	(11,850,308)	(1,785,317)	(295,936)	12,146,244	(1,785,317)
Accumulated other comprehensive income (loss)	(433,564)	(433,564)	—	433,564	(433,564)

Total stockholders’ equity	12,890,522	9,241,905	45,064	(12,935,586)	9,241,905

Total liabilities and stockholders’ equity	$295,073,909	$13,184,809	$45,064	$(12,995,055)	$295,308,727

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income
Loans, including fees	$14,496,500	$—	$—	$—	$14,496,500
Deposits in banks	2,731	—	—	—	2,731
Securities:
Taxable	1,029,104	943	—	—	1,030,047
Nontaxable	17,787	—	—	—	17,787
Federal funds sold	4,998	—	—	—	4,998
Dividends from bank subsidiary	—	25,000	—	(25,000)	—

Total interest income	15,551,120	25,943	—	(25,000)	15,552,063

Interest expense
Deposits	7,212,651	—	—	—	7,212,651
Other borrowings	134,452	144,786	—	—	279,238

Total interest expense	7,347,103	144,786	—	—	7,491,889

Net interest income	8,204,017	(118,843)	—	(25,000)	8,060,174
Provision for loan losses	470,000	—	—	—	470,000

Net interest income (loss) after provision for loan losses	7,734,017	(118,843)	—	(25,000)	7,590,174

Other income
Service charges on deposit accounts	1,497,587	—	—	—	1,497,587
Other fees and commissions	4,277	—	—	—	4,277
Gains on sales of foreclosed real estate, net	25,810	—	—	—	25,810
Gains on sales of available for sale securities, net	568,337	—	—	—	568,337
Other operating income	506,869	816	403	—	508,088

Total other income	2,602,880	816	403	—	2,604,099

Other expenses
Salaries and employee benefits	3,555,493	—	—	—	3,555,493
Occupancy and equipment expenses, net	1,179,865	—	3,329	—	1,183,194
Other operating expenses	5,352,460	64,723	1,373	—	5,418,556

Total other expenses	10,087,818	64,723	4,702	—	10,157,243

Income (loss) before equity in undistributed loss of subsidiaries	249,079	(182,750)	(4,299)	(25,000)	37,030

Equity in undistributed income of subsidiaries	—	219,780	—	(219,780)	—

Income (loss) before income tax benefit	249,079	37,030	(4,299)	(244,780)	37,030

Income tax benefit	—		—	—	—

Net income (loss)	$249,079	$37,030	$(4,299)	$(244,780)	$37,030

See Independent Registered Public Accounting Firm’s Report on Supplemental Information

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

June 30, 2011 (unaudited) and December 31, 2010

	June 30, 2011 (unaudited)	December 31, 2010
Assets
Cash and due from banks	$7,333,908	$5,345,394
Interest-bearing deposits at other financial institutions	577,192	454,968
Federal funds sold	4,130,000	730,000
Securities available for sale	40,896,523	37,012,468
Restricted equity securities, at cost	910,300	1,025,300

Loans, net of unearned income	230,425,845	235,545,772
Less allowance for loan losses	5,259,240	5,223,764

Loans, net	225,166,605	230,322,008

Premises and equipment, net	9,299,197	9,501,807
Foreclosed real estate	12,627,111	8,917,239
Other assets	1,960,773	1,999,543

Total assets	$302,901,609	$295,308,727

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$26,724,226	$24,624,361
Interest-bearing	255,084,032	250,657,934

Total deposits	281,808,258	275,282,295
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,591,550	1,606,277

Total liabilities	$292,578,058	$286,066,822

Stockholders’ equity
Preferred stock, par value $100, 5,000,000 shares authorized
Series A, cumulative, non voting, 10,000 shares issued and outstanding	1,000,000	1,000,000
Series B, cumulative, non voting, 6,078 shares issued and outstanding	607,800	607,800
Common stock, par value $1.00; 80,000,000 shares authorized; 9,821,848 and 9,777,656 shares issued and outstanding, respectively	9,821,848	9,777,656
Surplus	141,618	75,330
Stock sale receivable	(1930)	—
Retained deficit	(1,591,430)	(1,785,317)
Accumulated other comprehensive income (loss)	345,645	(433,564)

Total stockholders’ equity	10,323,551	9,241,905

Total liabilities and stockholders’ equity	$302,901,609	$295,308,727

The accompanying notes are an integral part of these condensed consolidated financial statements

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three and six months ended June 30, 2011 and 2010 (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest income:
Loans, including fees	$3,489,120	$3,312,875	$6,941,887	$7,268,579
Deposits in banks	79	23	694	26
Securities	258,059	311,814	477,124	630,531
Federal funds sold	998	315	2,652	361

Total interest income	3,748,256	3,625,027	7,422,357	7,899,497

Interest expense:
Deposits	1,415,594	1,856,432	2,871,910	3,848,743
Other borrowings	43,579	64,984	87,751	159,961

Total interest expense	1,459,173	1,921,416	2,959,661	4,008,704

Net interest income	2,289,083	1,703,611	4,462,696	3,890,793
Provision for loan losses	150,000	220,000	355,000	220,000

Net interest income after provision for loan losses	2,139,083	1,483,611	4,107,696	3,670,793

Other income:
Service charges on deposit accounts	300,949	361,150	641,689	702,779
Other fees and commissions	24,135	19,349	47,488	38,586
Gain on sales of available for sale securities, net	—	184,297	—	184,297
Gain on sales of foreclosed real estate	—	40,885	—	56,204
Other operating income	128,982	106,981	247,836	213,754

Total other income	454,066	712,662	937,013	1,195,620

Other expenses:
Salaries and employee benefits	903,443	851,974	1,817,419	1,823,858
Occupancy and equipment expenses, net	276,531	299,132	598,650	589,670
Other operating expenses	1,254,590	1,550,528	2,384,753	2,837,503

Total other expenses	2,434,564	2,701,634	4,800,822	5,251,031

Income (Loss) before income tax benefits	158,585	(505,361)	243,887	(384,618)

Income tax benefits	—	—	—	—

Net income (loss)	158,585	(505,361)	243,887	(384,618)

Preferred stock dividends	—	50,000	50,000	50,000

Net income (loss) available to common shareholders	$158,585	$(555,361)	$193,887	$(434,618)

Other comprehensive income (loss):
Unrealized gains on securities available for sale arising during period, net of tax	724,291	21,134	779,209	123,661
Reclassification adjustment for realized gains on securities available for sale arising during the period, net of tax	—	(121,636)	—	(121,636)

Comprehensive income (loss)	$882,876	$(655,863)	$973,096	$(432,593)

Basic earnings (losses) per common share	$0.02	$(.06)	$0.02	$(0.04)

Diluted earnings (losses) per common share	$0.02	$(.06)	$0.02	$(0.04)

The accompanying notes are an integral part of these condensed consolidated financial statements

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2011 and 2010 (Unaudited)

	June 30, 2011	June 30, 2010
OPERATING ACTIVITIES
Net income (loss)	$243,887	$(384,618)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	380,655	701,683
Provision for loan losses	355,000	220,000
Net gain on sale of securities available for sale	—	(184,297)
Other-than-temporary impairment of securities	—	97,500
Gain on sale of foreclosed assets	—	(56,204)
Writedowns of foreclosed real estate	—	70,600
Decrease in income tax receivable	—	3,157,285
Net other operating activities	(25,957)	(155,886)

Net cash provided by operating activities	953,585	3,466,063

INVESTING ACTIVITIES
Purchases of securities available for sale	(5,147,408)	(16,927,508)
Proceeds from sales of securities available for sale	—	13,597,396
Proceeds from maturities of securities available for sale	1,864,517	7,265,581
Proceeds from sales of restricted equity securities	115,000	—
Net increase in interest-bearing deposits	(122,224)	(113,670)
Net increase in federal funds sold	(3,400,000)	(1,420,000)
Net (increase) decrease in loans	1,182,639	(2,118,619)
Capitalized costs on foreclosed real estate	(92,108)	(3,858)
Proceeds from sale of foreclosed real estate	—	42,710
Purchase of premises and equipment	—	(25,277)

Net cash provided by (used in) investing activities	(5,599,584)	296,755

FINANCING ACTIVITIES
Net increase in deposits	6,525,963	3,494,433
Net decrease in securities sold under repurchase agreements	—	(2,939,604)
Net decrease in federal funds purchased	—	(4,140,000)
Proceeds from issuance of common stock from secondary stock offering	108,550	134,650

Net cash provided by (used in) financing activities	6,634,513	(3,450,521)

Net increase in cash and due from banks	1,988,514	312,297

Cash and due from banks, beginning of period	5,345,394	7,647,982

Cash and due from banks, end of period	$7,333,908	$7,960,279

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$3,051,278	$4,516,458

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$3,617,764	$1,637,339
Financed sales of foreclosed real estate	$—	$1,505,991

The accompanying notes are an integral part of these condensed consolidated financial statements

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

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NOTE 1. BASIS OF PRESENTATION

The interim consolidated financial information included for Capitol City Bancshares, Inc. (the “Company”), Capitol City Bank & Trust Company (the “Bank”) and Capitol City Home Loans (the “Mortgage Company”) herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. These statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The results of operations for the three and six month periods ended June 30, 2011 are not necessarily indicative of the results to be expected for the full year.

Management has evaluated all significant events and transactions that occurred after June 30, 2011, but prior to August 15, 2011, the date these condensed consolidated financial statements were issued, for potential recognition or disclosure in these condensed consolidated financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At June 30, 2011 and December 31, 2010, those restricted balances were $2,315,500.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their

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examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Loans are identified as impaired through the Company’s internal loan review procedures and through the monitoring process of reviewing loans for appropriate risk rating assignment. A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. When current information and events exist that question whether the company will collect all contractual payments, a loan will be assessed for impairment. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

The general components cover unimpaired loans and are based on historical loss experience adjusted for qualitative factors, such as the various risk characteristics of each loan segment. Historical losses are evaluated based on gross charge offs for each loan grouping using a 24 month rolling average. The qualitative factors used in adjusting the historical loss ratio consist of two broad groups, external and internal factors. External factors include, but are not limited to: national and local economic conditions with an emphasis on unemployment rates, changes in the regulator climate, legal constraints, political action and competition. Internal factors considered are the lending policies and procedures, the nature and mix of the loan portfolio, the lending staff, credit concentrations, trends in loan analytics ( nonaccruals, past dues, charge off’s, etc.), changes in the value of underlying collateral and results of internal or external loan reviews. The pertinent data (the quantitative factors) are compiled and reviewed on a regular basis. As trends in the data or other changes are observed that indicate adjustments to the loss ratios are warranted, adjustments to the loss ratio are made through adjusting the ASC 450 factors.

Risk characteristics relevant to each portfolio segment are as follows:

Unsecured loans – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. The overall health of the economy, including unemployment rates will have an effect on the credit quality in the segment.

Cash value loans – Loans in this segment are fully secured by cash or cash equivalents.

Residential real estate loans – Loans in this segment include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Commercial real estate loans – Loans in this segment includes all mortgages and other liens on commercial real estate. The underlying cash flows generated by the properties are adversely impacted by a downtown in the economy as evidences by increased vacancy rates, which in turn will have an effect on the credit quality in this segment.

Business assets loans – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory and accounts receivable. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending will have an effect on the credit quality in this segment.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Vehicle loans – Loans in this segment are made to individuals and are secured by motor vehicles. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Other loans – Loans in this segment are generally secured consumer loans, but include all loans that do not belong in one of the other segments. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Income Taxes (Benefits)

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). This guidance sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

In accordance with ASC 740-10 Income Taxes it is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Bank had no uncertain tax positions at June 30, 2011. Further, all years subsequent to 2007 remain subject to evaluation.

NOTE 3. REGULATORY MATTERS AND GOING CONCERN CONSIDERATIONS

Regulatory Actions

In January 2010, the Bank received a consent order (“order”) from the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“The Department”).

The Order is a formal corrective action pursuant to which the Bank has agreed to address specific issues set forth below, through the adoption and implementation of procedures, plan and policies designed to enhance the safety

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and soundness of the Bank. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

(i) Tier I capital at least equal to 8% of total average assets;

(ii) Total risk-based capital at least equal to 10% of total risk-weighted assets.

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

The bank is in substantial compliance with the terms of the Order, specifically other material provisions have been addressed as follows:

i.	Prior to and since the Order, it has been and continues to be the primary focus of the board of directors and bank’s management to get the bank back on sound financial footing. The Board in general and each committee in particular are taking a more active role the affairs of the bank.

ii.	The new Chief Operating Officer, John Turner, has taken on the role and responsibility of enforcement and oversight for compliance with the Order. A quarterly report is submitted on the status of the bank’s compliance. Additionally, he had an immediate positive impact on the bank’s overall financial position with the implementation of a number of new fee based products, including a new merchant services program, and organizational cost controls. These actions will obviously have a positive impact on the bank’s bottom line.

iii.	The committee established for oversight of compliance with the Order is the Compliance Committee, that committee is active and ongoing.

iv.	The Bank is currently below the requisite minimum capital ratios of Tier 1 capital at 8% of total assets and Total risk based capital at 10% of total risked based assets. The Bank continues to actively pursue those institutional investors that have made conditional commitments to us. Additionally, the Bank will continue to solicit on an ongoing basis investment from individuals. As these funds are infused our capital ratios will improved to the required levels. In the interim some progress is being made through our focus on the profitable operation of the bank.

v.	The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthens the bank’s underwriting of loans, especially as relates to the bank’s loan concentrations in church and c-store loans. The Bank believes these improvements will also positively impact the credit quality of our portfolio as new loans are written and existing credits are reevaluated.

vi.	The Bank has eliminated from our books those loans classified as “loss” and 50% of those classified as “doubtful”. This information is reflected the bank’s 2010 financial statements. These charge-offs had a significant impact on our overall allowance for loan losses calculation. The Bank continues to evaluate the sufficiency of our allowance for loan losses based on our historical charge offs and related economic conditions.

vii.	The Bank recognizes that it continues to have a high concentration of church and c-store loans. Accordingly, the Bank prepares, on a quarterly basis, a risk analysis not only on those loans but on the entire loan portfolio of the bank. The report is presented to the board and submitted to the FDIC as part of the Order.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

viii.	The Bank is no longer accepting brokered deposits. The Bank is making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. The Bank is accepting internet deposits.

ix.	It is the Bank’s practice to comply with all regulatory and accounting guidelines as relates to the ALLL’s and its adequacy. However, a formal and comprehensive policy is still in the developmental stages.

x.	The bank’s budget plan is being revised.

xi.	Progress reports are submitted to the Federal Deposit Insurance Corporation and Georgia Department of Banking and Finance on a quarterly basis.

Going Concern Considerations

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. The events and circumstances described herein create a substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include and adjustment to reflect possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the capital necessary to sustain profitable operations, implement a management plan to develop a profitable operation, overcoming and satisfying the requirements of the regulatory order described above and lower the level of problem assets.

The Bank has not achieved the required capital levels mandated by the Order. To date the Bank’s capital preservation activities have included balance sheet restructuring that has included curtailed lending activity, including working to reduce overall concentrations in certain lending areas; working to reduce adversely classified assets; and continuing efforts to raise additional capital. The Company has engaged external advisors and has pursued various capital enhancing transactions and strategies throughout the first six months of 2011. The continuing level of problem loans as of the quarter ended June 30, 2011 and capital levels continuing to be in the “under capitalized” category of the regulatory framework for prompt corrective action as of June 30, 2011 continue to create substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that any capital raising activities or other measures will allow the Bank to meet the capital levels required in the Order. Non-compliance with the capital requirements of the Order and other provisions of the Order may cause the Bank to be subject to further enforcement actions by the FDIC or the Department.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 4. SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2011
U.S. Government sponsored enterprises (GSEs)	$518,717	$2,659	$—	$521,376
State, county and municipals	2,351,884	20,590	(13,914)	2,358,560
Mortgage-backed securities GSE residential	37,002,402	391,630	(55,320)	37,338,712
Trust preferred securities	627,875	—	—	627,875

Total debt securities	40,500,878	414,879	(69,234)	40,846,523
Equity securities	50,000	—	—	50,000

Total securities	$40,550,878	$414,879	$(69,234)	$40,896,523

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2010
U.S. Government sponsored enterprises (GSEs)	$582,112	$1,579	$—	$583,691
State, county and municipals	2,353,058	—	(145,326)	2,207,732
Mortgage-backed securities GSE residential	33,832,986	88,554	(378,370)	33,543,170
Trust preferred securities	627,875	—	—	627,875

Total debt securities	37,396,031	90,133	(523,696)	36,962,468
Equity securities	50,000	—	—	50,000

Total securities	$37,446,031	$90,133	$(523,696)	$37,012,468

The amortized cost and fair value of debt securities as of June 30, 2011 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due from one to five years	$524,875	$524,875
Due from five to ten years	1,367,524	1,356,740
Due after ten years	1,606,077	1,626,196
Mortgage-backed securities	37,002,402	37,338,712

	$40,500,878	$40,846,523

Securities with a carrying value of $16,383,587 and $18,790,667 at June 30, 2011 and December 31, 2010, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at June 30, 2011 and December 31, 2010.

	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2011
State, county and municipals	$540,776	$(13,914)	$—	$—	$(13,914)
Mortgage-backed securities GSE residential	8,277,861	(55,320)	—	—	(55,320)

Total securities	$8,818,637	$(69,234)	$—	$—	$(69,234)

December 31, 2010
State, county and municipals	$2,207,732	$(145,326)	$—	$—	$(145,326)
Mortgage-backed securities GSE residential	24,689,777	(378,370)	—	—	(378,370)

Total securities	$26,897,509	$(523,696)	$—	$—	$(523,696)

State, county and municipal securities. There were unrealized losses on two state and municipal securities resulting from temporary changes in the interest rate market. Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost bases, which may be maturity, the Company does not consider the investment to be other-than-temporarily impaired at June 30, 2011.

GSE residential mortgage-backed securities. The unrealized losses on the Company’s investment in five GSE mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2011.

Other-Than-Temporary Impairment

The Company conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. While all securities are considered, the securities primarily impacted by other-than-temporary impairment considerations have been trust preferred. For each security in the investment portfolio, a regular review is conducted to determine if an other-than-temporary impairment has occurred. Various factors are considered to determine if an other-than-temporary impairment has occurred. However, the most significant factors are default rates or interest deferral rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset.

During the first and third quarters of 2010, the Company recorded an other than temporary impairment charge of $97,500 and $27,625, respectively, on its investment in a trust preferred security. As of December 31, 2009, the

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value of the trust preferred security for which other than temporary impairment was recognized was $650,000. Management determined the value of this security declined significantly due to the declines in its underlying collateral. The security has a new cost basis of approximately $524,875.

NOTE 5. LOANS

For purposes of the disclosures required pursuant to the adoption of amendments to ASC 310, the loan portfolio was disaggregated into segments. A portfolio segment is defined as the level at which the entity develops and documents a systematic method for determining its allowance for loan losses. There are seven loan portfolio segments that include unsecured, cash value, residential real estate, commercial real estate, business assets, vehicles, and other.

Unsecured – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. Unsecured loans are subject to the lending policies and procedures described in Note 2. Total unsecured loans as of June 30, 2011 were 0.3% of the total loan portfolio.

Cash Value – These are loans fully secured by cash or cash equivalents. Cash value loans are subject to the lending policies and procedures described in Note 2. Total cash value loans as of June 30, 2011 were 2.0% of the total loan portfolio.

Residential Real Estate – These loans include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Residential real estate loans are subject to the lending policies and procedures described in Note 2. Total residential real estate loans as of June 30, 2011 were 16.3% of the total loan portfolio.

Commercial Real Estate – The commercial real estate portfolio represents the largest category of the Company’s loan portfolio. These loans include all mortgages and other liens on commercial real estate. Commercial real estate loans are subject to the lending policies and procedures described in Note 2. Total commercial real estate loans as of June 30, 2011 were 79.3% of the total loan portfolio.

Business Assets – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory, and accounts receivable. Business assets loans are subject to the lending policies and procedures described in Note 2. Total business assets loans as of June 30, 2011 were 1.0% of the total loan portfolio.

Vehicles – Loans in this segment are secured by motor vehicles. Vehicle loans are subject to the lending policies and procedures described in Note 2. Total vehicle loans as of June 30, 2011 were 1% of the total loan portfolio.

Other – Loans in this segment are generally secured by consumer loans, but include all loans that do not belong in one of the other segments. Other loans are subject to the lending policies and procedures described in Note 2. Total other loans as of June 30, 2011 were less than 0.1% of the total loan portfolio.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The allowance for loan losses and loans evaluated for impairment for the three and six months ended June 30, 2011, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
For the three months ended June 30, 2011:
Beginning balance	$106,021	$14,262	$1,829,967	$2,810,638	$328,785	$132,161	$5	$70,198	$5,292,037
Charge-offs	(6,043)	—	(1,790)	(181,240)	—	(5,972)	—	—	(195,045)
Recoveries	2,909	—	—	6,683	1,481	1,175	—	—	12,248
Provision	(44,783)	1,385	264,833	(15,635)	(26,400)	(3,444)	(5)	(25,951)	150,000

Ending balance	$58,104	$15,647	$2,093,010	$2,620,446	$303,866	$123,920	$—	$44,247	$5,259,240

Allowance for loan losses:
For the six months ended June 30, 2011:
Beginning balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764
Charge-offs	(20,915)	—	(34,288)	(273,678)	—	(14,028)	—	—	(342,909)
Recoveries	6,895	—	—	12,659	2,656	1,175	—	—	23,385
Provision	9,104	10,437	(131,535)	646,540	(15,634)	(4,986)	(5)	(158,921)	355,000

Ending balance	$58,104	$15,647	$2,093,010	$2,620,446	$303,866	$123,920	$—	$44,247	$5,259,240

Ending balance – individually evaluated impairment	$573	$—	$1,011,572	$1,198,730	$197,089	$71,736	$—	$—	$2,479,700

Loans:
Ending balance(1)	$780,583	$4,704,932	$37,750,152	$183,593,077	$2,314,489	$2,265,230	$105,365	$—	$231,513,828

Ending balance – Loans individually evaluated for impairment	$49,662	$—	$17,325,001	$35,633,745	$852,986	$169,923	$—	$—	$54,031,317

(1)	Loan balances presented are gross of unearned loan fees of $1,087,983.

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2010, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$121,061	$68,835	$2,945,465	$2,821,151	$483,536	$209,172	$41	$—	$6,649,261
Charge-offs	(48,444)	(2,840)	(1,107,937)	(989,904)	—	(16,509)	—	—	(2,165,634)
Recoveries	30,594	—	11,184	195,909	32,450	—	—	—	270,137
Provision	(40,191)	(60,785)	410,121	207,769	(199,142)	(50,904)	(36)	203,168	470,000

Ending balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764

Ending balance – individually evaluated impairment	$4,535	$—	$638,268	$989,599	$255,338	$122,269	$—	$—	$2,010,009

Loans:
Ending balance (1)	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$—	$236,515,975

Ending balance – Loans individually evaluated for impairment	$83,801	$—	$18,707,869	$29,430,587	$1,940,334	$238,945	$—	$—	$50,401,536

(1)	Loan balances presented are gross of unearned loan fees of $970,203.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

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Impaired loans by portfolio segment are as follows:

	As of June 30, 2011
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Unsecured	$49,662	35,749	$13,913	$49,662	$573
Cash value	—	—	—	—	—
Residential real estate	18,190,715	12,904,637	4,420,364	17,325,001	1,011,572
Commercial real estate	37,853,322	22,903,843	12,729,902	35,633,745	1,198,730
Business assets	852,986	437,662	415,324	852,986	197,089
Vehicles	169,923	89,187	80,736	169,923	71,736
Other	—	—	—	—	—

	As of December 31, 2010
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Unsecured	$83,801	76,446	$7,355	$83,801	$4,535
Cash value	—	—	—	—	—
Residential real estate	21,894,780	17,387,990	1,319,879	18,707,869	638,268
Commercial real estate	31,165,379	22,062,076	7,368,511	29,430,587	989,599
Business assets	1,971,023	1,673,333	267,001	1,940,334	255,338
Vehicles	264,991	80,697	158,248	238,945	122,269
Other	—	—	—	—	—

When the Company measures impairment based on the present value of expected cash flows the changes in the present value of these cash flows on impaired loans are recognized as part of bad-debt expense. Interest income from impaired loans for the six months ended June 30, 2011, by portfolio segment, is as follows:

	Three months ended June 30, 2011		Six months ended June 30, 2011		Year ended December 31, 2010
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment
Unsecured	$66,703	$2,077	$72,402	$3,259	$72,556
Cash value	311,426	—	207,617	4,671	45,829
Residential real estate	17,444,654	79,376	17,865,725	125,531	16,564,446
Commercial real estate	34,281,724	51,256	32,664,678	128,122	25,613,162
Business assets	1,502,104	503	1,648,181	32,181	1,025,838
Vehicles	135,774	337	170,164	444	187,439
Other	—	—	—	—	—

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

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(Unaudited)

A primary credit quality indicator for financial institutions is delinquent balances. Following are the delinquent amounts, by portfolio segment, as of June 30, 2011:

	Current	30-89 Days	Greater Than 90 Days Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables
Unsecured	$697,510	$22,240	$7,083	$29,323	$53,750	$780,583
Cash value	4,667,713	37,219	—	37,219	—	4,704,932
Residential real estate	23,116,561	4,153,328	25,000	4,178,328	10,455,263	37,750,152
Commercial real estate	152,099,430	15,575,708	270,629	15,846,337	15,647,310	183,593,077
Business assets	1,511,967	14,195	—	14,195	788,327	2,314,489
Vehicles	1,736,929	264,893	—	264,893	263,408	2,265,230
Other	105,365	—	—	—	—	105,365

	$183,935,475	$20,067,583	$302,712	$20,370,295	$27,208,058	$231,513,828

Following are the delinquent amounts, by portfolio segment, as of December 31, 2010:

	Current	30-89 Days	Greater Than 90 Days Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables
Unsecured	$748,934	$86,414	$—	$86,414	$47,447	$882,795
Cash value	4,790,927	33,831	—	33,831	—	4,824,758
Residential real estate	25,093,331	3,101,601	610,925	3,712,526	9,641,790	38,447,647
Commercial real estate	159,067,792	8,305,542	—	8,305,542	18,908,589	186,281,923
Business assets	2,181,829	571,309	—	571,309	633,158	3,386,296
Vehicles	2,174,963	86,212	8,970	95,182	315,852	2,585,997
Other	106,559	—	—	—	—	106,559

	$194,164,335	$12,184,909	$619,895	$12,804,804	$29,546,836	$236,515,975

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. When a loan becomes 90 days past due, it is evaluated to determine if the loan is well-secured and in the process of collection of past due amounts. Loans disclosed as included on nonaccrual status are generally past due over 90 days. However, as of June 30, 2011 two residential real estate loans totaling $994,949 were past due less than 90 days and carried as nonaccrual at management’s discretion based on the afore mentioned qualifications. As of June 30, 2011 loans past due over 90 and still accruing have been examined by management to ensure they are well-secured and in the process of collection of past due amounts.

The Company uses an eight-grade internal loan rating system for its loan portfolio as follows:

Grade 1 - Prime (Excellent) – Loans to borrowers with unquestionable financial strength and a solid earning history. This category includes national, international, regional, local entities, and individuals with commensurate capitalization, profitability, income, or ready access to capital markets as well as loans collateralized by cash equivalents. These loans are considered substantially risk free.

Grade 2 - Good (Superior) – Loans which exhibit a strong earnings record, and liquidity and leverage ratios that compare favorably with the industry. There are excellent prospects for continued growth. This category also includes those loans secured within margins with marketable collateral. Limited risk. The elements for risk for these borrowers are slightly greater than those associated with risk grade Prime.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Grade 3 - Acceptable (Average) – Loans to borrowers with a satisfactory financial condition, liquidity, and earnings history which indications that the trend will continue. Working capital is considered adequate and income is sufficient to repay debt as scheduled. Handles normal credit needs in a satisfactory manner.

Grade 4 - Fair (Watch) – Loans to borrowers which may show at least one of the following: start-up operation or venture capital, financial condition, adverse events which have not yet become trends such as sporadic profitability, occasional overdrafts, instances of slow pay, documentation deficiencies. Borrower may also exhibit substantial grantor support. Debt is being handled as agreed, and the primary source of repayment remains available. Circumstances may warrant more than normal monitoring, but are not serious enough to warrant criticism of classification.

Grade 5 - Special Mention – Loans with potential weaknesses which may, if not checked and corrected, would weaken the assets or inadequately protect the Bank’s credit position at some future date. These loans may require resolution of specific pending events before the associated risk can be adequately evaluated. These are criticized loans.

Grade 6 - Substandard – Loans, which are inadequately protected by the net worth and cash flow capacity of the borrower or the collateral pledged. The credit risk in this situation relates to the possibility of some loss of principal or interest if the deficiencies are not corrected. These loans are considered classified.

Grade 7 - Doubtful – Loans, which are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable on the basis of existing facts, values and conditions. The possibility of loss is high, but because of certain important and reasonable specific pending factors, which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified, as value is impaired. A full or partial reserve is warranted.

Grade 8 - Loss – Loans, which are considered uncollectible and continuance as an unacceptable asset are not warranted. These loans are considered classified and are either charged off or fully reserved against.

The following table presents the Company’s loans by risk rating, before unearned loan fees, at June 30, 2011:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$—	$41,048	$—	$—	$—	$—	$—	$41,048
Grade 2 (Superior)	18,607	470	—	363,755	—	25,554	—	408,386
Grade 3 (Acceptable-Average)	483,204	4,394,669	12,099,979	128,588,195	732,532	1,544,937	—	147,843,516
Grade 4 - Fair (Watch)	34,370	79,514	2,003,230	9,084,706	616,392	277,873	105,365	12,201,450
Grade 5 (Special Mention)	24,227	189,231	2,906,057	6,288,504	—	28,793	—	9,436,812
Grade 6 (Substandard)	220,175	—	19,475,595	38,345,113	919,874	386,732	—	59,347,489
Grade 7 (Doubtful)	—	—	1,255,526	759,713	45,691	1,215	—	2,062,145
Grade 8 (Loss)	—	—	9,765	163,091	—	126	—	172,982

	$780,583	$4,704,932	$37,750,152	$183,593,077	$2,314,489	$2,265,230	$105,365	$231,513,828

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table presents the Company’s loans by risk rating at December 31, 2010:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$—	$44,674	$—	$—	$—	$—	$—	$44,674
Grade 2 (Superior)	22,945	70,500	—	371,277	—	42,733	—	507,455
Grade 3 (Acceptable-Average)	538,193	4,006,005	14,756,707	134,777,727	844,321	1,770,983	—	156,693,936
Grade 4 - Fair (Watch)	34,410	703,579	2,717,276	9,840,462	1,707,272	355,056	106,559	15,464,614
Grade 5 (Special Mention)	68,892	—	2,741,872	4,143,158	—	30,812	—	6,984,734
Grade 6 (Substandard)	218,355	—	17,787,787	36,936,982	834,703	381,283	—	56,159,110
Grade 7 (Doubtful)	—	—	444,005	—	—	5,130	—	449,135
Grade 8 (Loss)	—	—	—	212,317	—	—	—	212,317

	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$236,515,975

Each loan is assigned a risk rating at origination, and grades are continuously assessed as part of the bank’s loan grading system based on loan review results as well as internal evaluations. Grades are changed as necessary based on the most recent information and indications available for each loan.

NOTE 6. EARNINGS PER COMMON SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share for the three and six months ended June 30, 2011 and 2010.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss) available to common shareholders	$158,585	$(555,361)	$193,887	$(434,618)

Weighted average common shares outstanding	9,711,258	9,717,300	9,806,899	9,701,656
Net effect of the assumed exercise of stock options based on the treasury stock method using the average market price for the period	111,481	111,660	111,481	111,660

Average number of common shares outstanding used to calculate diluted earnings per common share	9,822,739	9,828,960	9,918,380	9,813,316

Weighted average common shares outstanding are used in the diluted earnings per share calculation for June 30, 2010, as there was a net loss, and inclusion of common stock equivalents would have been anti-dilutive.

Weighted average shares outstanding for the three and six months ended June 30, 2010 have been adjusted for a four for one stock split in the form of a 100% stock dividend declared and paid on June 22, 2010.

NOTE 7. STOCK BASED COMPENSATION

The Company has a stock option plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 2,553,600 shares of the Company’s stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set at the Board’s sole and absolute discretion. The option period for all grants will not exceed ten years from the date of grant.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

At December 31, 2010, all outstanding options were fully vested and there were no options granted during the three and six month periods ended June 30, 2011 and 2010. Therefore, there was no compensation cost related to share-based payments for the three and six months ended June 30, 2011 and 2010.

The following table represents stock option activity for the three and six months ended June 30, 2011:

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life
Options outstanding beginning of period	178,656	$0.94	178,656	$0.94
Options exercised	—	—	—	—
Options forfeited	—	—	—	—

Options outstanding end of period	178,656	0.94	178,656	0.94	1.5 Years

Outstanding exercisable end of period	178,656	0.94	178,656	0.94	1.5 Years

The option price for all options outstanding and exercisable at June 30, 2011 was $0.94.

Shares available for future stock options grants to employees and directors under existing plans were 633,600 at June 30, 2011. At June 30, 2011, the aggregate intrinsic value of options outstanding and exercisable was $279,150.

NOTE 8. CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

NOTE 9. FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traced in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. Fair value of fixed rate loans is estimated using discounted contractual cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation using market interest rates currently being offered for certificates of similar maturities.

Federal Home Loan Bank (“FHLB”) advances and other borrowings: Fair values of fixed rate FHLB advances and other borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying values of variable rate FHLB advances and other borrowings approximate fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Off-balance Sheet Credit-Related Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Assets Measured at Fair Value on a Recurring Basis:

Assets measured at fair value on a recurring basis are summarized below:

	June 30, 2011
	Level 1	Level 2	Level 3	Total
Investment securities available for sale	$—	$40,896,523	$—	$40,896,523

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Investment securities available for sale	$—	$37,012,468	$—	$37,012,468

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Assets Measured at Fair Value on a Nonrecurring Basis:

Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded:

	June 30, 2011
	Level 1	Level 2	Level 3	Total Gains (Losses)
Impaired loans	$—	$—	$19,685,134	$(3,588,916)
Foreclosed real estate	—	—	—	—

Total	$—	$—	$19,685,134	$(3,588,916)

	December 31, 2010
	Level 1	Level 2	Level 3	Total Gains (Losses)
Impaired loans	$—	$—	$19,201,393	$(6,424,524)
Foreclosed real estate	—	—	1,175,349	(271,788)

Total	$—	$—	$20,376,742	$(6,696,312)

At June 30, 2011, in accordance with the provisions of the loan impairment guidance, individual loans with a carrying value of $23,274,050 were written down to fair value of $19,685,134, resulting in charge-offs and specific reserves $3,588,916. Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may include real estate, or business assets including equipment, inventory and accounts receivable. Write downs of impaired loans are estimated using the present value of the expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	June 30, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and short term investments	$12,041,100	$12,041,100	$6,530,362	$6,530,362
Securities	41,806,823	41,806,823	38,037,768	38,037,768
Loans, net	225,166,605	227,831,633	230,322,008	233,696,460
Accrued interest receivable	1,053,302	1,053,302	1,124,611	1,124,611

Financial liabilities:
Deposits	281,808,258	279,833,832	275,282,295	277,390,698
Note payable	275,250	275,250	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,520,763	5,500,000	5,521,875
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	907,750	907,750	999,367	999,367

NOTE 10. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2011, the FASB issued Accounting Standards Update No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU No. 2011-01”). ASU 2011-01 temporarily delays the effective date of troubled debt restructuring disclosures required by ASU 2010-20 for public companies. The disclosures regarding troubled debt restructurings will be effective for interim and annual periods ending after June 15, 2011. ASU No. 2011-01 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

In April 2011, the FASB issued Accounting Standards Update No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring (“ASU No. 2011-02”). ASU 2011-02 provides additional clarification for creditors in evaluating whether or not a debt restructuring involves a concession and whether a debtor is experiencing financial difficulties, both of which are the basis for determining whether a restructuring constitutes a troubled debt restructuring. The amendments will be effective for the first interim or annual period beginning on or after June 15, 2011. ASU 2011-02 also requires disclosure of those items deferred in ASU 2011-01 for interim and annual periods beginning on or after June 15, 2011. ASU No. 2011-02 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

In April 2011, the FASB also issued Accounting Standards Update No. 2011-03, Transfers and Servicing; Reconsideration of Effective Control for Repurchase Agreements (“ASU No. 2011-03”). ASU 2011-03 removes from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and the collateral maintenance implementation guidance related to that criterion. ASU 2011-03 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU No 2011-04”). ASU 2011-04 provides common principles and requirements for disclosing information about fair value measurements

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

in accordance with U.S. GAAP and IFRSs. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011 and is expected to impact the Company’s disclosures but not its financial position or results of operations.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income (“ASU No 2011-04”). ASU 2011-05 provides entities with the option of presenting comprehensive income in a single, continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option of presenting comprehensive income as part of the statement of changes in stockholders’ equity. ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

NOTE 11. SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $2.50 per share. The offering was terminated on May 8, 2011.

NOTE 12. FEDERAL HOME LOAN BANK ADVANCES

During the first quarter of 2011, the Company had outstanding Federal Home Loan Bank (FHLB) advances of $5,500,000. These advances are variable rate and mature on various dates between April 1, 2011 and August 3, 2011.

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB had been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB. On March 23, 2011, the Company was notified that its credit availability had been reinstated, for a maximum of 4% of the total assets of the Bank.

NOTE 13. STOCK SPLIT

On June 22, 2010, the Company’s shareholders approved a 4 for 1 stock split and a change in the par value of its common stock from $1.50 to $1.00. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first period presented.

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

Expenses of the sale of the Registrant’s common stock, $1.00 par value, are as follows:

Registration Fee	$1,451.00
Legal Fees and Expenses (Estimate)	$30,000.00
Accounting Fees and Expenses (Estimate)	$20,000.00
Travel Expenses	$35,000.00
Printing and Engraving Expenses (Estimate)	$20,000.00
Miscellaneous (Estimate)	$20,000.00

TOTAL	$126,451.00

Item 14.	Indemnification of Directors and Officers.

Consistent with the pertinent provisions of the laws of Georgia, the Registrant’s articles of incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made: (a) by the board of directors of the Registrant; (b) in certain circumstances, by independent legal counsel in a written opinion; or (c) by the affirmative vote of a majority of the shares entitled to vote.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statements Schedules

(a)	The following documents are filed a part of this report:

2.1	Plan of Reorganization and Agreement of Merger, dated April 14, 1998, by and between Capitol City Bancshares, Inc., Capitol City Bank and Trust, and Capitol City Interim, Inc., which Agreement is included as Appendix “A” to the Proxy Statement included in this Registration Statement filed by Registrant on Form S-4 on September 30, 1998, Registration No. 333-64789 (incorporated by reference as Exhibit 2.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1	Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1(A)	Amendment to the Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1(A) to the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005).

3.1(B)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 9, 2007 (incorporation by referenced as Exhibit 3.1(B) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(C)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 12, 2007 (incorporation by referenced as Exhibit 3.1(C) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(D)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 15, 2007 (incorporation by referenced as Exhibit 3.1(D) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(E)	Articles of Amendment to the Articles of Incorporation of the Registrant filed October 14, 2009 (incorporated by reference as Exhibit 3.1(E) to the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 2009).

3.1(F)	Articles of Amendment to the Articles of Incorporation of the Registrant filed July 13, 2010 (incorporated by reference as Exhibit 3.9 to the Registrant’s Current Report on Form 8-K filed on July 16, 2010).

3.2	Bylaws of Registrant (incorporated by reference as Exhibit 3.2 to the Registrant’s 10-KSB filed on March 31, 1999).

5.1	Opinion of Martin Snow, LLP

10.1	Capitol City Bancshares, Inc. Stock Option Plan, executed July 13, 1999 (filed as Exhibit 10.1 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.2	Stock Option Agreement under the Capitol City Bancshares, Inc. Stock Option Plan between Capitol City Bancshares, Inc. and George Andrews, executed July 13, 1999 (filed as Exhibit 10.2 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.3	Stock Option Agreement under the Capitol City Bancshares, Inc. Stock Option Plan between Capitol City Bancshares, Inc. and J. Al Cochran, executed July 13, 1999 that is a sample of the option agreements issued to all directors (filed as Exhibit 10.3 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

21.1	Schedule of Subsidiaries

23.1	Consent of Nichols Cauley & Associates, LLC.

23.2	Consent of Martin Snow, LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney of directors *

101	The following materials from Capitol City Bancshares Inc.’s Registration Statement on Form S-1 formatted in eXtensible Business Reporting Language (XBRL): (i) Unaudited, Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Six Months Ended June 30, 2011 and 2010, (ii) Unaudited, Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010, (iii) Unaudited, Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2011 and 2010, (iv) Notes to Unaudited, Consolidated Financial Statements; (v) Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2010 and 2009, (vi) Consolidated Balance Sheets as of December 31, 2010 and 2009, (vii) Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2009, (viii) Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2010, 2009 and 2008 and (ix) Notes to Consolidated Financial Statements. **

*	Previously filed

**	Pursuant to Rule 406T of Regulation S-T, the interactive data files included in Exhibit 101 are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes as follows:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(b)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia on November 14 2011.

Capitol City Bancshares, Inc.

By:	/s/ George G. Andrews
George G. Andrews, President and CEO

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 14, 2011.

Signatures	Title

/S/ GEORGE G. ANDREWS George G. Andrews	Director; President and Chief Executive Officer

/S/ PRATAPE SINGH* Pratape Singh	Director

/S/ CHARLES W. HARRISON* Charles W. Harrison	Director

/S/ SHELBY R. WILKES* Shelby R. Wilkes	Director

/S/ TARLEE W. BROWN* Tarlee W. Brown	Director

/S/ ROY W. SWEAT* Roy W. Sweat	Director

/S/ WILLIAM THOMAS* William Thomas	Director; Chairman

/S/ CORDY T. VIVIAN* Cordy T. Vivian	Director

/S/ TATINA BROOKS* Tatina Brooks	Vice President; Principal Financial Accounting Officer

*By:	/S/ GEORGE G. ANDREWS Attorney-in-fact

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